UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEST BUY CO., INC. 7601 Penn Avenue South Richfield, Minnesota 55423

NOTICE OF 2009 REGULAR MEETING OF SHAREHOLDERS

Time:	9:30 a.m., Central Time, on Wednesday, June 24, 2009
Place:	Best Buy Corporate Campus — Theater 7601 Penn Avenue South Richfield, Minnesota 55423
Items of Business:	1.	To elect seven Class 2 directors to serve on our Board of Directors for a term of two years and to ratify the appointment of one Class 1 director.
	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2010.
	3.	To approve amendments to our 2004 Omnibus Stock and Incentive Plan, as amended.
	4.	To approve an amendment to Article IX of our Amended and Restated Articles of Incorporation ("Articles") to change the approval required for certain business combinations.
	5.	To approve an amendment to Article IX of our Articles to decrease the shareholder approval required to amend Article IX.
	6.	To approve an amendment to Article IX of our Articles to decrease the shareholder approval required to remove directors without cause.
	7.	To approve an amendment to Article IX of our Articles to decrease the shareholder approval required to amend the classified board provisions in our Amended and Restated By-Laws.
	8.	To approve an amendment to Article X of our Articles to decrease the shareholder approval required for certain repurchases of stock from substantial shareholders and make other related changes.
	9.	To approve an amendment to Article X of our Articles to decrease the shareholder approval required to amend Article X.
	10.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you were a shareholder of record of Best Buy Co., Inc. as of the close of business on Monday, April 27, 2009.
Proxy Voting:	Your vote is important. You may vote via proxy:
		1.	By visiting www.proxyvote.com on the Internet;
		2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
		3.	By signing and returning the enclosed proxy card.

Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

By Order of the Board of Directors

Minneapolis, Minnesota	Elliot S. Kaplan
May 12, 2009	Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE REGULAR MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 24, 2009:
This Notice of 2009 Regular Meeting of Shareholders and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended February 28, 2009, are available at www.proxyvote.com.

Help us make a difference by eliminating paper proxy mailings to your home or business. As permitted by rules adopted by the U.S. Securities and Exchange Commission, we are pleased to make our proxy materials available electronically via the Internet. If you received by mail a Notice of Internet Availability, you will not receive a printed copy of the proxy materials. You may, however, opt to receive a printed copy of our proxy materials by following the instructions for requesting our proxy materials included in such Notice.

GENERAL INFORMATION	5
Background	5
Voting Procedure	5
Proxy Solicitation	7
Additional Information	8
CORPORATE GOVERNANCE AT BEST BUY	8
Board Meetings and Attendance	8
Committees of the Board	8
Director Nomination Process	10
Director Independence	11
Board Composition	12
Executive Sessions of Non-Management, Independent Directors	12
Communications With the Board	12
Director Orientation and Continuing Education	13
Director Compensation	13
ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS	17
General Information	17
Board Structure	17
Voting Information	17
Board Voting Recommendation	17
Nominees and Directors	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25
EXECUTIVE COMPENSATION	26
Compensation Discussion and Analysis	26
Compensation Philosophy, Objectives and Process	26
Compensation for Named Executive Officers	31
Other Compensation Matters	39
Compensation and Human Resources Committee Report on Executive Compensation	42
Compensation Committee Interlocks and Insider Participation	42
Compensation of Executive Officers	43
Summary Compensation Table	43
Grants of Plan-Based Awards	45
Outstanding Equity Awards at Fiscal Year-End	46
Options Exercised and Stock Vested	47
Non-Qualified Deferred Compensation	48
Potential Payments Upon Termination or Change-in-Control	49
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	51
AUDIT COMMITTEE REPORT	55
Committee Meetings and Recommendation	55
Pre-Approval Policy	55
Auditor Independence	56

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58
Principal Accountant Fees and Services	58
Board Voting Recommendation	58
ITEM OF BUSINESS NO. 3 — APPROVAL OF AMENDMENTS TO THE BEST BUY CO., INC. 2004 OMNIBUS STOCK AND INCENTIVE PLAN, AS AMENDED	59
Information About the Plan	59
Board Voting Recommendation	67
ITEM OF BUSINESS NOS. 4 TO 9 — APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION	69
Information About the Four Amendments to Article IX	69
Board Voting Recommendation	71
Information About the Two Amendments to Article X	71
Board Voting Recommendation	72
OTHER BUSINESS	72
PROPOSALS FOR THE NEXT REGULAR MEETING	72
APPENDIX
Best Buy Co., Inc. Audit Committee Charter	A-1
Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended	B-1
Best Buy Co., Inc. Amended and Restated Articles of Incorporation	C-1

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

PROXY STATEMENT

REGULAR MEETING OF SHAREHOLDERS — JUNE 24, 2009

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Best Buy Co., Inc. ("Best Buy," "we," "us," or "our") to be voted at our 2009 Regular Meeting of Shareholders (the "Meeting") to be held on Wednesday, June 24, 2009, at 9:30 a.m., Central Time, at the Best Buy Corporate Campus — Theater, 7601 Penn Avenue South, Richfield, Minnesota, or at any postponement or adjournment of the Meeting. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about May 12, 2009.

Background

What is the purpose of the Meeting?

At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2009 Regular Meeting of Shareholders (the "Meeting Notice"), included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from shareholders.

Why did I receive a Notice of Internet Availability or why did I receive this proxy statement and a proxy card?

You received a Notice of Internet Availability or this proxy statement and a proxy card because you owned shares of Best Buy common stock as of April 27, 2009, the record date for the Meeting, and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

Who may vote?

In order to vote at the Meeting, you must be a shareholder of record of Best Buy as of April 27, 2009, which is the record date for the Meeting. If your shares are held in "street name" (that is, through a bank, broker or other nominee), you will receive instructions from the shareholder of record that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established April 27, 2009, as the record date for the Meeting.

How many shares of Best Buy common stock are outstanding?

As of the record date, there were 416,280,233 shares of Best Buy common stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedure

On what items of business am I voting?

You are being asked to vote on the following items of business:

  •
  The election of seven Class 2 directors for a term of two years and the ratification of the appointment of one Class 1 director;

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  The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2010;

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  The approval of amendments to our 2004 Omnibus Stock and Incentive Plan, as amended (the "Omnibus Plan");

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  The approval of amendments to our Amended and Restated Articles of Incorporation; and

  •
  Such other business as may properly come before the Meeting.

How do I vote?

If you are a shareholder of record (that is, if your shares are owned in your name and not in "street name"), you may vote:

  •
  Via the Internet at www.proxyvote.com;

  •
  By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;

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  By signing and returning the enclosed proxy card; or

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  By attending the Meeting and voting in person.

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m., Eastern Time, on Tuesday, June 23, 2009. After that time, Internet and telephone voting will not be permitted, and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

In accordance with the rules of the U.S. Securities and Exchange Commission ("SEC"), we are sending all shareholders who have not affirmatively opted to receive paper materials, all of their proxy materials via the Internet. However, you may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Notice of Internet Availability.

"Street name" shareholders who wish to vote at the Meeting will need to obtain a proxy form from the institution that holds their shares of record.

How are my voting instructions carried out?

When you vote via proxy, you appoint Richard M. Schulze and Elliot S. Kaplan (the "Proxy Agents") as your representatives at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board's recommendations. With proxy voting, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

If an item comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, the Proxy Agents will vote the shares subject to your proxy at their discretion.

How many votes do I have?

You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock that are entitled to vote are present at the Meeting. Your shares will be counted as present at the Meeting if you:

  •
  Vote via the Internet or by telephone;

  •
  Properly submit a proxy card (even if you do not provide voting instructions); or

  •
  Attend the Meeting and vote in person.

How many votes are required to approve an item of business?

Pursuant to our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws, each item of business to be voted on by the shareholders requires the affirmative vote of the holders of a majority of the shares of Best Buy common stock present at a meeting and entitled to vote.

The election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm are considered "routine" matters under New York Stock Exchange ("NYSE") rules. The NYSE rules allow brokerage firms to vote their clients' shares on routine matters if the clients do not provide voting instructions at least 10 days prior to the shareholder meeting. The approval of amendments to our 2004 Omnibus Stock and Incentive Plan and Amended and Restated Articles of Incorporation are considered "non-routine" matters under NYSE rules. The NYSE rules do not allow brokerage firms to vote their clients' shares on non-routine matters in the absence of affirmative voting instructions.

If your brokerage firm votes your shares on routine matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a "broker non-vote"), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum and will have the same effect as votes against a proposal.

What if I change my mind after I vote via proxy?

You may revoke your proxy at any time before your shares are voted by:

  •
  Submitting a later-dated proxy prior to the Meeting (by mail, Internet or telephone);

  •
  Voting in person at the Meeting; or

  •
  Providing written notice to Best Buy's Secretary at our principal office.

Where can I find the voting results of the Meeting?

We will announce the preliminary voting results at the Meeting. We will publish the final voting results in our Quarterly Report on Form 10-Q for our second fiscal quarter ending August 29, 2009. Our Quarterly Report on Form 10-Q is required to be filed with the SEC within 40 days of the end of our fiscal quarter.

Proxy Solicitation

How are proxies solicited?

We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward the Notice of Internet Availability and, as applicable, the proxy materials, themselves, to the beneficial owners of our common stock. We expect to solicit proxies primarily by Internet and mail, but directors, officers, other employees and agents of Best Buy may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Directors and employees of Best Buy do not receive additional compensation for soliciting shareholder proxies.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?

If you opt to continue to receive paper copies of our proxy materials, you may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as "householding," is designed to reduce our printing and postage costs. To make the election, please indicate on your proxy card under "Householding Election" your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent by notifying our Investor Relations Department at 7601 Penn Avenue South, Richfield, MN 55423, or by telephone at (612) 291-6147. We will start sending you individual copies of proxy materials and other investor communications within 30 days of your revocation.

Can I receive the proxy materials electronically?

Yes. Shareholders who have not affirmatively opted to receive paper proxy materials through the mail will receive a Notice of Internet Availability and may access our proxy materials electronically via the Internet. Electronic delivery saves us the costs of printing and mailing these materials. We encourage our shareholders to access our proxy materials via the Internet because it reduces our expenses for, and reduces the environmental impact of, our shareholder meetings. In 2008, electronic delivery saved approximately 50 tons of paper that would otherwise have been consumed in the production of proxy materials. You may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions we will provide in advance of the distribution of our 2009 proxy materials.

An electronic version of this proxy statement is posted on our Web site at www.BestBuy.com — select the "For Our Investors" link and then either the "SEC Filings" link or the "Corporate Governance" link.

Additional Information

Where can I find additional information about Best Buy?

Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about Best Buy. You can also find additional information about Best Buy on our Web site at www.BestBuy.com.

CORPORATE GOVERNANCE AT BEST BUY

Our Board is elected by the shareholders to oversee our business and affairs. In addition, the Board advises management regarding a broad range of subjects including Best Buy strategies and operating plans. Members of the Board monitor and evaluate our business performance through regular communication with our Chief Executive Officer ("CEO") and other members of management, and by attending Board meetings and Board committee meetings.

The Board values effective corporate governance and adherence to high ethical standards. As such, the Board has adopted Corporate Governance Principles for our directors and our Code of Business Ethics, both of which are posted on our Web site at www.BestBuy.com — select the "For Our Investors" link and then the "Corporate Governance" link. Paper copies of these documents are available to shareholders free of charge upon request.

Board Meetings and Attendance

The Board held four regular meetings and two special meetings during the fiscal year ended February 28, 2009. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he or she served. In fiscal 2009, the average attendance by our incumbent directors at Board and Board committee meetings exceeded 95%. Our Board does not have a formal policy relating to director attendance at our regular meetings of shareholders; however, our directors generally attend the shareholders' meeting each year. Each of the then-serving directors attended the 2008 Regular Meeting of Shareholders.

Committees of the Board

The Board has the following four committees:

  •
  Audit Committee;

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  Compensation and Human Resources Committee;

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  Nominating, Corporate Governance and Public Policy Committee; and

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  Finance and Investment Policy Committee.

The charters for each of the Board committees are posted on our Web site at www.BestBuy.com — select the "For Our Investors" link and then the "Corporate Governance" link. The charters include information regarding the committees' composition, purpose and responsibilities. Paper copies of these documents are available to shareholders free of charge upon request.

The Board has determined that all members of the Audit Committee, Compensation and Human Resources Committee, and Nominating, Corporate Governance and Public Policy Committee are independent directors as defined under the SEC and NYSE corporate governance rules, as applicable.

The Board committees have responsibilities as follows:

Audit Committee.    This committee discharges the Board's oversight responsibility to Best Buy's shareholders and the investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) the qualifications and independence of our independent registered public accounting firm; (iv) the performance of our internal audit function and our independent registered public accounting firm; and (v) our compliance with ethics programs, including our Code of Business Ethics, and legal and regulatory requirements.

In carrying out these duties, this committee maintains free and open communication between the Board, our independent registered public accounting firm, our internal auditors and management. This committee meets with management, our internal audit staff and our independent registered public accounting firm at least quarterly. In addition, this committee conducts quarterly conference calls with management and our independent registered public accounting firm prior to our earnings releases to discuss the results of our independent registered public accounting firm's quarterly reviews and fiscal year-end audit.

Compensation and Human Resources Committee.    This committee discharges the Board's responsibilities related to executive officer and director compensation, including the establishment of our executive and director compensation philosophies, and evaluation of our CEO. This committee also oversees the development and evaluation of, and approves, equity-based and other incentive compensation and other employee benefit plans of a compensatory nature, and oversees our human capital policies and programs.

Nominating, Corporate Governance and Public Policy Committee.    This committee discharges the Board's responsibilities related to general corporate governance, including Board organization, membership, training and evaluation. It also reviews and recommends to the Board corporate governance principles, presents qualified individuals for election to the Board, and oversees the evaluation of the performance of the Board and its committees. Finally, this committee oversees matters of public policy and social responsibility that affect us domestically and internationally. For additional information regarding our director nomination process, see Director Nomination Process on page 10.

Finance and Investment Policy Committee.    This committee advises the Board regarding our financial policies and financial condition to help enable us to achieve our long-range goals. It evaluates and monitors the: (i) protection and safety of our cash and investments; (ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; (iii) maintenance of adequate liquidity to support our activities; (iv) assessment of the cost and availability of capital; and (v) alignment of our strategic goals and financial resources.

The following table shows the date each committee was established, the number of meetings held in fiscal 2009 and the names of the directors serving on each committee as of April 23, 2009:

Committee	Date Established	Number of Meetings During Fiscal 2009	Members

Audit	June 1, 1984	11	Hatim A. Tyabji* George L. Mikan III Matthew H. Paull Gérard Vittecoq

Compensation and Human Resources	February 13, 1997	10	Frank D. Trestman* Kathy J. Higgins Victor Ronald James Hatim A. Tyabji

Nominating, Corporate Governance and Public Policy	February 13, 1997	5	Kathy J. Higgins Victor* Ronald James Sanjay Khosla Rogelio M. Rebolledo

Finance and Investment Policy	September 13, 2006	7	Elliot S. Kaplan* Allen U. Lenzmeier Matthew H. Paull Frank D. Trestman

*
Chairman

Director Nomination Process

The Nominating, Corporate Governance and Public Policy Committee ("Nominating Committee") is responsible for screening and recommending to the full Board director candidates for nomination. The Nominating Committee will often engage a third-party search firm to assist in identifying appropriate candidates to consider as additions to our Board. When there is an opening on the Board, the Nominating Committee will also consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below.

When the Board elects to fill a vacancy on the Board, the Nominating Committee will announce the open position and post any additional search criteria on our Web site at www.BestBuy.com — select the "For Our Investors" link and then the "Corporate Governance" link. Candidates recommended by shareholders, if qualified, will be considered in the same manner as any other candidate.

The Nominating Committee will then evaluate the resumes of any qualified candidates recommended by a search firm or shareholders, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

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  High professional and personal ethics and values;

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  A strong record of significant leadership and meaningful accomplishments in his or her field;

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  Broad policy-making experience;

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  The ability to think strategically;

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  Sufficient time to carry out the duties of Board membership; and

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  A commitment to enhancing shareholder value and representing the interests of all shareholders.

All candidates are evaluated based on these qualification standards and the current needs of the Board.

Shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our Web site. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be submitted as follows:

  Chairman, Nominating, Corporate Governance
      and Public Policy Committee
  c/o Mr. Joseph M. Joyce
  Senior Vice President, General Counsel and
      Assistant Secretary
  Best Buy Co., Inc.
  7601 Penn Avenue South
  Richfield, Minnesota, 55423

Director Independence

Pursuant to its Corporate Governance Principles, the Board has established independence standards consistent with the requirements of the SEC and NYSE corporate governance rules, as applicable. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with Best Buy (directly, or as a partner, shareholder or officer of an organization that has a relationship with Best Buy). In addition, NYSE rules provide that no director or director nominee may be deemed independent if the director or director nominee

— has in the past three years:

  •
  Received (or whose immediate family member has received as a result of service as an executive officer) more than $120,000 during any 12-month period in direct compensation from Best Buy, other than director and committee fees and certain pension payments and other deferred compensation;

  •
  Been an employee of Best Buy;

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  Had an immediate family member who was an executive officer of Best Buy;

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  Worked on (or whose immediate family member has worked on) our audit as a partner or an employee of our internal auditors or independent registered public accounting firm; or

  •
  Been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee at that time included a present executive officer of Best Buy; or

— is:

  •
  A partner of our internal auditor or independent registered public accounting firm, or an employee of our internal auditor or independent registered public accounting firm personally working on our audit (or whose immediate family member is a partner of such firm or is employed by such firm to personally work on our audit); or

  •
  An employee (or has an immediate family member who is an executive officer) of another company that makes payments to Best Buy, or receives payments from Best Buy, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director (including former director Mary A. Tolan), with the exception of Messrs. Anderson, Kaplan, Lenzmeier and Schulze, is independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with our directors. The Board also reviewed the relationships between Best Buy and companies with which our directors are affiliated and determined that the relationships with affiliates of current directors Messrs. Mikan, Trestman and Tyabji are not material and do not impair the directors' independence. For additional information regarding these relationships, see Certain Relationships and Related-Party Transactions on page 51.

Mr. Mikan, a director since April 2008, is executive vice president and chief financial officer of UnitedHealth Group Incorporated ("UnitedHealth"). Since 2003, we have had a health benefit services agreement with UnitedHealth. The amounts we have paid to UnitedHealth, most of which are for employee medical and pharmaceutical costs administered on our behalf by UnitedHealth, were an insignificant portion of the annual consolidated revenue of each of the companies for each of the past three fiscal years. In addition, Mr. Mikan did not participate in negotiating or executing our agreement with UnitedHealth.

Mr. Trestman has been a director since 1984. We lease retail space in a real estate development in which Mr. Trestman and his son-in-law have an interest. Their interest in the development was not deemed material to Mr. Trestman's independence because the amount of our annual lease payment is less than $1 million and the retail square-footage leased constitutes less than 15% of the total leasable square-footage in the development. In addition, Mr. Trestman did not participate in negotiating or executing our lease agreement.

Mr. Tyabji, a director since 1998, has served as chairman of the board of directors of Jasper Wireless, Inc. ("Jasper") since November 2008. We purchase wireless data connectivity services from Jasper for our private label mobile navigation devices. We paid $2 million to Jasper in fiscal 2009, which represented approximately 10% of its recognized revenue for the year. Mr. Tyabji is not an employee of Jasper, nor did he participate in negotiating or executing our agreement with Jasper.

Board Composition

The Board is committed to highly effective corporate governance that reflects the interests of our shareholders, customers and employees. To ensure a diversity of perspectives, the Board seeks a balance of internal experience and external independent expertise. This combination of perspectives also helps to ensure that we sustain our corporate culture, which is a cornerstone of our legacy and a key competitive advantage. In addition, the Board has diligently focused on the succession and development of our senior officers including, in particular, the internal candidates for our CEO, who also serves on the Board.

In accordance with these interests and the principles of effective corporate governance, in April 2009, the Board adopted a long-term goal recommended by the Nominating Committee to have at least 75% of our directors be independent. However, in the short-term, we expect the number of non-independent directors to increase due to the likely appointment of the incoming CEO to the Board. In addition, consistent with the Board's careful planning for the director skill sets required today and in the future, and in order to have an orderly succession and transition of directors, the Board has determined that it is in the best interests of our company and shareholders that the incumbent non-independent directors complete the terms to which they have been elected or will likely be elected this year.

The Board believes that the careful stewardship of our company and culture during a time of leadership transition merits a temporary increase in the total number of directors and the ratio of non-independent directors. We expect that at least 75% of the directors will be independent following the 2011 regular meeting of shareholders.

Executive Sessions of Non-Management, Independent Directors

In order to promote open discussion among non-management directors, the Board has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting. This session is chaired by the independent directors on a rotating basis.

Communications With the Board

Shareholders and interested parties who wish to contact the Board, any individual director, or the non-management or independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of:

  Mr. Joseph M. Joyce
  Senior Vice President, General Counsel and
      Assistant Secretary
  Best Buy Co., Inc.
  7601 Penn Avenue South
  Richfield, Minnesota 55423

Mr. Joyce will forward all written shareholder correspondence to the appropriate director(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Joyce may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within Best Buy for review and possible response. Comments or questions regarding Best Buy's accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating Committee. Comments or questions regarding executive compensation will be referred to members of the Compensation and Human Resources Committee ("Compensation Committee").

Director Orientation and Continuing Education

Our Nominating Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans; significant financial, accounting and risk management issues; compliance programs and other controls; policies; principal officers and internal auditors; and our independent registered public accounting firm. The orientation also addresses Board procedures, directors' responsibilities, Corporate Governance Principles and our Board committee charters.

We also offer continuing education programs to assist the directors in maintaining their expertise in these areas. In addition, our directors have the opportunity to attend commercial director education seminars related to the director's committee assignment(s) or to the work of the Board. In fiscal 2009, we conducted an orientation for one new member of the Board and conducted one continuing education session for the Board.

Director Compensation

Overview of Director Compensation

In April of each year, the Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board's duties, and to fairly compensate directors for their service. The review is comprehensive and includes consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (i) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (ii) the level of continuing education required to remain informed of broad corporate governance trends, and material developments and strategic initiatives within Best Buy; and (iii) the risks associated with fulfilling fiduciary duties. To supplement the qualitative analysis, the Compensation Committee also considers the total value of the compensation as compared with director compensation at other Fortune 100 companies and our peer group of companies, which is described in How We Determine Compensation on page 27.

Director Summary Compensation Table

The following table summarizes the compensation earned by our non-management directors and management directors that are not named executive officers (as described on page 26), during fiscal 2009:

Name	Fees Earned or Paid In Cash	(1)	Option Awards	(2)	Non-qualified Deferred Compensation Earnings	(3)	All Other Compensation		Total

Kathy J. Higgins Victor	$85,000		$100,575		—		—		$185,575
Ronald James	75,000		100,575		—		—		175,575
Elliot S. Kaplan	85,000		100,575		—		—		185,575
Sanjay Khosla(4)	9,478		40,425				—		49,903
Allen U. Lenzmeier	—		100,575		—		64,338	(5)	164,913
George L. Mikan III(6)	56,250		106,350		—		—		162,600
Matthew H. Paull	75,000		100,575		—		—		175,575
Rogelio M. Rebolledo	75,000		100,575		—		—		175,575
Richard M. Schulze	—		—	(7)	—		164,654	(8)	164,654
Mary A. Tolan(9)	52,953		—		—		—		52,953
Frank D. Trestman	90,000		100,575		—		—		190,575
Hatim A. Tyabji	90,000		100,575		—		—		190,575
Gérard R. Vittecoq(10)	8,510		40,425		—		—		48,935

(1)
Management directors did not receive any cash compensation for their service as directors during fiscal 2009. The cash compensation in fiscal 2009 for each of our non-management directors consisted of:

Annual retainer	$75,000
Annual committee chair retainer (Audit Committee or Compensation Committee)	15,000
Annual committee chair retainer (all other committees)	10,000

  The annual retainer and the annual committee chair retainer for non-management directors who serve during only a portion of a fiscal year are prorated. All annual retainers are paid in quarterly installments.

(2)
These amounts reflect the expense recognized for financial statement reporting purposes in fiscal 2009 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("123(R)"), for stock options granted under our Omnibus Plan. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

  At February 28, 2009, the aggregate number of shares subject to outstanding stock option awards was: Ms. Higgins Victor — 45,000 shares; Mr. James — 45,000 shares; Mr. Kaplan — 101,250 shares; Mr. Khosla — 3,750 shares; Mr. Lenzmeier — 25,000 shares; Mr. Mikan — 7,500 shares; Mr. Paull — 45,000 shares; Mr. Rebolledo — 20,000 shares; Mr. Schulze — 1,736,250 shares; Mr. Trestman — 101,250 shares; Mr. Tyabji — 78,750 shares; and Mr. Vittecoq — 3,750 shares.

(3)
We do not provide guaranteed, above-market or preferential earnings on compensation deferred under our Fourth Amended and Restated Deferred Compensation Plan ("Deferred Compensation Plan"). The options available for notional investment of deferred compensation are similar to those available under the Best Buy Retirement Savings Plan ("Retirement Savings Plan") and are described in Non-Qualified Deferred Compensation on page 48.

(4)
Mr. Khosla was appointed as a Class 2 director effective October 15, 2008.

(5)
The amount includes: (a) payment of $60,000 in salary for Mr. Lenzmeier's employment as Vice Chairman, as described below in Employment Arrangement for Allen U. Lenzmeier; (b) payment of $2,100 in matching contributions under our Retirement Savings Plan; (c) payment of $72 in premiums for executive long-term disability insurance; (d) reimbursement of $2,000 for tax preparation expenses; and (e) payment of $166 in tax gross-ups.

(6)
Mr. Mikan was appointed as a Class 2 director effective on April 9, 2008.

(7)
Mr. Schulze requested that he not be granted a long-term incentive award and that options to purchase the number of shares he would have received be contributed to a discretionary award pool to be distributed to our employees.

(8)
The amount includes: (a) payment of $150,000 in salary for Mr. Schulze's employment as Chairman of the Board, as described below in Employment Arrangement for Richard M. Schulze; (b) payment of $5,250 in matching contributions under our Retirement Savings Plan; (c) payment of $9,144 in premiums for life insurance coverage exceeding $50,000; and (d) payment of $260 in premiums for executive long-term disability insurance. Not reflected in the amount are the following benefits Mr. Schulze received from third-parties in connection with his relationship with Best Buy: (a) satellite TV service; and (b) cellular phone equipment and service.

(9)
For professional reasons, Ms. Tolan resigned from the Board of Directors on August 14, 2008. Her resignation was effective immediately.

(10)
Mr. Vittecoq was appointed as a Class 1 director effective September 26, 2008.

Employment Arrangement for Richard M. Schulze

In April 2007, we entered into an amended employment arrangement with Richard M. Schulze, a founder of Best Buy, our current Chairman of the Board and our former CEO. Mr. Schulze is responsible as Chairman for Board oversight, corporate strategic planning and mentoring company officers. Mr. Schulze also periodically represents Best Buy at public functions and actively engages with employees at designated company functions. Pursuant to our employment arrangement with Mr. Schulze, he received an annual salary of $150,000 for as long as he is physically and mentally proficient to act as Chairman, subject to his election as a director by our shareholders. The arrangement allows for annual increases based on the consumer price index. Mr. Schulze is not eligible to participate in our equity-based compensation programs for employees. However, he is eligible to receive options to purchase the same number of shares granted to non-management directors, as described in Director Equity Awards below. In addition, we provided the following benefits to Mr. Schulze in fiscal 2009: (i) reimbursement of all business-related expenses, including travel, entertainment, room and board; (ii) eligibility for Mr. Schulze and his spouse to participate in health benefit programs generally available to our employees; (iii) office facilities at our corporate campus, including full administrative support services; and (iv) eligibility to participate in our Retirement Savings Plan and Deferred Compensation Plan.

Employment Arrangement for Allen U. Lenzmeier

In fiscal 2009, Allen U. Lenzmeier, a Vice Chairman, provided consulting services to us in connection with our international expansion projects. Pursuant to our employment arrangement with Mr. Lenzmeier, we paid Mr. Lenzmeier an annual salary of $60,000 to work on a part-time basis. Mr. Lenzmeier was not eligible to participate in our equity-based compensation programs for employees, except our 2008 Employee Stock Purchase Plan ("ESPP"). However, he received options to purchase the same number of shares granted to non-management directors, as described in Director Equity Awards below. In addition, we provided the following benefits to Mr. Lenzmeier in fiscal 2009: (i) reimbursement of all business-related expenses, including travel, entertainment, room and board; (ii) office facilities at our corporate campus, including administrative support services; and (iii) eligibility to participate in our Retirement Savings Plan and Deferred Compensation Plan. Mr. Lenzmeier terminated his employment arrangement with us as of the end of fiscal 2009 but will continue to serve as a director for the remainder of his term through June 2010.

Director Equity Awards

A significant portion of director compensation is linked to our stock performance in the form of stock option grants. Each April, in connection with the Compensation Committee's annual review of director compensation, the Compensation Committee considers a stock option award for directors. On April 8, 2008, the Compensation Committee granted to each then-serving director, other than management directors who are eligible to participate in our equity-based compensation programs for employees, an option to purchase 7,500 shares of Best Buy common stock at an exercise price of $42.19 per share. Mr. Schulze requested that he not be granted a long-term incentive award and that options to purchase the number of shares he would have received be contributed to a discretionary award pool to be distributed to our employees. The grants were made under the Omnibus Plan, vested immediately on the grant date and can generally be exercised over a 10-year period.

The Compensation Committee also considers stock option grants for new directors at the time they are appointed to the Board. Because annual director stock option grants are made in April, special appointment-based grants are prorated based on the number of months remaining prior to the time when the Compensation Committee expects to consider the next annual director grant.

Director Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for our non-management directors. Each non-management director is expected to own shares of our common stock equivalent in value to five times their annual cash retainer. Newly appointed directors have five years from their date of appointment to achieve the expected level of stock ownership.

Deferred Compensation Plan

Each calendar year, we offer directors the right to defer up to 100% of their annual and committee chair retainers under our Deferred Compensation Plan which is described in Non-Qualified Deferred Compensation Plan on page 48. No company contributions or matching contributions are made for the benefit of directors under the Deferred Compensation Plan.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, all directors are covered under a directors' and officers' indemnity insurance policy.

ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS

General Information

Our Amended and Restated By-laws provide that the Board may consist of a maximum of 13 directors, six of whom are designated as Class 1 directors and seven of whom are designated as Class 2 directors. Directors are elected for a term of two years, and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years.

Board Structure

Our Board is committed to having a sound governance structure that promotes the best interests of all Best Buy shareholders. To that end, our Board has evaluated and actively continues to examine emerging corporate governance trends and best practices. Shareholder perspectives play an important role in that process. The level of importance afforded to shareholder perspectives by our Board is evident upon a closer review of the Board's governance structure. Some key points regarding that structure are as follows:

  •
  We believe that two-year terms allow our directors to have a longer-term orientation to our business and encourage long-term, strategic thinking. At the same time, this structure holds the directors accountable to our shareholders, as the entire Board is subject to re-election as early as 53 weeks from any regular meeting of shareholders. Moreover, we believe that the two-year terms promote continuity and foster an appropriate "institutional memory" among directors.

  •
  Our Board is predominantly independent. Of our 13 directors, only three are Best Buy employees (including our Chairman of the Board, who is a founder of Best Buy and a major shareholder). Further, the Board has affirmatively determined that nine of our 13 directors are independent under SEC and NYSE corporate governance rules, as applicable.

  •
  We have separated the roles of Chairman of the Board and CEO. Our Chairman focuses on Board oversight responsibilities, strategic planning and mentoring company officers. Our Chairman also periodically represents Best Buy at public functions and actively engages with employees at designated company functions. Our CEO focuses on the development and execution of company strategies.

  •
  Our Board is very active. Our directors attended, on average, over 95% of fiscal 2009 Board and Board committee meetings.

We believe our Board structure serves the interests of shareholders by balancing Board continuity and the promotion of long-term thinking with the need for director accountability.

Voting Information

You may vote for all, some or none of the nominees to be elected to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Amended and Restated Articles of Incorporation prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the voting power of the shares present and entitled to vote at the Meeting is required to elect each director nominee.

IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Board Voting Recommendation

Management and the Board recommend that shareholders vote FOR the re-election of Ronald James,

Elliot S. Kaplan, George L. Mikan III, Matthew H. Paull, Richard M. Schulze and Hatim A. Tyabji as Class 2 directors. Management and the Board also recommend that shareholders vote FOR the election of Sanjay Khosla. If elected, each Class 2 director will hold office until the election of directors at our 2011 Regular Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

The Board appointed Gérard R. Vittecoq as a Class 1 director, effective September 26, 2008. Mr. Vittecoq was recommended to the Board by an independent third-party search firm. Management and the Board recommend that shareholders vote FOR the ratification of Mr. Vittecoq's appointment as a Class 1 director at the Meeting. If his appointment is ratified, Mr. Vittecoq will hold office until the election of directors at the 2010 Regular Meeting of Shareholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

All of the nominees are currently members of the Board.

Nominees and Directors

There are no family relationships among the nominees or between any nominees and any of our other directors.

ITEM OF BUSINESS NO. 1.1

Class 2 Director Nominees
(ages as of February 28, 2009)

Ronald James, 58, has been a director since May 2004. Since 2000, he has served as president and chief executive officer of the Center for Ethical Business Cultures in Minneapolis, Minnesota, which assists business leaders in building ethical and profitable business cultures at the enterprise, community and global levels. From 1996 to 1998, he was president and chief executive officer of the Human Resources Group, a division of Ceridian Corporation in Minneapolis, Minnesota. From 1971 to 1996, he was with US West Communications, Inc. (now Quest), most recently serving as Minnesota's top executive officer. He serves on the boards of Tamarack Funds, an investment fund of RBC Dain Rauscher, Inc., and Bremer Financial Corporation, a regional community banking company. He also serves on the boards of the Travelers Foundation, Speak the Word Church International and the Guthrie Theater in Minneapolis, Minnesota. Mr. James also serves on a board committee, Center for Healthcare Innovation, for Allina Hospitals and Clinics.

Elliot S. Kaplan, 72, has been a director and Secretary since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota, which serves as our primary external general counsel. He is also an owner and director of the Bank of Naples in Naples, Florida and a director of infoUSA, Inc. Mr. Kaplan resigned from the board of infoUSA, Inc. effective May 31, 2009. In addition, he serves on the executive board of the Minnesota Historical Society and is chairman of the University of Minnesota Foundation.

Sanjay Khosla, 57, has been a director since October 2008. In January 2007, he joined Kraft Foods Inc., one of the world's largest food and beverage companies. He currently serves as president of Kraft International. Prior to Kraft, he was with Fonterra
Co-operative Group Ltd., a multinational dairy company based in New Zealand, where he served as managing director of its consumer and food service business. Before joining Fonterra, he had a 27-year career with Unilever in India, the United Kingdom and Europe, culminating as senior vice president, global beverages and chairman of Unilever's beverages category.

George L. Mikan III, 37, has been a director since April 2008. Since November 2006, he has been the executive vice president and chief financial officer of UnitedHealth Group Incorporated ("UnitedHealth"), a diversified health care and well-being company. Mr. Mikan joined UnitedHealth in 1998 and has held various executive positions of increasing responsibility from 1998 to the present. From 1994 to 1998, he was employed at Arthur Andersen LLP.

Matthew H. Paull, 57, has been a director since September 2003. He is the former corporate senior executive vice president and chief financial officer for McDonald's Corporation, which develops, operates, franchises and services a worldwide system of McDonald's restaurants. He retired from that position in January 2008. Prior to joining McDonald's Corporation in 1993, he was a partner at Ernst & Young LLP, specializing in international tax.

Richard M. Schulze, 68, is a founder of Best Buy. He has been an officer and director from our inception in 1966 and currently is Chairman of the Board. Effective in June 2002, he relinquished the duties of CEO, having served as our principal executive officer for more than 30 years. He is on the board of the University of St. Thomas, chairman of its Executive and Institutional Advancement Committee, and a member of its Board Affairs Committee. Mr. Schulze is also chairman of the board of governors of the University of St. Thomas Business School.

Hatim A. Tyabji, 64, has been a director since April 1998. Since July 2001, he has been executive chairman of Bytemobile, Inc., a wireless Internet infrastructure provider in Mountain View, California. From 1998 to 2000, he served as chairman and chief executive officer of Saraïde, Inc., a provider of Internet and wireless data services; and from 1986 to 1998, as president and chief executive officer (and as chairman from 1992 until 1998) of VeriFone, Inc., a global transaction automation enterprise. He is also chairman of Jasper Wireless, a global networking device company. Mr. Tyabji serves as a director of Merchant e-Solutions, Depotpoint Inc. and TAFMO, Ltd. He also serves as ambassador at large for Benchmark Capital.

ITEM OF BUSINESS NO. 1.2

Nominee for Ratification as Class 1 Director — Term expires in 2010
(age as of February 28, 2009)

Gérard R. Vittecoq, 60, has been a director since September 2008. Since 2004, he has been a group president of Caterpillar, Inc. in Peoria, Illinois, the world's largest manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines, responsible for the company's Europe-Africa-Middle East Marketing and Operations Divisions; Marine, Petroleum and Electric Power Divisions; and Caterpillar Production System Division. He joined Caterpillar in 1975 and held various accounting and finance positions within the company. From 1987 to 1990, he was in charge of strategy projects and was appointed director of strategy & planning in 1990. From 1995 to 1997, he was managing director of Caterpillar France S.A. In 1997, he became managing director of Caterpillar Belgium S.A. He was elected a vice president in January 2001, overseeing the Europe-Africa-Middle East Product Development & Operations Division. He is a member of the IMD (International Institute for Management Development) Foundation Board, the Evian Group: Free Trade Think Tank, and an executive member of the World Business Council for Sustainable Development, as well as a vice president of the board of the Swiss-American Chamber of Commerce.

Class 1 Directors — Terms expire in 2010 (ages as of February 28, 2009)

Bradbury H. Anderson, 59, has been a director since August 1986 and is currently our Vice Chairman and CEO. He assumed the responsibility of CEO in June 2002, having previously served as President and Chief Operating Officer since April 1991. He has been employed in various capacities with us since 1973. In addition, he serves on the board of General Mills, Inc., as well as on the boards of the Retail Industry Leaders Association, the American Film Institute, Minnesota Early Learning Foundation, Best Buy Children's Foundation, Minnesota Public Radio and Waldorf College.

As previously announced in January 2009, Mr. Anderson intends to retire as CEO on June 24, 2009, during the 2009 regular meeting of shareholders. He intends to complete his term as Vice Chairman of the Board through June 2010.

Kathy J. Higgins Victor, 52, has been a director since November 1999. Since 1994, she has been the president of Centera Corporation, an executive development and leadership coaching firm that she founded, which is located in Minneapolis,
Minnesota. From 1991 to 1994, she was the senior vice president of human resources at Northwest Airlines, Inc., and prior to that held senior executive positions at The Pillsbury Company and Burger King Corporation. She is on the board of the University of St. Thomas.

Allen U. Lenzmeier, 65, has been a director since February 2001, and a Vice Chairman. Prior to his promotion to Vice Chairman in 2004, he served in various capacities since joining us in 1984. His prior positions include President and Chief Operating Officer from
2002 to 2004, and President of Best Buy Retail Stores from 2001 to 2002. Mr. Lenzmeier retired from Best Buy in February 2009, though he continues to serve as a director. He serves on the boards of UTStarcom, Inc. and Envoy Medical Corp., and serves as chairman of the board of American TeleCare Inc. In addition, he is a national trustee for the Boys and Girls Clubs of America, and serves on its Twin Cities board of directors.

Rogelio M. Rebolledo, 64, has been a director since August 2006. In 2007, Mr. Rebolledo retired from his position as chairman of PBG Mexico, the Mexican operations of Pepsi Bottling Group, Inc. He began his 30-year career with PepsiCo in 1976 at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. He was responsible for the development of the international Frito-Lay business, first in Latin America and then in Asia. From 2001 to 2003, he was president and chief executive officer of Frito-Lay International. He also served as president and chief executive officer of Pepsi Bottling Group's Mexico operations from January 2004 until being named chairman. Mr. Rebolledo also serves on the boards of Kellogg's Inc. and the ALFA Corporation in Mexico.

Frank D. Trestman, 74, has been a director since December 1984. Since 1989, he has been president of Trestman Enterprises, an investment and business development firm in Minneapolis, Minnesota, and chairman of The Avalon Group, a real estate development partnership in Minneapolis, Minnesota. From 1987 to 1989, he was a consultant to McKesson Corporation, a distributor of pharmaceutical products and medical supplies and equipment. From 1983 to 1987, he was chairman of the board and chief executive officer of Mass Merchandisers, Inc., a distributor of non-food products to retailers in the grocery business. He is also the president and serves on the board of the Harry Kay Foundation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of Best Buy common stock beneficially owned at February 28, 2009, by our Chairman of the Board, our CEO, our Chief Financial Officer and each of our three other most highly compensated executive officers during the most recent fiscal year. The table provides similar information for each director including the director nominees, all directors and executive officers as a group, and each person we know who beneficially owns more than 5% of the outstanding shares of Best Buy common stock.

Name and Address(1)	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned

Richard M. Schulze Founder and Chairman of the Board	70,863,932	(2)	17.1%
Bradbury H. Anderson Vice Chairman, Chief Executive Officer and Director	3,826,219	(3)	*
James L. Muehlbauer Executive Vice President — Finance and Chief Financial Officer	148,172	(4)	*
Brian J. Dunn President and Chief Operating Officer	499,504	(5)	*
Robert A. Willett Chief Executive Officer — Best Buy International and Chief Information Officer	489,875	(6)	*
Shari L. Ballard Executive Vice President — Retail Channel Management	177,259	(7)	*
Kathy J. Higgins Victor Director	50,730	(8)	*
Ronald James Director	48,504	(9)	*
Elliot S. Kaplan Secretary and Director	165,561	(10)	*
Sanjay Khosla Director	3,750	(11)	*
Allen U. Lenzmeier Vice Chairman and Director	2,479,034	(12)	*
George L. Mikan III Director	7,500	(13)	*
Matthew H. Paull Director	55,169	(14)	*
Rogelio M. Rebolledo Director	20,000	(15)	*
Frank D. Trestman Director	196,785	(16)	*
Hatim A. Tyabji Director	126,750	(17)	*
Gérard R. Vittecoq Director	3,750	(18)	*
All directors and executive officers, as a group (27 individuals)	79,856,277	(19)	19.0%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	22,170,850	(20)	5.4%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	40,486,680	(21)	9.8%

*
Less than 1%.

(1)
The business address for all directors and executive officers is 7601 Penn Avenue South, Richfield, Minnesota 55423.

(2)
The figure represents: (a) 60,035,576 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze, of which up to $150 million aggregate amount of shares have been pledged by the trust as collateral to secure a line of credit (b) 4,465,930 outstanding shares registered in the name of Mr. Schulze and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze and his family; (c) 1,326,769 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001; (d) 950,169 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (e) 252,312 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (f) 31,672 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (g) 18,906 outstanding shares registered in the name of Mr. Schulze and held by him as trustee of trusts for the benefit of the children of Mr. Schulze's spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (h) 11,728 outstanding shares registered in the name of Mr. Schulze's spouse and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze's spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 2,061 outstanding shares held in Mr. Schulze's individual retirement account; (j) 1,955,558 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director; (k) 77,001 outstanding shares registered in the name of JPMorgan Chase Bank (the "Trustee"), and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Schulze; and (l) options to purchase 1,736,250 shares, which he could exercise within 60 days of February 28, 2009.

(3)
The figure represents: (a) 1,636,255 outstanding shares owned by Mr. Anderson; (b) 65,893 outstanding shares registered in the name of Mr. Anderson and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson; (c) 65,893 outstanding shares registered in the name of Mr. Anderson's spouse and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson's spouse (Mr. Anderson has disclaimed beneficial ownership of these shares); (d) 337,839 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Anderson and his spouse is the sole general partner and of which Mr. Anderson and his spouse are limited partners individually; (e) 85,984 outstanding shares registered in the name of Mr. Anderson's spouse and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Anderson's spouse (Mr. Anderson has disclaimed beneficial ownership of these shares); (f) 1,800 outstanding shares registered in the name of Mr. Anderson and held by him as custodian for the benefit of his children (Mr. Anderson has disclaimed beneficial ownership of these shares); (g) 195,505 outstanding shares owned by the Anderson Family Foundation, of which Mr. Anderson is a director; (h) 85,984 outstanding shares registered in the name of Mr. Anderson and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Anderson and his family; (i) 12,316 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Anderson; and (j) options to purchase 1,338,750 shares, which he could exercise within 60 days of February 28, 2009.

(4)
The figure represents: (a) 25,180 outstanding shares owned by Mr. Muehlbauer; (b) 1,514 outstanding shares held in Mr. Muehlbauer's individual retirement account; (c) 911 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Muehlbauer; and (d) options to purchase 120,567 shares, which he could exercise within 60 days of February 28, 2009.

(5)
The figure represents: (a) 38,540 outstanding shares owned by Mr. Dunn; (b) 15,265 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Dunn; and (c) options to purchase 445,699 shares, which he could exercise within 60 days of February 28, 2009.

(6)
The figure represents: (a) 190,463 outstanding shares owned by Mr. Willett; (b) 1,596 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Willett; and (c) options to purchase 297,816 shares, which he could exercise within 60 days of February 28, 2009.

(7)
The figure represents: (a) 41,526 outstanding shares owned by Ms. Ballard; (b) 11,904 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Ms. Ballard; and (d) options to purchase 123,829 shares, which she could exercise within 60 days of February 28, 2009.

(8)
The figure represents: (a) 5,730 outstanding shares owned by Ms. Higgins Victor; and (b) options to purchase 45,000 shares, which she could exercise within 60 days of February 28, 2009.

(9)
The figure represents: (a) 3,504 outstanding shares owned by Mr. James; and (b) options to purchase 45,000 shares, which he could exercise within 60 days of February 28, 2009.

(10)
The figure represents: (a) 64,311 outstanding shares owned by Mr. Kaplan; and (b) options to purchase 101,250 shares, which he could exercise within 60 days of February 28, 2009.

(11)
The figure represents options to purchase 3,750 shares, which Mr. Khosla could exercise within 60 days of February 28, 2009.

(12)
The figure represents: (a) 1,452,134 outstanding shares owned by Mr. Lenzmeier; (b) 150,000 outstanding shares registered in the name of Mr. Lenzmeier and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Lenzmeier; (c) 51,900 outstanding shares held by the Lenzmeier Family Foundation, of which Mr. Lenzmeier and his spouse are the sole directors and officers; and (d) options to purchase 825,000 shares, which he could exercise within 60 days of February 28, 2009.

(13)
The figure represents options to purchase 7,500 shares, which Mr. Mikan could exercise within 60 days of February 28, 2009.

(14)
The figure represents: (a) 10,169 outstanding shares owned by Mr. Paull; and (b) options to purchase 45,000 shares, which he could exercise within 60 days of February 28, 2009.

(15)
The figure represents options to purchase 20,000 shares, which Mr. Rebolledo could exercise within 60 days of February 28, 2009.

(16)
The figure represents: (a) 70,535 outstanding shares owned by Mr. Trestman; (b) 25,000 outstanding shares registered in the name of Mr. Trestman's spouse as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of these shares); and (c) options to purchase 101,250 shares, which Mr. Trestman could exercise within 60 days of February 28, 2009.

(17)
The figure represents: (a) 48,000 outstanding shares owned by Mr. Tyabji; and (b) options to purchase 78,750 shares, which he could exercise within 60 days of February 28, 2009.

(18)
The figure represents options to purchase 3,750 shares, which Mr. Vittecoq could exercise within 60 days of February 28, 2009.

(19)
The figure represents: (a) outstanding shares and options described in the preceding footnotes; (b) 143,931 outstanding shares owned by other executive officers, including 51,710 shares owned by David J. Morrish, a named executive officer, who voluntarily terminated his employment with us effective February 28, 2009, pursuant to our Voluntary Separation Program, described on page 30; (c) options granted to other executive officers to purchase 539,323 shares, which they could exercise within 60 days of February 28, 2009, including 52,018 shares owned by Mr. Morrish; and (d) 10,529 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of other executive officers.

(20)
As reported on the owner's most recent Schedule 13G that reported beneficial ownership as of December 31, 2008. Capital Research Global Investors has sole voting power over 13,393,000 shares and sole dispositive power over 22,170,850 shares.

(21)
As reported on the owner's most recent Schedule 13G that reported beneficial ownership as of December 31, 2008. Capital World Investors has sole voting power over 7,851,350 shares and sole dispositive power over 40,486,680 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who own more than 10% of our common stock file initial reports of ownership with the SEC and the NYSE. They must also file reports of changes in ownership with the SEC and the NYSE. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of such Section 16(a) reports, management and the Board believe our directors, executive officers and shareholders who own more than 10% of our outstanding equity securities complied with the reporting requirements during the fiscal year ended February 28, 2009, except that due to an administrative delay, a report was not filed in a timely manner for a purchase of common stock on October 22, 2008, by Richard M. Schulze, Chairman.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the material elements of compensation for our "named executive officers" who are:

  •
  Bradbury H. Anderson, Vice Chairman and Chief Executive Officer;

  •
  James L. Muehlbauer, Executive Vice President — Finance and Chief Financial Officer;

  •
  Brian J. Dunn, President and Chief Operating Officer;

  •
  Robert A. Willett, Chief Executive Officer — Best Buy International and Chief Information Officer;

  •
  Shari L. Ballard, Executive Vice President — Retail Channel Management; and

  •
  David J. Morrish, former Executive Vice President — Connected Digital Solutions.

For fiscal 2009, the named executive officers generally participated in the same compensation programs and were evaluated similarly. However, Mr. Morrish voluntarily terminated his employment with us effective February 28, 2009, and is included as a named executive officer as a result of the payment he received pursuant to our Voluntary Separation Program, as described below. In some instances, Mr. Morrish was evaluated under a different set of factors than the other named executive officers. For ease of use, the Compensation Discussion and Analysis is divided into three sections:

		Page
•	Compensation Philosophy, Objectives and Process
	A discussion of our compensation philosophy for all employees, the objectives of our compensation programs and policies, and the process we use to determine compensation for our named executive officers.	26
•	Compensation for Named Executive Officers
	A discussion and analysis of individual compensation elements and the process used to determine fiscal 2009 compensation for our named executive officers.	31
•	Other Compensation Matters
	A discussion of programs and policies which are generally applicable to the named executive officers.	39

Compensation Philosophy, Objectives and Process

"Total Rewards" Philosophy.    We believe our success depends on employees at all levels using their unique strengths, experiences and ideas to foster innovation and build strong customer relationships. While our compensation and benefit programs are important tools in attracting and retaining talented employees, we also believe that non-monetary factors such as work environment, learning and development opportunities, and relationships between employees and managers are critical to provide a rewarding employee experience. Collectively, these elements comprise our "Total Rewards" philosophy. We believe this company-wide approach to attracting, motivating and retaining talent is a competitive advantage.

Our Total Rewards philosophy seeks to:

  •
  Provide employees a wide array of rewards;

  •
  Differentiate rewards to individuals, based on their contributions;

  •
  Encourage and recognize experimentation, entrepreneurship and innovation; and

  •
  Reward employee contributions for achieving desired financial and non-financial results.

Our compensation philosophy drives both what we do and do not offer to our employees.

We implement the Total Rewards philosophy by employing broad-based programs that are designed to align employee interests with company goals and create a common vision of success.

Compensation Objectives.    Our compensation program and policies serve the following objectives:

  •
  Reward employees for creating shareholder value and for achieving key strategic objectives;

  •
  Align long-term employee and shareholder interests;

  •
  Motivate employees to achieve short-term financial, operational, customer and employee outcomes that materially contribute to the sustainable, long-term health of Best Buy;

  •
  Attract talent necessary to develop new capabilities and enhance existing competencies; and

  •
  Maintain a flexible compensation structure that allows employees to share in our success.

How We Determine Compensation.    The Compensation Committee is responsible for determining and approving executive compensation. In addition, the Compensation Committee oversees the development, evaluation and approval of incentive compensation, equity-based pay and other employee benefit plans for all employees, including our named executive officers. The Compensation Committee is authorized to delegate to management certain responsibilities regarding our employee compensation and benefit plans, as specified in the Compensation Committee's charter, which is posted on our Web site at www.BestBuy.com — select the "For Our Investors" link and then the "Corporate Governance" link.

The Compensation Committee established and reviews our Total Rewards philosophy and our compensation objectives, and oversees the design, competitiveness and effectiveness of compensation programs for our executive officers. During the first quarter of each fiscal year, our Human Resources leadership team ("HR") provides the Compensation Committee with compensation recommendations for the executive officers. HR's presentation includes an analysis prepared in support of the recommendations. The analysis includes a summary of the results of our application of our "Executive Compensation Framework" to each of our executive officers. Our "Executive Compensation Framework" includes a variety of internal and external factors, and is described in greater detail below. The internal factors are generally applied and analyzed by HR. HR has engaged a third-party compensation consultant, Towers Perrin, a global professional services firm, to assist in the development of compensation data that is used to facilitate the application and analysis of the external factors. The Compensation Committee reviews the recommendations with The Delves Group, an independent compensation consulting firm retained by the Compensation Committee, and discusses them with HR. The Compensation Committee's review is comprehensive and considers factors such as: (i) the alignment of the proposed compensation with our Total Rewards philosophy; (ii) the alignment of the proposed compensation with our compensation objectives; (iii) the overall value of the compensation package, relative to internal factors and external benchmarks; and (iv) our decision not to offer supplemental compensation, benefits, perquisites and protections commonly extended to executive officers of other large companies. The process for evaluating the named executive officers' compensation packages based on internal factors, external benchmarks and the lack of supplemental compensation is described in greater detail below.

Executive Compensation Framework.    For fiscal 2009, each element of compensation and the level of total direct compensation for our named executive officers (other than pursuant to our Voluntary Separation Program) was determined by referring to our Executive Compensation Framework to each individual. Our

Executive Compensation Framework consists of a set of internal and external factors that allow for a comprehensive, multi-faceted evaluation of total compensation based on each individual's personal attributes and talents, and objective external market data. The factors are not required to carry equal weight, but are all considered in determining the compensation recommendation for each individual. We believe that the diversity of the factors included in our Executive Compensation Framework and our flexibility in their application allows us to attribute appropriate value to each individual and enhances our ability to develop compensation packages that (i) further our compensation objectives, (ii) further one or more of our strategic initiatives, (iii) maximize each individual's perceived value of his or her total compensation and (iv) produce the highest return on our compensation investment. For fiscal 2009, the internal and external factors that comprised our Executive Compensation Framework were as follows:

	Factor	Description

Internal	Job Value	The internal value of the position relative to other executive officer positions, based on the primary job responsibilities, expected scope and nature of the job's impact — relative rank within the organization depends upon the extent to which the executive will be accountable for specific enterprise strategic and operational challenges.
Personal Attributes
The executive's industry and functional knowledge, intuition and insight, diversity of experience, entrepreneurial disposition and personal networks — in order to be considered for compensation purposes, these factors must be highly related to the success of the business strategies to be led by the executive.
	Leadership/Values	The executive's demonstration of our values, and ability to inspire and influence others.
	Talent Development	The executive's ability to cultivate talent that enhances business results, including succession planning.
	Existing Compensation Arrangements	The executive's outstanding equity awards, performance-based incentives and compensation history.
External	Peer Group Observations	Includes publicly available information regarding actions taken by peer companies to attract and retain senior leadership talent.
	Market Data	Includes compensation data for our peer group of companies (as determined by the Compensation Committee), the Fortune 100 companies and other salary surveys.

We assessed the internal factors contained in the Executive Compensation Framework for each of the continuing named executive officers based on a review of executive profiles developed for succession planning purposes. The individual profiles were developed through a comprehensive process, which included discussions with the CEO, the individuals' peers, third-party executive coaches and each individual personally. The profiles contain analyses and information regarding factors similar to the internal factors contained in the Executive Compensation Framework. The internal factors were applied to Mr. Anderson based on an evaluation of his performance conducted by the Board.

We applied the external factors to each continuing named executive officer based on a review of publicly available compensation data for our peer group of companies and the Fortune 100. We also considered actions taken by companies with which we compete for executive talent. We used available information and monitored actions taken by our peers to evaluate market trends and to assess the overall competitiveness of our executive compensation levels. We did not, however, seek to establish total direct compensation that falls within a prescribed range relative to our peer group of companies or the Fortune 100. In addition, the Compensation Committee may at times use our peer group of companies to evaluate:

  •
  The cost of the total direct compensation paid to our named executive officers;

  •
  The relationship between our financial performance and compensation paid to our named executive officers; and

  •
  The relative difficulty of our incentive performance targets.

The criteria used to determine the peer group of companies in fiscal 2009 was unchanged from the criteria we used in fiscal 2008. We continue to compare ourselves predominantly to companies with the following attributes: (i) more than $5 billion in revenue, (ii) retail or wholesale operations, (iii) high growth rates and (iv) significant revenue generated outside of the United States. We also used lists published by Business Week and Fortune magazines to identify companies recognized as top employers, innovators and customer service providers, and other qualitative factors, for purposes of applying our selection criteria. Our peer group at the time compensation was determined for our named executive officers in fiscal 2009 was comprised of the following companies:

  •
  Amazon.com, Inc.

  •
  Apple Inc.

  •
  Circuit City Stores, Inc.

  •
  Costco Wholesale Corporation

  •
  Dell Inc.

  •
  eBay Inc.

  •
  FedEx Corporation

  •
  Harley-Davidson, Inc.

  •
  Lowe's Companies, Inc.

  •
  Nordstrom, Inc.

  •
  Staples, Inc.

  •
  Starbucks Corporation

  •
  Target Corporation

  •
  The TJX Companies, Inc.

  •
  Wal-Mart Stores, Inc.

  •
  Walgreen Co.

  •
  The Walt Disney Company

  •
  Whole Foods Market, Inc.

  •
  Yahoo! Inc.

In fiscal 2010, we plan to review and modify our peer group to ensure that we are including relevant comparable companies. As our company evolves, the challenge of identifying appropriate peers becomes increasingly difficult. Some of our competitors, most notably Circuit City, have been adversely affected by recent macro-economic conditions and are no longer appropriate peer group members. Other peers are significantly larger than us and/or have products and business models which are experiencing dramatically different growth patterns than ours.

Certain Benefits and Perquisites.    In addition to our evaluation of total compensation under the Executive Compensation Framework, we also considered that many companies offer the following supplemental compensation, benefits, perquisites and protections to their executive officers:

  •
  Employment agreements

  •
  Severance or change-in-control agreements

  •
  Pension plan benefits

  •
  Supplemental retirement plan benefits

  •
  Executive life insurance benefits

  •
  Automobile allowances

  •
  Country club memberships

During fiscal 2009, we did not provide these types of compensation, benefits and perquisites to our executive officers because they are contrary to our culture and are not consistent with our compensation objectives. Our decision not to provide them generally reduces the amount of total compensation received by our executive officers relative to other large companies, although we seek to compensate our executive officers utilizing our Executive Compensation Framework with elements of compensation that recognize them for their past and expected future contributions and performance. Additional information regarding the benefits and perquisites available to the named executive officers is included in Benefits and Perquisites on page 39.

Role of Independent Compensation Consultant in Determining Compensation.    The Compensation Committee reviews HR's executive compensation recommendations with The Delves Group, an independent compensation consulting firm retained by the Compensation Committee. The Compensation Committee believes that this review helps ensure that HR's compensation recommendations are in line with our stated objectives and reasonable when compared to the market for executive talent. In addition, the engagement of an independent consultant enhances the overall independence of the Compensation Committee's decision-making. The Delves Group reports directly to the Compensation Committee and does not provide any consulting or other services to Best Buy.

Role of Management Compensation Consultant in Determining Compensation.    HR has engaged a third-party compensation consultant, Towers Perrin, a global professional services firm, to assist in the development and analysis of external compensation data that is used to facilitate HR's executive compensation recommendations to the Compensation Committee. At the request of HR and with the consent of the Compensation Committee, a representative of Towers Perrin regularly attends meetings of the Compensation Committee to address matters directly related to the engagement, including questions regarding external market data and related analyses. Towers Perrin reports directly to HR and does not engage with the Compensation Committee, except at the request and under the direction of HR.

Role of Chief Executive Officer in Determining Compensation.    Our CEO does not participate in or otherwise influence HR's compensation recommendations for himself. However, our CEO generally is present when HR presents compensation recommendations to the Compensation Committee for our other executive officers (except for recommendations regarding his own compensation) and provides his perspective regarding the recommendations. Our CEO's performance ratings of, and his comments about, his direct reports impact the compensation of his direct reports, but his input is only one of many factors considered in determining total compensation. Our other executive officers do not participate in the development of compensation recommendations or the approval process, although they may provide perspective on recommendations for their direct reports.

Summary of Compensation and Benefit Programs.    We maintain a variety of compensation and benefit programs in which our executive officers and other selected employees participate. These programs include, but are not limited to, our Omnibus Plan, our Executive Officer Short-Term Incentive Program ("Executive Officer STIP"), our Long-Term Incentive Program ("LTIP"), our Deferred Compensation Plan, our Retirement Savings Plan and our ESPP.

Voluntary Separation Program.    We believe that the most engaged and productive employees are those employees who are in the position they desire. Accordingly, and with the objective of reducing expense from our corporate payroll, we adopted a one-time Voluntary Separation Program in fiscal 2009. A voluntary separation offer was made to most of our corporate employees, including Ms. Ballard and Mr. Morrish. The offer was not extended to Messrs. Anderson, Muehlbauer, Dunn and Willett. Employees who agreed to leave received an enhanced separation package, based on their grade level. Employees meeting certain years of service and age criteria received an additional enhancement to the separation package. Mr. Morrish decided to accept the voluntary separation offer in January 2009. Additional information regarding the specific payout received by Mr. Morrish begins on page 38.

Compensation for Named Executive Officers

Elements of Compensation.    The fiscal 2009 compensation for our named executive officers included the following elements:

Element	Form(s) of Compensation	Purpose	Performance Metric(s)

Base Salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Not performance-based

Short-Term Incentive	Cash	Create a strong financial incentive for achieving or exceeding a combination of company and executive management team goals	EVA®; comparable store sales growth rate; SG&A rate

Long-Term Incentive	Stock options	Create a strong financial incentive for increasing shareholder value and encourage a significant equity stake in our company	Best Buy common stock price

Enterprise Leadership Long-Term Incentive(1)	Performance shares	Reward superior performance and retain exceptional executive talent	Revenue growth rate; profit growth rate; comparable store sales growth rate

Individual Recognition Restricted Stock Award(2)	Restricted stock	Recognize superior performance rendered and retain exceptional executive talent	Not performance-based

Voluntary Separation Benefits	Cash, COBRA premiums, life insurance premiums, tax planning services	Reduce corporate payroll expenses	Not performance-based

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, stock purchase, health, life insurance and disability plans	Plans are part of our broad-based employee benefits program	Not performance-based

Executive Benefits and Perquisites	Annual executive physical exam, supplemental long-term disability insurance, four weeks of paid vacation, expanded employee discount, stock ownership target planning and tax planning or preparation services	Provide competitive benefits to promote the health, well-being and financial security of our executive officers	Not performance-based

(1)
Enterprise leadership long-term incentive awards were granted to 20 senior officers, including Messrs. Muehlbauer, Dunn, Willett and Morrish and Ms. Ballard during fiscal 2009.

(2)
An individual recognition restricted stock award was granted only to Mr. Muehlbauer during fiscal 2009.

Analysis of Compensation Elements

Base Salary.    The Compensation Committee generally determines base salary levels for the named executive officers and other executive officers early in the fiscal year, with changes becoming effective during the first quarter of each fiscal year. The base salaries for the named executive officers that became effective in the first quarter of fiscal 2009 were established based on an assessment of each officer under our Executive Compensation Framework. For fiscal 2009, the changes in base salaries for the named executive officers and the key factors considered were as follows:

Name	Fiscal 2009 Base Salary	Fiscal 2008 Base Salary	Percent Change	Key Factors

Mr. Anderson	$1,265,000	$1,172,995	7.8%	Internal Factors:
				•	Highest internal value of all senior officer positions
				•	Built a talented "bench" of officers and provided them with aggressive new challenges to demonstrate readiness for succession
				•	Continuous effort to reinvent our company by challenging current orthodoxies
				•	High ethical conduct, exemplary values and visible role model for all other officers
External Factors:
				•	Total direct compensation below median of Fortune 100 and between median and 75th percentile of the peer group range

Mr. Muehlbauer	600,000	349,764	71.5%	Internal Factors:
				•	Named Executive Vice President — Finance and Chief Financial Officer after serving as interim Enterprise Chief Financial Officer
				•	Strong financial acumen and ability to connect company strategies with expected financial outcomes
External Factors:
				•	Total direct compensation below median of peer group and Fortune 100
				•	Competitiveness of the market for financial executive talent
Mr. Dunn	900,000	780,000	15.4%	Internal Factors:
				•	Second-highest ranking role in our company
				•	Highly complex position responsible for balancing short- and long-term strategic and operational decisions
				•	Increased accountability for driving growth
				•	Strong motivator and leader; established record of building markets while living and teaching company values
External Factor:
				•	Total direct compensation below median of Fortune 100 and peer group

Mr. Willett	850,000	700,000	21.4%	Internal Factors:
				•	Third-highest ranking role in our company, however, the role is multi-faceted and was deemed to have a higher strategic value than typical third-ranking executive role
				•	Leader of key international operations needed to aggressively grow revenue over the next five years
				•	Demonstrated strategic ability to create mutually beneficial relationships with third parties
				•	Provides a critical global perspective based on retailing experience outside of the U.S., with understanding of social, political, and regulatory risks and opportunities
External Factors:
				•	Total direct compensation between median and 75th percentile of Fortune 100 and peer group
				•	More valuable role than most "Heads of International," due to the high strategic importance of the position, the aggressiveness of our international growth strategy relative to our peer group and Mr. Willett's dual role as chief international executive and chief information officer for our company
Ms. Ballard	650,000	550,000	18.2%	Internal Factors:
				•	Leader of our core domestic retail business
				•	Directly responsible for deepening customer relationships to deliver growth across multiple channels
				•	Strong motivator and powerful brand representative
				•	Ultimate collaboration catalyst; brings individuals, functions and organizations together to accomplish things otherwise not possible
External Factor:
				•	Total direct compensation below median of Fortune 100 and between median and 75th percentile of the peer group range

Mr. Morrish's base salary increased by 15.9% during fiscal 2009 to $478,950 from $413,288. The increase was made at the time of Mr. Morrish's promotion from Senior Vice President — PC and Mobility Solutions to Executive Vice President — Connected Digital Solutions. Mr. Morrish's compensation was determined through application of our Executive Compensation Framework, with emphasis on positioning his total compensation in line with the total compensation paid to other executive vice presidents with similar scopes of responsibility.

Short-Term Incentive.    For fiscal 2009, the named executive officers were eligible for performance-based, short-term incentive awards pursuant to our Executive Officer STIP. Executive Officer STIP awards, payable in cash, were expressed as a percentage ranging from 125% to 200% of each named executive officer's base salary, called the "Incentive Target Percentage." The Incentive Target Percentage for each named executive officer was determined based on application of our Executive Compensation Framework, with particular emphasis placed on the internal job ranking of each position. We emphasized internal job ranking because we believe that it is important that a higher percentage of cash compensation for higher ranking positions be linked to our performance. In addition, we considered the value of total cash compensation in light of the external factors described in Base Salary, above, to ensure that we remain competitive in the market for executive talent. Based on actual performance compared with specific goals, the named executive officers could earn zero to two times their Incentive Target Percentage. We call this factor the "Incentive Multiplier." The purpose of the Incentive Multiplier is to modify the incentive payout based on actual performance compared with targets approved by the Compensation Committee. The performance results are translated to company and team performance scores, which are then multiplied to determine the Incentive Multiplier. The formula below shows how the short-term incentive payments were determined for fiscal 2009:

Base Salary × Incentive Target Percentage × Incentive Multiplier(1) = Incentive Payout

(1)
Incentive Multiplier = Company Performance score × Team Performance score

The "Company Performance" score was determined based on our company's Economic Value Added, or EVA® ("EVA") performance for fiscal 2009 compared with a target approved by the Compensation Committee. We believe the use of EVA as a primary incentive factor demonstrates our desire to link executive compensation with increasing shareholder value. EVA measures the amount by which our after-tax profits, after certain adjustments, exceed our cost of capital. Certain unplanned events, such as acquisitions and the effect of accounting changes, are excluded for purposes of determining EVA. The EVA target for fiscal 2009 was established based on historical company performance and target-setting practices, as well as investor and market expectations. Based on an analysis of those factors, our fiscal 2009 EVA target was $476 million, equivalent to approximately 6.5% growth in diluted earnings per share. The potential EVA ranges and corresponding Company Performance score values for fiscal 2009 were as follows:

EVA ($ in millions)	Percentage of Target	Company Performance Score

$590 or greater	124% or greater	1.60
519 - 589	108% - 124%	1.10 - 1.40
476 - 518	100% - 108%	1.00
396 - 475	83% - 100%	0.50 - 0.90
Less than 395	Less than 83%	0.00

For fiscal 2009, our actual EVA performance was $323 million, which resulted in a Company Performance score of 0.00.

For Messrs. Anderson, Muehlbauer, Dunn and Willett, the "Team Performance" score was determined based on the average of: (i) our enterprise comparable store sales growth rate, and (ii) our enterprise selling, general and administrative expenses ("SG&A") rate, excluding the acquisition of Best Buy Europe, but including restructuring charges. For Ms. Ballard and Mr. Morrish, the "Team Performance" score was determined based on the average of: (i) our domestic comparable store sales growth rate, and (ii) our enterprise SG&A rate, excluding the acquisition of Best Buy Europe, but including restructuring charges. Our fiscal 2009 performance against each of these metrics was compared with targets approved by the Compensation Committee. The Team Performance targets were derived from the overall EVA objective described above. For fiscal 2009, the enterprise and domestic comparable store sales and enterprise SG&A rate ranges, and corresponding Team Performance scores were as follows:

Enterprise Comparable Store Sales Growth Rate	Domestic Comparable Store Sales Growth Rate	Enterprise SG&A Rate	Team Performance Score

5.0% or greater	3.9% or greater	18.6% or lower	1.25
4.0% - 4.9%	3.2% - 3.8%	18.7% - 18.8%	1.12
3.0% - 3.9%	2.5% - 3.1%	18.9% - 19.0%	1.00
2.0% - 2.9%	1.7% - 2.4%	19.1% - 19.2%	0.90
1.0% - 1.9%	0.9% - 1.6%	19.3% - 19.4%	0.80
Less than 1.0%	Less than 0.9%	More than 19.4%	0.70

For fiscal 2009, our enterprise comparable store sales rate was (1.3%), our domestic comparable store sales rate was (1.3%) and our adjusted enterprise SG&A rate was 19.4%.

Based on these results, the Team Performance score for Messrs. Anderson, Muehlbauer, Dunn and Willett was computed as follows:

Performance Metric	Result	Score

Enterprise Comparable Store Sales Growth Rate	(1.3)%	0.70
Adjusted Enterprise SG&A Rate	19.4%	0.80
Team Performance Score(1)		0.75

(1)
The Team Performance score was computed as the average of the scores for both metrics.

Based on the results above, the Team Performance score for Ms. Ballard and Mr. Morrish was computed as follows:

Performance Metric	Result	Score

Domestic Comparable Store Sales Growth Rate	(1.3)%	0.70
Adjusted Enterprise SG&A Rate	19.4%	0.80
Team Performance Score(1)		0.75

(1)
The Team Performance score was computed as the average of the scores for both metrics.

To determine the Incentive Multiplier, the Company Performance and Team Performance scores are multiplied. Based on the actual Company Performance and Team Performance scores, the Incentive Multiplier for fiscal 2009 was 0.00. Accordingly, no payments pursuant to the Executive Officer STIP were made to any named executive officer for fiscal 2009. The fiscal 2009 short-term incentive payment computation, as determined based on the formulas described above, was as follows:

	Base Salary X	Incentive Target Percentage =	Incentive Target X	Incentive Multiplier =	Incentive Payout

Mr. Anderson	$1,265,000	200%	$2,530,000	0.00	$0.00
Mr. Muehlbauer	600,000	125	750,000	0.00	0.00
Mr. Dunn	900,000	150	1,350,000	0.00	0.00
Mr. Willett	850,000	125	1,062,500	0.00	0.00
Ms. Ballard	650,000	125	812,500	0.00	0.00
Mr. Morrish	478,950	65	311,318	0.00	0.00

Long-Term Incentive.    Pursuant to our LTIP, established under the Omnibus Plan, we make annual long-term incentive awards to our named executive officers and other eligible employees (typically, manager level and above). For fiscal 2009, our named executive officers received their LTIP award in the form of stock options. However, Mr. Anderson requested that he not be granted a long-term incentive award and that his options to purchase shares that he would have received be contributed to a discretionary award pool to be distributed to employees who are not otherwise eligible to receive LTIP awards. For fiscal 2008, our named executive officers were able to select from among four long-term incentive mix choices, which included combinations of stock options, restricted stock and performance-based awards that are settled in stock or cash (our "LTIP Choice" feature). For fiscal 2009, we awarded our officers stock options only. We believe that stock options are the best way to align our officers' interests with our shareholders' interests and to drive performance intended to increase our stock price. The LTIP award amounts for the named executive officers were reviewed and approved by the Compensation Committee. The stock options we issue to our named executive officers are non-qualified stock option awards that have a term of 10 years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the date of grant. The stock option exercise price is equal to the closing price of our common stock on the grant date, as quoted on the NYSE.

Additional information regarding LTIP awards granted to Messrs. Dunn, Muehlbauer, Willett and Morrish and Ms. Ballard in fiscal 2009 is included in Grants of Plan-Based Awards on page 45. Due to Mr. Morrish's voluntary separation from the company, his LTIP award was forfeited.

Enterprise Leadership Long-Term Incentive.    In fiscal 2009, we granted enterprise leadership long-term incentive awards to 20 of our senior officers, including Messrs. Dunn, Muehlbauer, Willett and Morrish, and Ms. Ballard. The purpose of the award was to provide additional incentive to achieve specified revenue and profit growth for the company and to retain our key executives needed to deliver those results. This award was in the form of performance shares, with each performance share representing, at the time of vesting, the right to receive one share of common stock. The award is based on the following metrics:

  •
  Compound annual revenue growth rate

  •
  Compound annual profit growth rate

  •
  Compound annual comparable store sales growth rate

There are two separate, but partially overlapping, performance periods covered by the awards. The first period began on June 1, 2008, and ends on February 26, 2011 (end of fiscal 2011). The second period also began on June 1, 2008, but ends on March 3, 2012 (end of fiscal 2012). One-half of the total award opportunity is available with respect to each performance period.

The number of performance shares earned at each vesting date, as set forth below, will be determined based on application of the following formula:

Award Percentage of Target × Comparable Store Sales Factor = Final Award

Award Percentage of Target will be determined based on the following table:

	Revenue Growth Rate
Profit Growth Rate	<7%	7%	14%	20%

24%	0%	135%	165%	200%
17%	0%	80%	100%	120%
7%	0%	0%	20%	25%
<7%	0%	0%	0%	0%

Comparable Store Sales Factor will be determined based on the following table:

Comparable Store Sales Growth Rate	Factor

8% or above	1.25
6%	1.00
4.5%	0.80
3% or below	0.60

The Award Percentage of Target multiplied by the Comparable Store Sales Factor will result in a final award equal to 0% to 250% of the target award. In order for any portion of a performance award to be earned, we must achieve a minimum of 7% compound annual revenue growth (coupled with a minimum 17% compound annual profit growth) or 7% compound annual profit growth (coupled with a minimum 14% compound annual revenue growth) during one of the performance periods.

The following table shows the target award in shares for each of our named executive officers, excluding Mr. Anderson, who was not eligible for this award:

	Performance Shares
	Target Award in Shares	Maximum Award in Shares

Mr. Muehlbauer	100,000	250,000
Mr. Dunn	190,000	475,000
Mr. Willett	190,000	475,000
Ms. Ballard	82,750	206,875
Mr. Morrish	27,000	67,500

The Compensation Committee approved target and maximum award sizes that would provide significant incremental reward potential beyond the value already available under existing incentive schemes for high levels of performance. Additional information regarding the special long-term incentive awards granted to Messrs. Dunn, Muehlbauer, Willett and Morrish and Ms. Ballard in fiscal 2009 is included in Grants of Plan-Based Awards on page 45. Due to Mr. Morrish's voluntary separation from the company, his enterprise leadership incentive award was forfeited.

Individual Recognition Restricted Stock Award.    From time to time, we grant individual restricted stock awards to recognize superior performance. In fiscal 2009, we granted a special restricted stock award of 20,000 shares to Mr. Muehlbauer to recognize his strong performance as interim Enterprise Chief Financial Officer and to reinforce his importance to us in his new role as Executive Vice President — Finance and Chief Financial Officer. The Compensation Committee considered the impact of the restricted stock award's value on Mr. Muehlbauer's total compensation, relative to comparable positions within our peer group of companies and the Fortune 100, and deemed that Mr. Muehlbauer's total compensation was reasonable. The restricted shares awarded to Mr. Muehlbauer vested 25% on the grant date, and will vest an additional 25% on each of the next three anniversaries of the grant date, provided he has been continually employed with us through those dates. Additional information regarding the special restricted stock award granted to Mr. Muehlbauer in fiscal 2009 is included in Grants of Plan-Based Awards on page 45.

Voluntary Separation Benefits.    Mr. Morrish was one of the approximately 500 employees who accepted the separation offer we made pursuant to our Voluntary Separation Program. Mr. Morrish's age (51) and years of service (10) qualified him for an additional 25% of base salary as part of his separation offer. By accepting the separation offer, Mr. Morrish received a one-time lump sum payment equal to 45 months of salary, or $1,796,063, paid in cash. Mr. Morrish may also opt to receive 18 months of COBRA continuation, 18 months of life insurance premiums and $5,000 for tax planning services relating to his termination.

Anticipated Fiscal 2010 Named Executive Officer Compensation Structure Changes

For fiscal 2010, HR recommended and the Compensation Committee approved, certain changes to short- and long-term incentive awards that will impact our named executive officers as well as certain other employees eligible for short- and long-term incentive awards.

Short-Term Incentive.    We are changing the short-term incentive plan structure to create an incentive plan that directly supports our fiscal 2010 business priorities: (i) taking market share, (ii), efficient and effective enterprise, (iii) connected digital solutions and (iv) international growth. We also want to ensure that our senior officers and other eligible employees have opportunities to be rewarded should performance improve during the fiscal year. As a result, we have opted to change the structure by which we measure our short-term incentive awards for our senior officers to be based on the following metrics:

  •
  Enterprise operating income

  •
  Enterprise SG&A rate

  •
  Domestic market share

In addition, under the short-term incentive plan design for fiscal 2010, we will measure each metric independently, with achievement of one or all metrics to be additive to the individual's total short-term incentive award and earned regardless of the results of other metrics. We have made this change to reward individuals for SG&A reductions and/or market share gains rather than have the awards earned be dependent on the achievement of all of the metrics, which could potentially result in a zero payout if one metric is not achieved.

Long-Term Incentive.    We are changing the timing of our long-term incentive plan to grant long-term incentive awards in June, September and January of fiscal 2010. Thereafter, in fiscal 2011, we plan to grant long-term incentives on a quarterly basis at the time of Board meetings. The decision to grant long-term incentive awards at multiple times each year addresses employee concerns regarding stock price volatility over the past few years. In addition, multiple grants during the year are expected to reinforce the value of long-term incentive award opportunities to participants on a more frequent basis.

Other Compensation Matters

The programs and policies described below are generally applicable to all our named executive officers, unless otherwise noted.

Benefits and Perquisites.    Our named executive officers are generally offered the same employee benefits and perquisites offered to all U.S.-based employees, as summarized in the table below:

Benefit or Perquisite	All Full-Time U.S.-Based Employees		Named Executive Officers

Deferred Compensation Plan	✓	(1)	✓	(1)
Employee Discount	✓		✓
— Expanded Employee Discount(2)			✓	(2)
Employee Stock Purchase Plan	✓		✓
Health Insurance	✓		✓
— Executive Physical Exam			✓
Life Insurance	✓		✓
Long-Term Disability	✓		✓
— Executive Long-Term Disability			✓
Paid Time Off	✓		✓
Retirement Savings Plan	✓		✓
Short-Term Disability	✓		✓
Stock Ownership Target Planning			✓
Tax Planning and Preparation			✓

(1)
Only highly compensated employees and directors are eligible to participate in the Deferred Compensation Plan.

(2)
Our named executive officers are eligible to receive the same employee discount at U.S. Best Buy stores as all U.S.-based employees. However, they are also eligible to receive discounts at stores operated by certain of our subsidiaries that are not generally available to all employees.

We provide the executive benefits and perquisites denoted above to compete for executive talent and to promote the health, well-being and financial security of our named executive officers. A description of executive benefits and perquisites, and the costs associated with providing them for the named executive officers, are reflected in the "All Other Compensation" column of the Summary Compensation Table on page 43.

Retirement Savings Plan.    Our Retirement Savings Plan is intended to meet the requirements of Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). All of our named executive officers are eligible to participate in the plan. The plan provides a safe harbor that allows U.S.-based employees to contribute pre-tax income and immediately vest in company matching contributions. The plan is expected to provide an improved opportunity for such employees to achieve retirement income security. However, the plan is not expected to provide sufficient income replacement relative to our named executive officers' anticipated retirement needs. The potential retirement income gap for our U.S.-based named executive officers may be filled by other reward elements, including long-term incentives, or by the deferral of a portion of base salary or short-term incentive awards under our Deferred Compensation Plan. Under the Retirement Savings Plan, we match employee contributions, including those made by our U.S.-based named executive officers, at rates approved by the Compensation Committee. For fiscal 2009, we matched 100% of the first 3% and 50% of the next 2% of eligible pre-tax earnings (up to IRS limits) contributed by plan participants.

Although we currently intend to continue the Retirement Savings Plan, as well as to make matching contributions, the Compensation Committee may terminate the plan or discontinue the matching contributions at its sole discretion. If the Retirement Savings Plan were to be terminated, all company-matching funds would immediately vest. JPMorgan Chase has served as the trustee for the Retirement Savings Plan since April 1, 2004. We do not sponsor any other retirement plans in which our named executive officers participate.

Deferred Compensation Plan.    We sponsor an unfunded, unsecured Deferred Compensation Plan. We believe the plan provides a tax-deferred retirement savings vehicle that plays an important role in attracting and retaining executive talent. Additional information about our Deferred Compensation Plan is included in Non-Qualified Deferred Compensation Plan on page 48.

Equity Award Grant Practices

All equity-based incentive awards, including awards to our named executive officers and directors, must be approved by the Compensation Committee.

Timing of Awards.    Annual long-term incentive awards are granted in October of each year. This year there was also a special, non-recurring long-term incentive award granted in August. Special long-term incentive awards may be granted at any time, as deemed necessary for new hires, promotions, recognition, or retention purposes. In April of each year, the Compensation Committee considers a stock option grant for directors. The Compensation Committee also considers stock option grants for new directors upon their appointment to the Board. We do not coordinate or time the release of material information around our grant dates in order to affect the value of the compensation. Our named executive officers do not play a role in the selection of grant dates.

Determination of Grant Date.    The grant date is the date that the Compensation Committee approves the equity award.

Determination of Exercise Price.    The exercise price for stock option awards is equal to the last reported sale price of our common stock, as quoted on the NYSE, on the grant date. Under the terms of the Omnibus Plan, we may not grant stock options at a discount to fair market value. Unless otherwise determined by the Compensation Committee, "fair market value" as of a given date is the closing sale price of our common stock as quoted on the NYSE on such date or, if the shares were not traded on that date, the most recent preceding date when the shares were traded.

Re-pricing of Stock Options.    Under the terms of our Omnibus Plan, a stock option may not, without the approval of our shareholders, be: (i) amended to reduce its initial exercise price, except in the case of a stock split or similar event; or (ii) canceled and replaced by a stock option having a lower exercise price.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines to promote the alignment of officer and shareholder interests and to encourage behaviors that have a positive influence on stock price appreciation and total shareholder return. The guidelines apply to all officers, including the named executive officers, and are part of an effort to encourage employee stock ownership. Under the guidelines, we expect our officers, including the named executive officers, to acquire ownership of a fixed number of shares, based on their position, within five fiscal years of assuming their current position. The stock ownership expectation generally remains effective for as long as the officer holds the position. The guidelines provide for stock ownership levels for our continuing named executive officers as follows:

Name	Ownership	(1)

Mr. Anderson	140,000 shares
Mr. Muehlbauer	55,000 shares
Mr. Dunn	70,000 shares
Mr. Willett	55,000 shares
Ms. Ballard	55,000 shares

(1)
Ownership targets will be adjusted for stock splits, stock dividends or similar events.

The Compensation Committee reviews progress toward achievement of the ownership target at least annually. In addition to shares personally owned by each officer, the following forms of stock ownership count toward the ownership target:

  •
  Equivalent shares owned in the Best Buy Stock Fund within our Retirement Savings Plan; and

  •
  50% of non-vested performance shares (based on Total Shareholder Returns) granted under our LTIP.

Until the ownership target is met, we expect officers to retain: (i) 25% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; and (ii) 100% of shares net of taxes issued in connection with the lapse of restrictions on restricted stock or performance share awards.

Tax and Other Considerations

Tax Deductibility of Compensation.    Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the CEO or any of the three other most highly compensated executive officers, unless the compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. It is intended that all performance-based compensation paid in fiscal 2009 to our named executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m), or because the payment of amounts in excess of $1 million qualify as performance-based compensation under the provisions of Section 162(m).

We believe that it is important to continue to be able to take available company tax deductions with respect to the compensation paid to our named executive officers. Therefore, we strive to take all actions that may be necessary under Section 162(m) to qualify for available tax deductions related to executive compensation. We do not, however, make compensation decisions based solely on the availability of a deduction under Section 162(m).

Accounting Treatment.    We account for stock-based awards based on their grant date fair value, as determined under SFAS No. 123(R), Share-Based Payment. Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award (or to an employee's eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that will ultimately vest.

Compensation and Human Resources Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, above, with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009, and in this Proxy Statement.

  COMPENSATION AND HUMAN RESOURCES COMMITTEE

    Frank D. Trestman, Chairman
    Kathy J. Higgins Victor
    Ronald James
    Hatim A. Tyabji

Compensation Committee Interlocks and Insider Participation

Frank D. Trestman, Chairman of the Compensation Committee.    The Avalon Group is a real estate development partnership in which Mr. Trestman and his son-in-law each own one-third interests. Mr. Trestman is the chairman of The Avalon Group, with the other partners responsible for operations. In fiscal 2007, we entered into a 10-year lease with Avalon-Timbercrest IV, LLC ("Avalon-Timbercrest") for a retail store located in a development in which The Avalon Group has an interest. Mr. Trestman and his son-in-law each own a 20% interest in the property we lease. Our real estate department has determined that the rental payments under the lease are competitive for the real estate market in the relevant geographic area. The payments required for the first five years of the term are $700,200 per year, with an increase in years six through 10 to $745,200 per year. In fiscal 2009, we paid aggregate rents to Avalon-Timbercrest of $775,800. The Board determined that the lease is in our best interest and has terms that are competitive with terms available from unaffiliated third parties.

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation earned by each of our named executive officers during fiscal 2009:

Name and Title	Fiscal Year	Base Salary	(1)	Bonus	(2)	Stock Awards	(3)	Option Awards	(4)	Non-Equity Incentive Plan Compensation	(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	(6)	All Other Compensation	(7)	Total

Bradbury H. Anderson	2009	$1,247,311		$—		$635,268		$—		$—		$—		$15,869		$1,898,448
Vice Chairman and	2008	1,172,995		—		413,635		—		1,994,092		—		16,151		3,596,873
Chief Executive	2007	1,172,995		—		1,289,219		453,605		2,650,969		—		30,116		5,596,904
Officer
James L. Muehlbauer	2009	551,878		—		501,507		493,487		—		—		16,541		1,563,413
Executive Vice	2008	345,013		75,000	(8)	111,169		449,362		296,596		—		10,099		1,287,239
President —	2007	320,251		—		109,037		431,348		176,491		—		12,481		1,049,608
Finance and Chief Financial Officer
Brian J. Dunn	2009	876,926		—		571,745		1,910,536		—		—		15,140		3,374,347
President and Chief	2008	774,231		—		405,841		1,692,097		988,125		—		11,980		3,872,274
Operating Officer	2007	746,309		—		1,293,525		1,213,084		1,271,250		—		19,506		4,543,674
Robert A. Willett	2009	821,157		—		1,412,092	(9)	1,191,190	(9)	—		—		44,047		3,468,486
Chief Executive	2008	685,577		—		1,481,914	(9)	1,749,882	(9)	730,469		—		29,893		4,677,735
Officer — Best Buy	2007	622,962		—		3,580,226	(9)	3,492,471	(9)	882,813		—		14,358		8,592,830
International and Chief Information Officer
Shari L. Ballard	2009	630,770		—		585,741		870,011		—		—		12,329		2,098,851
Executive Vice	2008	540,385		—		450,992		786,870		509,583		—		9,340		2,297,170
President — Retail	2007	498,268		—		1,125,053		545,418		565,000		—		12,689		2,746,428
Channel Management
David J. Morrish(10)	2009	470,301		—		170,863		236,862		—		—		1,827,122		2,705,148
Executive Vice President — Connected Digital Solutions

(1)
These amounts are before any deferrals under the Deferred Compensation Plan. Additional information about deferred amounts can be found in the Non-Qualified Deferred Compensation table on page 48.

(2)
Our named executive officers were not entitled to receive any payments that would be categorized as a "Bonus" payment for fiscal 2009.

(3)
These amounts reflect the expense recognized for financial statement reporting purposes for fiscal 2009, in accordance with SFAS No. 123(R), for stock-based incentive awards granted under our long-term incentive programs. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009. We recognize compensation expense on a straight-line basis over the requisite service period of the award (or to an employee's eligible retirement date, if earlier) and, for performance-based awards, we adjust the expense based on an assessment of the likelihood that the performance targets will be achieved.

(4)
These amounts reflect the expense recognized for financial statement reporting purposes for fiscal 2009, in accordance with SFAS No. 123(R), for stock options granted under our long-term incentive programs. The assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

(5)
These amounts reflect short-term incentive payments made under our Executive Officer STIP. The respective short-term incentive programs are described in Short-Term Incentive for Messrs. Anderson, Muehlbauer, Dunn, Willett and Morrish and Ms. Ballard beginning on page 34.

(6)
We do not provide guaranteed, above-market or preferential earnings on compensation deferred under our Deferred Compensation Plan. The investment options available for notional investment of deferred compensation are similar to those available under our Retirement Savings Plan and are described in Non-Qualified Deferred Compensation on page 48.

(7)
For fiscal 2009, these amounts include all other compensation as described in the following table:

Name	Retirement Plan Contribution	(a)	Life and Long-Term Disability Insurance Premiums	(b)	Tax Services Reimbursement	(c)	Executive Physical	(d)	Other		Total

Bradbury H. Anderson	$8,568		$5,824		$1,456		$—		$21	(e)	$15,869
James L. Muehlbauer	11,135		1,788		—		3,618		—		16,541
Brian J. Dunn	8,796		2,229		1,520		2,573		22	(e)	15,140
Robert A. Willett	7,738		8,043		7,725		5,367		15,174	(f)	44,047
Shari L. Ballard	8,828		1,659		—		—		1,842	(g)	12,329
David J. Morrish	9,262		2,268		2,000		—		1,813,592	(h)	1,827,122

  (a)
  These amounts reflect our matching contributions to the named executive officer's Retirement Savings Plan account.

  (b)
  These amounts reflect the portions of premiums paid by us for: (i) life insurance coverage exceeding $50,000, and (ii) supplemental executive long-term disability insurance.

  (c)
  These amounts reflect reimbursement for tax planning and preparation expenses.

  (d)
  The amount in this column reflects payment for a physical exam.

  (e)
  The amount reflects tax gross-up payments.

  (f)
  The amount reflects tax gross-up payments and immigration-related payments.

  (g)
  The amount reflects imputed income from health benefits.

  (h)
  The amount reflects tax gross-up payments, and the payments received related to Mr. Morrish's voluntary separation. In addition to the amount reflected here, Mr. Morrish also has the option to accept 18 months of COBRA and life insurance coverage. For more information about the payments received because of Mr. Morrish's voluntary separation, see Voluntary Separation Benefits on page 38.

(8)
The amount reflects monthly cash bonus payments made in connection with Mr. Muehlbauer's service as our interim chief financial officer.

(9)
The amount of expense recognized for financial statement reporting purposes for fiscal 2009, 2008 and 2007 was accelerated with respect to certain awards depending on their retirement provisions to reflect Mr. Willett's retirement eligibility in accordance with SFAS No. 123(R).

(10)
Mr. Morrish voluntarily terminated his employment with Best Buy on February 28, 2009, as part of the Voluntary Separation Offer as described in detail on page 30. Mr. Morrish is included as a named executive officer due to the lump sum separation package he received upon departure.

Grants of Plan-Based Awards

The table below summarizes grants under our long-term incentive programs to each of our named executive officers during fiscal 2009:

											All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
					Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date		Grant Date Fair Value	(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)			(2)		(2)

Bradbury H. Anderson(3)	—		$—		—	—	—	—	—	—	—	—		$—
James L.	4/18/2008	(4)	876,600								20,000
Muehlbauer	8/5/2008	(5)	4,119,000					75,000	100,000	250,000
	10/31/2008		862,400									80,000		26.88
Brian J. Dunn	8/5/2008	(5)	7,826,100					142,500	190,000	475,000
	10/31/2008		1,487,640									138,000		26.88
Robert A. Willett	8/5/2008	(5)	7,826,100					142,500	190,000	475,000
	10/31/2008		1,191,190									110,500		26.88
Shari L. Ballard	8/5/2008	(5)	3,408,473					62,063	82,750	206,875
	10/31/2008		714,175									66,250		26.88
David J.	8/5/2008	(5)	1,112,130					20,250	27,000	67,500
Morrish(6)	10/31/2008		431,200									40,000		26.88

(1)
These amounts reflect the aggregate value of the award on the grant date determined in accordance with SFAS No. 123(R).

(2)
Non-qualified stock options that have a term of 10 years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date. The option exercise price is equal to the closing price of our common stock on the grant date, as quoted on the NYSE. The stock option awards are described in greater detail in Long-Term Incentive beginning on page 37.

(3)
At his request, Mr. Anderson did not receive any LTIP awards during fiscal 2009.

(4)
Time-based restricted stock award which vested 25% on the grant date, and will vest an additional 25% on each of the next three anniversaries of the grant date, provided the executive has been continually employed with us through those dates.

(5)
Performance-based restricted stock award that will be earned depending on the level of achievement of performance goals established for the following metrics: (i) comparable store sales; (ii) profit growth; and (iii) revenue growth. The earned portion, if any, of the first 50% of the award, if any, is scheduled to vest by February 26, 2011, with the remaining 50% of the award, if any, scheduled to vest by March 3, 2012. The award and related performance targets are described in greater detail in Enterprise Leadership Long-Term Incentive beginning on page 37.

(6)
All plan-based awards granted to Mr. Morrish during fiscal 2009 were irrevocably forfeited when he terminated employment with us on February 28, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2009:

	Option Awards						Stock Awards
Name	Option Grant Date	(1)(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Right That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(3)

Bradbury H.	4/14/2003		11,250		$20.65	4/13/2013
Anderson	1/16/2003		112,500		19.11	1/15/2013
	4/11/2002		348,750		34.18	4/10/2012
	4/27/2001		348,750		24.71	4/26/2011
	4/14/2000		371,250		31.17	4/13/2010
	4/16/1999		146,250		23.19	4/15/2009

James L.	10/31/2008			80,000	$26.88	10/31/2018	8/5/2008	(4)			100,000	$2,882,000
Muehlbauer							4/18/2008	(5)	15,000	$432,300
	10/18/2007		10,242	30,728	47.84	10/17/2017
	10/23/2006		5,190	5,190	55.46	10/22/2016	10/23/2006	(6)			5,190	149,576
							6/20/2006	(7)	625	18,013
	11/8/2005		22,539	7,514	46.80	11/7/2015
	10/11/2004		28,500		36.73	10/10/2014
	11/3/2003		25,500		39.59	11/2/2013
	1/16/2003		7,500		19.11	1/15/2013
	4/11/2002		16,875		34.18	4/10/2012
	3/4/2002		4,220		31.04	3/3/2012

Brian J. Dunn	10/31/2008			138,000	$26.88	10/31/2018	8/5/2008	(4)			190,000	$5,475,800
	10/18/2007		34,500	103,500	47.84	10/17/2017
	10/23/2006		69,000	69,000	55.46	10/22/2016
	11/8/2005		60,000	20,000	46.80	11/7/2015
	10/11/2004		47,250		36.73	10/10/2014
	11/3/2003		51,750		39.59	11/2/2013
	1/16/2003		30,000		19.11	1/15/2013
	4/11/2002		65,588		34.18	4/10/2012
	4/27/2001		48,938		24.71	4/26/2011
	12/15/2000		4,923		11.11	12/14/2010
	4/14/2000		16,875		31.17	4/13/2010
	4/16/1999		16,875		23.19	4/15/2009

Robert A. Willett	10/31/2008		110,500		$26.88	10/31/2008
							8/5/2008	(4)			190,000	$5,475,800
	10/18/2007		55,250		47.84	10/17/2017	10/18/2007	(8)
							4/26/2007	(9)	103,820	$2,992,092
	10/23/2006		110,500		55.46	10/22/2016
	11/8/2005		30,005		46.80	11/7/2015
	10/11/2004		45,000		36.73	10/10/2014
	4/23/2004		150,000		37.00	4/22/2014
	4/12/2002		11,250		34.44	4/11/2012

Shari L. Ballard	10/31/2008			66,250	$26.88	10/31/2018	8/5/2008	(4)			82,750	$2,384,855
	10/18/2007		16,550	49,650	47.84	10/17/2017
	10/23/2006		33,100	33,100	55.46	10/22/2016
	11/8/2005		22,503	7,502	46.80	11/7/2015
	10/11/2004		19,350		36.73	10/10/2014
	11/3/2003		32,325		39.59	11/2/2013

David J. Morrish	10/31/2008			40,000	$26.88	10/31/2018	8/5/2008	(4)			27,000	$778,140
	10/18/2007		5,242	15,728	47.84	10/17/2017
	10/23/2006		10,380	10,380	55.46	10/22/2016
							7/5/2006	(10)	5,000	$144,100
	11/8/2005		11,270	3,757	46.80	11/7/2015
	10/11/2004		15,750		36.73	10/10/2014
	11/3/2003		9,375		39.59	11/2/2013

(1)
For a better understanding of the equity awards included in this table, we have provided the grant date of each award.

(2)
All stock option awards reported become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date indicated, except for the following grants which became exercisable immediately: (i) the grants to Mr. Anderson for his service as a director on April 14, 2003 — 11,250 shares; April 11, 2002 — 11,250 shares; April 27, 2001 — 11,250 shares; April 14, 2000 — 11,250 shares; and April 16, 1999 — 11,250 shares.

(3)
These values were determined based on the closing price of Best Buy common stock on February 27, 2009, the last trading day in fiscal 2009. The closing price as reported by the NYSE on February 27, 2009, was $28.82.

(4)
Performance-based restricted stock award that will be earned depending on the level of achievement of performance goals established for the following metrics: (i) comparable store sales; (ii) profit growth; and (iii) revenue growth. The earned portion of the first 50% of the award, if any, is scheduled to vest by February 26, 2011, with the remaining 50% of the award, if any, scheduled to vest by March 3, 2012.

(5)
Time-based restricted stock award which vested 25% on the grant date, and will vest an additional 25% on each of the next three anniversaries of the grant date, provided the executive has been continually employed with us through those dates.

(6)
Performance-based restricted stock award, scheduled to vest in a range from 0% to 100% on February 27, 2010 (end of fiscal 2010), depending on the level of total shareholder return ("TSR" is the compound annual growth rate that shareholders receive on their investment, including both paid dividends and stock price appreciation) achieved by our common stock compared to the TSR of companies that comprise the S&P 500 during a three-year incentive period.

(7)
Time-based restricted stock award that vested 25% on the grant date and 25% on each of the next two anniversaries of the grant date. The remaining 25% (625 unvested shares) is scheduled to vest on June 20, 2009.

(8)
Performance-based restricted stock award, scheduled to vest in a range from 0% to 100% on February 26, 2011 (end of fiscal 2011), depending on the level of TSR achieved by our common stock compared to the TSR of companies that comprise the S&P 500 during a three-year incentive period.

(9)
Time-based restricted stock award, scheduled to vest 100% on April 26, 2010, provided that the executive has been continually employed with us through that date.

(10)
Time-based restricted stock award which vested 25% on the grant date and vested another 25% on the next two anniversaries of the grant date. The remaining 25% (5,000 shares) are scheduled to vest on July 4, 2009, provided the executive has been continually employed with us through this date.

Options Exercised and Stock Vested

The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our named executive officers during fiscal 2009:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise	(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)	(2)

Bradbury H. Anderson	195,000	(3)	$6,633,978		29,678	(4)	$855,320
James L. Muehlbauer	—		—		5,625	(5)	245,444
Brian J. Dunn	—		—		26,709	(4)	769,753
Robert A. Willett	—		—		28,693	(6)	826,933
Shari L. Ballard	—		—		30,776	(7)	886,964
David J. Morrish	—		—		22,480	(8)	701,724

(1)
Value based on market value of Best Buy common stock at the time of exercise, minus the exercise cost.

(2)
Value based on the closing market price of Best Buy common stock on the vesting date.

(3)
Mr. Anderson exercised options to purchase 65,000 shares on March 19, 2008, at an exercise price of $7.64 and an average market price of $41.08; 65,000 shares on March 20, 2008, at an exercise price of $7.64 and an average market price of $40.42; and 65,000 shares on March 24, 2008, at an exercise price of $7.64 and an average market price of $43.48.

(4)
Performance-based restricted shares, granted on May 18, 2006, that were conditioned on the level of achievement of the following four metrics, each of which carried equal weight: (i) EVA growth; (ii) revenue growth; (iii) Best Buy common stock price and (iv) talent management. Based on performance across these metrics, 31% of the target for this award vested on February 28, 2009.

(5)
Time-based restricted shares from two awards: (1) The first award was granted on June 20, 2006, vested 25% on the grant date, vested another 25% on each of the next two anniversaries of the grant date, and is scheduled to vest the remaining 25% on June 20, 2009. The number reported includes the 625 shares that vested on June 20, 2008; (2) The second award was granted on April 18, 2008, vested 25% on the grant date and is scheduled to vest 25% on each of the next three anniversaries of the grant date. The number reported includes the 5,000 shares that vested on the grant date.

(6)
Performance-based restricted shares from two awards: (1) The first award was granted on November 8, 2005, and vested at 33% of the target award level on February 28, 2009, based on the level of TSR achieved by our common stock compared to the TSR of companies that comprise the S&P 500 during a three-year incentive period. The number reported includes 4,951 shares from this award; (2) The second award was granted on May 18, 2006, and vested at 31% of the target award level on February 28, 2009, based on the level of achievement across the following four metrics, each of which carried equal weight: (i) EVA growth; (ii) revenue growth; (iii) Best Buy common stock price and (iv) talent management. The number reported includes 23,742 shares from this award.

(7)
Performance-based restricted shares from two awards: (1) The first award was granted on November 8, 2005, and vested at 100% of the target award level on February 28, 2009, based on the level of actual EVA as compared to the target level for fiscal 2007. The number reported includes 10,002 shares from this award; (2) The second award was granted on May 18, 2006, and vested at 31% of the target award level on February 28, 2009, based on the level of achievement across the following four metrics, each of which carried equal weight: (i) EVA growth; (ii) revenue growth; (iii) Best Buy common stock price and (iv) talent management. The number reported includes 20,774 shares from this award.

(8)
The number reported reflects time-based restricted shares granted on July 5, 2006, which vested 25% on the grant date and 25% each of the next two anniversaries. The remaining 25% of the award has been forfeited because Mr. Morrish terminated his employment with the company on February 28, 2009. The number reported includes the 5,000 shares that vested on July 5, 2008. The number also reflects performance-based restricted shares from two awards: (1) The first award was granted on November 8, 2005, and vested at 33% of the target award level on February 28, 2009, based on the level of TSR achieved by our common stock compared to the TSR of companies that comprise the S&P 500 during a three-year incentive period. The number reported includes 2,480 shares from this award; (2) The second award was granted on July 5, 2006, and vested at 50% of the target award level on February 28, 2009, based the level of achievement of the following two metrics, each of which carried equal weight: (i) gross margin and (ii) talent management. The number reported includes 15,000 shares from this award.

Non-Qualified Deferred Compensation

The following table shows the account balances at February 28, 2009, and the contributions and earnings during fiscal 2009, for our named executive officers under our Deferred Compensation Plan, an unfunded, unsecured plan. The Deferred Compensation Plan allows highly compensated employees, including the named executive officers, and directors to defer:

  •
  Up to 75% of base salary; and

  •
  Up to 100% of short-term incentive compensation or director fees, as applicable.

Name	Executive Contributions in Fiscal 2009	(1)	Registrant Contributions in Fiscal 2009	Aggregate Earnings (Losses) in Fiscal 2009	Aggregate Withdrawals/ Contributions	Aggregate Balance at February 28, 2009

Bradbury H. Anderson	$—		$—	$(971,919)	$—	$2,660,603
James L. Muehlbauer	52,707		—	(413,158)	—	550,799
Brian J. Dunn	—		—	—	—	—
Robert A. Willett	—		—	—	—	—
Shari L. Ballard	63,077		—	(159,953)	—	412,337
David J. Morrish	59,492		—	(279,205)	—	400,240

(1)
These amounts were also reported as either "Base Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table on page 43.

Investments.    Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of investment options selected by the participants. The investment options are notional and do not represent actual investments, but rather serve as a measurement of performance. The options available under the Deferred Compensation Plan and their rates of return for the calendar year ended December 31, 2008, were as follows:

Investment	Rate of Return(1)

NVIT Money Market	0.32%
PIMCO VIT Total Return	4.37%
PIMCO VIT High-Yield Bond	(12.56)%
Fidelity VIP II Asset Manager	(15.09)%
Vanguard VIF Diversified Value	(20.32)%
Vanguard VIF Equity Index	(21.84)%
MFS VIT Growth Series	(22.02)%
Multi-Manager NVIT Small Cap Value	(24.93)%
Vanguard VIF Small Company Growth	(25.40)%
Vanguard VIF International	(23.38)%

(1)
Rate of return is net of investment management fees, fund expenses or administrative charges, as applicable.

Distributions.    Participants who elect to defer compensation under the Deferred Compensation Plan also select when the deferred amounts will be distributed to them. Distributions may be made in a specific year, or at a time that begins at or after the participant's retirement. Distributions are paid in a lump sum or in quarterly installments at the participant's option. However, if a participant's employment ends prior to retirement, a distribution is made promptly in a lump sum or in quarterly installments, depending on the account balance.

Employer-Matching Contributions and Vesting.    Prior to 2004, the Deferred Compensation Plan provided for employer-matching contributions. Since January 1, 2004, we do not provide employer-matching contributions for amounts deferred under the plan. Participants are fully vested in their contributions. Employer contributions vest according to a five-year schedule. If the Deferred Compensation Plan were to be terminated, the participants would immediately become fully vested in all of the employer-matching funds.

Potential Payments Upon Termination or Change-in-Control

We do not have employment, severance or change-in-control agreements or arrangements with our named executive officers. As such, the only contractual payments that would be received by our named executive officers upon termination of employment or a change-in-control would be in connection with equity-based incentive awards granted under our long-term incentive programs. The amounts reported represent the in-the-money value of stock options and value of stock awards, calculated based on the closing price of our common stock on February 27, 2009, the last trading day in fiscal 2009. The following table summarizes the potential value of long-term incentive awards for each named executive officer under various scenarios:

		Termination
Name		Involuntary	(1)	Voluntary	(2)	Following Change-in- Control	(3)	Death or Disability	(4)	Retirement	(5)

Bradbury H. Anderson	Stock options	—		$3,441,038		$3,441,038		$3,441,038		$3,441,038
	Stock awards	—		—		2,736,920		2,736,920		2,736,920

	Total	—		$3,441,038		$6,177,958		$6,177,958		$6,177,958

James L. Muehlbauer	Stock options	—		$72,825		$228,025		$228,025		$228,025
	Stock awards	—		—		7,804,588		7,804,588		7,354,576

	Total	—		$72,825		$8,032,613		$8,032,613		$7,582,601

Brian J. Dunn	Stock options	—		$674,628		$942,348		$942,348		$942,348
	Stock awards	—		—		16,152,745		16,152,745		16,152,745

	Total	—		$674,628		$17,095,093		$17,095,093		$17,095,093

Robert A. Willett	Stock options	—		$—		$214,370		$214,370		$214,370
	Stock awards	—		—		19,834,299		19,834,299		16,842,206

	Total	—		$—		$20,048,669		$20,048,669		$17,056,576

Shari L. Ballard	Stock options	—		$—		$128,525		$128,525		$128,525
	Stock awards	—		—		8,166,262		8,166,262		8,166,262

	Total	—		$—		$8,294,787		$8,294,787		$8,294,787

David J. Morrish(6)	Stock options	—		$—		$—		$—		$—
	Stock awards	—		—		—		—		—

	Total	—		$—		$—		$—		$—

(1)
All stock options and unvested stock awards are immediately and irrevocably forfeited upon involuntary termination.

(2)
Upon voluntary termination: (i) stock options that are vested as of the date of termination may be exercised during a 60-day period beginning on the termination date and (ii) all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of termination.

(3)
Upon involuntary termination or termination for good reason within 12 months following a change-in-control: (i) stock options vest 100% and may generally be exercised until their natural dates of expiration and (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned.

(4)
Upon death or disability: (i) stock options vest 100% and may generally be exercised for a period of one year and (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned.

(5)
Upon qualified retirement: (i) stock options vest 100% and may generally be exercised for a period of one year; (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned, except that in some cases, stock awards with performance-based vesting criteria will be earned at the end of the performance measurement period, based on the level of performance achieved; and (iii) stock awards with time-based vesting criteria will either vest 100% or will be irrevocably forfeited, depending on the terms and conditions of the respective award agreement.

(6)
Mr. Morrish voluntarily terminated employment with us on February 28, 2009. The value realized prior to his termination of employment pursuant to equity-based incentive awards granted under our LTIP is described in Options Exercised and Stock Vested on page 47.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

It is our policy not to participate in material related-party transactions with officers, directors, controlling persons and other insiders unless the transaction provides us with a demonstrable incremental benefit and the terms are competitive with terms available from unaffiliated third parties. Pursuant to our Related-Party Transactions Policy, if a transaction with a related party involving an amount greater than $120,000 is proposed, members of the Audit Committee who have no financial interest in the transaction review the transaction to determine whether the necessary incremental benefit is present and whether the transaction should be recommended to the Board for approval. Members of the Board who have no financial interest in the transaction then review and, if appropriate, approve the transaction. In addition, ongoing related-party transactions are reviewed periodically by the Board to ensure that such transactions continue to provide the necessary incremental benefit to us.

We have a policy of not participating in real estate transactions with officers, directors, controlling persons and other insiders unless they are approved by the members of the Board who have no financial interest in the transaction. The Board must determine that any real estate transaction with an insider has terms that are competitive with terms available from unaffiliated third parties.

We do not have any credit arrangements between our officers, directors, controlling persons and other insiders.

Richard M. Schulze

We lease two of our U.S. Best Buy stores from Richard M. Schulze, a founder of Best Buy and our Chairman of the Board. During fiscal 2009, we paid aggregate rents for the two stores leased from Mr. Schulze of $1.1 million. The leases include escalation clauses, and one provides for percentage rent based on gross sales. One of the leases was scheduled to expire in 2008, but we exercised a renewal option in fiscal 2009 to continue to lease the store. The renewal options could extend the lease through 2021. The other lease expires in 2011 and has renewal options that could extend the lease through 2023 at our option. We entered into both real estate leases with Mr. Schulze prior to 1990, and the Board negotiated and approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. The Board determined that these real estate leases were in our best interest and had terms that are competitive with terms available from unaffiliated third parties. Real estate lease renewals are reviewed by the Audit Committee pursuant to our Related-Party Transactions Policy.

We also lease, on a non-exclusive basis, airplanes from a corporation owned by the Richard M. Schulze Revocable Trust, of which Mr. Schulze is a trustee. Periodically, the Board reviews the terms of the lease agreement to ensure that they are competitive with terms available from unaffiliated third parties. We pay an hourly rate for use of the airplanes, without any required fractional ownership. Our senior management generally use the airplanes when it is more economical or practical than flying commercial airlines. The total amount paid to Mr. Schulze's corporation for use of the airplanes during fiscal 2009 was $895,000.

We purchase certain store fixtures from Phoenix Fixtures, Inc. ("Phoenix"), a company owned by Mr. Schulze's brother. Our decision to conduct business with Phoenix was based on both qualitative and quantitative factors including product quality, pricing, customer service and design flexibility. In light of Mr. Schulze's relationship with Phoenix, the Board reviewed our transactions with Phoenix and determined that the transactions were on fair terms to us and that Phoenix provides significant advantages with respect to service and delivery as compared with its competitors. Accordingly, the Board approved the transactions and our continued business dealings with Phoenix. The total amount paid to Phoenix during fiscal 2009 was $18 million.

Susan S. Hoff, Mr. Schulze's daughter, is Chairperson, President and Chief Executive Officer of The Best Buy Children's Foundation, for which she has served as principal executive officer since the inception of the foundation. In addition, since October 2007, Ms. Hoff has served as a Vice President of our company. Ms. Hoff's base salary was set in fiscal 2009 at $233,000 and she was eligible for a short-term incentive award, payable in cash, expressed as 45% of her base salary. During fiscal 2009, Ms. Hoff received $232,000 in total cash compensation. Also during fiscal 2009, Ms. Hoff was awarded options to purchase 12,000 shares of Best Buy common stock at an exercise price of $41.19 per share and options to purchase 12,000 shares of Best Buy common stock at an exercise price of $26.88 per share. The stock options expire in August 2018 and October 2018, respectively, and vest ratably over four years. Ms. Hoff's compensation was deemed reasonable by the Compensation Committee based upon the responsibilities encompassed by her role.

Elliot S. Kaplan

Elliot S. Kaplan, a director since 1971, is a partner with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. ("RKMC"), which serves as our primary external general counsel. The Board periodically reviews the fees paid to RKMC to ensure that they are competitive with fees charged by other law firms comparable in size and expertise. We paid $11 million in legal fees to RKMC during fiscal 2009. In light of Mr. Kaplan's relationship with RKMC, the Board approved the transactions with RKMC and our continued business dealings with the firm.

Jane K. Kirshbaum, Mr. Kaplan's daughter, is employed with us as Senior Corporate Counsel. Ms. Kirshbaum's base salary for fiscal 2009 was $154,000, and she was eligible for a short-term incentive award, payable in cash, expressed as 30% of her base salary. Ms. Kirshbaum's total cash compensation for fiscal 2009 was $154,000. Also during fiscal 2009, we awarded Ms. Kirshbaum options to purchase 2,700 shares of Best Buy common stock at an exercise price of $41.19 per share and she was awarded options to purchase 2,970 shares of Best Buy common stock at an exercise price of $26.88 per share. The stock options expire in August 2018 and October 2018, respectively, and vest ratably over four years.

Michael J. Stillman, Mr. Kaplan's step-son, is employed by us as Vice President — Business Development. Mr. Stillman's base salary for fiscal 2009 was $210,000 and he was eligible for a short-term incentive award, payable in cash, expressed as 45% of his base salary. Mr. Stillman's total cash compensation for fiscal 2009 was $195,000. Also during fiscal 2009, we awarded Mr. Stillman options to purchase 3,700 shares of Best Buy common stock at an exercise price of $41.19 per share and options to purchase 5,180 shares of Best Buy common stock at an exercise price of $26.88 per share. The stock options expire in August 2018 and October 2018, respectively, and vest ratably over four years.

Mr. Kaplan's family members were compensated at levels comparable to the compensation paid to non-family members in similar positions at Best Buy.

George L. Mikan III

George L. Mikan III, a director since April 2008, is executive vice president and chief financial officer of UnitedHealth Group Incorporated ("UnitedHealth"). We sponsor a self-insured health benefits program for our eligible U.S.-based employees, which is facilitated by an agreement with UnitedHealth. Under the agreement, UnitedHealth provides us with access to physician networks and other services, including claim processing and call center support. The agreement was established in 2003 and may be renewed annually. During fiscal 2009, we paid $175 million to UnitedHealth under the agreement. Of this amount, $14 million was for administrative and other services. The remaining $161 million was in the form of reimbursements for medical and pharmaceutical claims administered by UnitedHealth. In light of Mr. Mikan's relationship with UnitedHealth, the Board reviewed and approved our continued business dealings with UnitedHealth when Mr. Mikan joined our Board.

Frank D. Trestman

The Avalon Group is a real estate development partnership in which Frank D. Trestman, a director since 1984, and Mr. Trestman's son-in-law each own one-third interests. Mr. Trestman is the chairman of The Avalon Group, with the other partners responsible for operations. In fiscal 2007, we entered into a 10-year lease with Avalon-Timbercrest for a retail store located in a development in which The Avalon Group has an interest. Mr. Trestman and his son-in-law each own a 20% interest in the property we lease. Our real estate department has determined that the rental payments under the lease are competitive for the real estate market in the relevant geographic area. The payments required for the first five years of the term are $700,200 per year, with an increase in years six through ten to $745,200 per year. In fiscal 2009, we paid aggregate rents to Avalon-Timbercrest of $775,800. In light of Mr. Trestman's relationship with Avalon-Timbercrest, the Board determined that the lease is in our best interest and has terms that are competitive with terms available from unaffiliated third parties.

Hatim A. Tyabji

Hatim A. Tyabji, a director since 1998, has served as chairman of the board of directors of Jasper Wireless, Inc. ("Jasper") since November 2008. We purchase wireless data connectivity services from Jasper for our private label mobile navigation devices. We paid $2 million to Jasper in fiscal 2009, which represented approximately 10% of its recognized revenue for the year. Mr. Tyabji is not an employee of Jasper, nor did he participate in negotiating or executing our agreement with Jasper. In light of Mr. Tyabji's relationship with Jasper, the Board reviewed and approved our continued business dealings with Jasper.

Brian J. Dunn

Brian J. Dunn is our President and Chief Operating Officer. Mr. Dunn serves on the board of directors of Dick's Sporting Goods, Inc. ("Dick's"). Pursuant to an assignment of lease, we lease certain land and buildings to Dick's for its retail store in Richfield, Minnesota. We originally entered into the lease agreement with Galyan's Trading Co. in 2000, prior to Mr. Dunn joining Dick's board. The payments required for the term of the lease increase annually according to a prescribed schedule. The initial term of the lease expires in 2019, and the lease includes eight 5-year automatic renewals unless otherwise terminated. During fiscal 2009, we received $3.2 million in lease payments. Best Buy also made payments to Dick's in fiscal 2009 totaling $437,000 in connection with sports-related corporate sponsorships. In light of Mr. Dunn's relationship with Dick's, the Board determined that continuing these business relationships with Dick's is in our best interest and that the lease terms are competitive with terms available from unaffiliated third parties.

Jonathan E. Pershing

Jonathan E. Pershing is our Executive Vice President — Human Capital. Travis Cinco was employed with us as a Senior Director — Operating Development and shares a household with Mr. Pershing. During fiscal 2009, we paid Mr. Cinco total cash compensation of $149,000 and awarded him options to purchase 3,700 shares of Best Buy common stock at an exercise price of $41.19 per share and options to purchase 3,700 shares of Best Buy common stock at an exercise price of $26.88 per share. The stock options were scheduled to expire in August 2018 and October 2018, respectively, and vest ratably over four years. In February 2009, Mr. Cinco opted to terminate his employment pursuant to our Voluntary Separation Program, for which he received a one-time lump sum payment of $193,503, of which $3,700 is an outplacement credit. All unvested share awards granted to Mr. Cinco were irrevocably forfeited when he terminated employment with us. He is also eligible for up to 12 months of COBRA payments. Mr. Cinco was compensated at levels comparable to the compensation paid to non-family members in similar positions at Best Buy.

Michael J. Pratt

Michael J. Pratt is President — Best Buy Canada. Michelle K. Pratt, Mr. Pratt's wife, is employed with us in Canada as Director — Merchandising. During fiscal 2009, we paid Ms. Pratt total cash compensation of $158,000 and awarded her options to purchase 2,400 shares of Best Buy common stock at an exercise price of $41.19 per share and options to purchase 3,000 shares of Best Buy common stock at an exercise price of $26.88 per share. The stock options expire in August 2018 and October 2018, respectively, and vest ratably over four years. Ms. Pratt was compensated at levels comparable to the compensation paid to non-family members in similar positions at Best Buy.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is comprised of four members and acts under a written charter adopted and approved by the Board. The Audit Committee's charter is posted on our Web site at www.BestBuy.com — select the "For Our Investors" link and then the "Corporate Governance" link. All members of the Audit Committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, the Board has determined that George L. Mikan III, Matthew H. Paull and Gérard R. Vittecoq, independent directors and members of the Audit Committee, are audit committee financial experts for purposes of SEC rules. No member of the Audit Committee serves on the audit committee of more than three public companies.

Committee Meetings and Recommendation

The Audit Committee, on behalf of the Board, reviewed and discussed with both management and Deloitte & Touche LLP ("D&T"), our independent registered public accounting firm, the annual audited consolidated financial statements for the fiscal year ended February 28, 2009, and the quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. These reviews included discussions with D&T of matters required to be discussed pursuant to Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance, and discussions with management about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the consolidated financial statements.

The Audit Committee met 11 times, including eight times via conference call, during fiscal 2009. The Audit Committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The Audit Committee meetings include regular executive sessions with D&T, our internal auditors and management. The Audit Committee also discusses with our internal auditors and D&T the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009, as filed with the SEC.

Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, the Audit Committee has responsibility for appointing, setting fees and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, it is the policy of the Audit Committee to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to our independent registered public accounting firm during a fiscal year.

Each year, prior to engaging our independent registered public accounting firm, management submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees.

1.
Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.
Audit-Related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, statutory audits, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3.
Tax services include compliance and other non-advisory services performed by the independent registered public accounting firm when it would be inefficient or ineffective to use another tax service provider.

As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the Audit Committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

Auditor Independence

The Audit Committee discussed with D&T its independence from management and Best Buy, and received the written disclosures and the letter from D&T as required by the Public Company Accounting Oversight Board's Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. In September 2008, D&T advised us in writing that it believed an advisory partner on D&T's audit engagement team had entered into trades involving our securities on multiple occasions during the period of D&T's engagement. SEC rules require that we file annual financial statements that are audited by an independent registered public accounting firm. SEC rules also provide that when a partner serving in a capacity such as that of this advisory partner has an investment in securities of an audit client, the audit firm is not considered independent with respect to that client.

This individual had served as the advisory partner on the audit engagement team from the commencement of D&T's engagement in fiscal 2006 until September 2008. The advisory partner is no longer an active partner at D&T. The audit partner heading the audit engagement team had responsibility for all substantive issues with respect to the planning, scope and conduct of D&T's audit of our company, while the former advisory partner was responsible for client relationship management, industry matters and service assessment.

The former advisory partner attended some, but not all, Audit Committee meetings. At these meetings, he reviewed with the committee reports of the annual inspection of D&T conducted by the Public Company Accounting Oversight Board as well as D&T's annual client service assessments. The former advisory partner also met occasionally with members of our management or the audit committee. His role was to advise on industry matters and to maintain the relationship between D&T and us. He did not review substantive audit matters with management or the committee. The former advisory partner attended our annual meetings of shareholders as one of the D&T representatives attending those meetings. Neither the former advisory partner nor any other D&T representatives spoke at any of these shareholder meetings and no questions were asked of D&T.

D&T reported to us the results of its investigation of the involvement of the former advisory partner in actual audit matters, including review of its audit-related files and logs and interviews of other members of the audit engagement team. D&T also reported to us the steps taken in its investigation and its conclusions and provided supporting materials to us. At the direction of the Audit Committee, we also conducted an investigation into the extent of any involvement of the former advisory partner in actual audit matters. We retained outside counsel to direct and assist in this investigation. Internal counsel conducted interviews with members and certain former members of our senior management and Audit Committee that had contacts with the former advisory partner, including our Chief Financial Officer and our Chief Accounting Officer. Outside and internal counsel reviewed summaries of the interviews and related documentation, including the minutes of all of our Board of Directors and Board committee meetings in which the former advisory partner participated, our electronic records and communications identified as pertaining to the former advisory partner, and supporting materials provided by D&T.

Following these investigations, D&T and our management advised the Audit Committee that no evidence was discovered that indicated that the former advisory partner had any substantive responsibility for or role in the conduct of the audit. D&T delivered a letter to the audit committee stating that, despite the trades in our securities by their former advisory partner and the resulting violation of the SEC's independence rules, the former advisory partner had not exercised any influence over the conduct of the audit or its conclusions with respect to the audit or accounting consultations, that the objectivity of the persons responsible for the actual conduct of the audit had not been affected by the former advisory partner's actions, and that D&T's independence was not impaired.

Based on the foregoing and the Audit Committee's understanding of the application of the relevant SEC rules, the Audit Committee accepted D&T's conclusion and letter regarding its independence and unanimously concluded that, based on all of the facts and circumstances known to the Audit Committee, D&T's independence was not impaired with respect to any of our financial statements covering periods during which the former advisory partner was a member of D&T's audit engagement team, including fiscal 2009. D&T and we have reported our respective conclusions regarding this matter to the SEC.

The Audit Committee reviewed all services provided by and the amount of fees paid to D&T in fiscal 2009. In reliance on the reviews and discussions with management and D&T, including the matter described above, the Audit Committee believes that the services provided by D&T were compatible with, and did not impair, its independence.

  AUDIT COMMITTEE

    Hatim A. Tyabji, Chairman
    George L. Mikan III
    Matthew H. Paull
    Gérard R. Vittecoq

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE "AUDIT COMMITTEE REPORT" ON PAGES 55-57.

The Audit Committee appointed Deloitte & Touche LLP ("D&T") as our independent registered public accounting firm for the fiscal year that began March 1, 2009. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal years ended February 28, 2009 and March 1, 2008, D&T served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for services rendered by D&T during fiscal 2009 and 2008, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the Audit Committee's pre-approval policy described on pages 55-56:

Service Type	Fiscal 2009	Fiscal 2008

Audit fees(1)	$4,687,000	$4,495,000
Audit-related fees(2)	2,969,000	592,000
Tax fees	157,000	—
All other fees	—	—

Total(3)	$7,813,000	$5,087,000

(1)
Consists of fees for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended February 28, 2009, and March 1, 2008; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; consultations on accounting matters; and SEC registration statements.

(2)
Consists primarily of fees for acquisition-related due diligence and statutory audit filings, as well as the audits of our Retirement Savings Plan and The Best Buy Children's Foundation. Includes fees of $1,668,000 incurred for statutory audits of Best Buy Europe, which was acquired by us in fiscal 2009.

(3)
D&T reduced their fees by approximately $79,000 in consideration of external legal fees incurred by us in connection with the Audit Committee's review of D&T's independence discussed below.

It is our policy that our independent registered public accounting firm be engaged to provide only audit and audit-related services. However, pursuant to the policy, in certain circumstances and using stringent standards in its evaluation, the Audit Committee may authorize our independent registered public accounting firm to provide tax services when it would be inefficient or ineffective to use another tax service provider. The Audit Committee's intention is to not engage our independent registered public accounting firm for tax advisory services.

In September 2008, D&T advised us that it believed an advisory partner on D&T's audit engagement team had entered into trades involving our securities on multiple occasions during the period of D&T's engagement. The individual had served as the advisory partner on D&T's audit engagement team from the commencement of D&T's engagement in fiscal 2006 until September 2008. The advisory partner's association with D&T was terminated in September 2008. See "Audit Committee Report" on pages 55-57 for further details including our conclusion that D&T's independence was not impaired with respect to any of our financial statements covering periods during which the former advisory partner was a member of D&T's audit engagement team. Both we and D&T have reported our respective conclusions regarding this matter to the SEC.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year that began on March 1, 2009.

If the appointment of D&T were not to be ratified by the shareholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote.

ITEM OF BUSINESS NO. 3 — APPROVAL OF AMENDMENTS TO THE BEST BUY CO., INC. 2004 OMNIBUS STOCK AND INCENTIVE PLAN, AS AMENDED

Information About the Plan

What is the Omnibus Plan?

The Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan was adopted by the Board of Directors on April 20, 2004, and approved by our shareholders on June 24, 2004. An amendment to the plan was adopted by the Board of Directors on May 1, 2007, and approved by our shareholders on June 25, 2007 (as amended in 2007, the plan is referred to as the "Omnibus Plan"). The Omnibus Plan is the means by which we provide long-term incentives to a broad range of our employees.

The Omnibus Plan permits the granting of stock options (including both incentive and non-qualified stock options); stock appreciation rights ("SARs"); restricted stock and restricted stock units; performance awards of cash, stock or property; dividend equivalents; and other stock grants. Eligible recipients under the Omnibus Plan include any employee, officer, consultant, advisor or director providing services to us or to any of our affiliates, who is selected by the Compensation Committee of the Board.

The Omnibus Plan is our only plan that provides for the issuance of shares of our common stock upon completion of future awards of equity-based compensation. Currently, the aggregate number of shares of our common stock that may be issued under all stock-based awards made under the Omnibus Plan is 38 million (representing the original 16 million authorized in 2004; the 3-for-2 stock split on August 3, 2005, which increased the initial authorized amount to 24 million; and the additional 14 million authorized by shareholders in 2007). The maximum number of shares of common stock that may be awarded under the Omnibus Plan pursuant to grants of restricted stock, restricted stock units and other stock awards is 9.75 million. Our non-employee directors, as a group, may not be granted awards in the aggregate of more than 5% percent of the shares of common stock available for awards under the Omnibus Plan. As context to our annual rate of equity-based awards, it is important to note that we completed an accelerated share repurchase in fiscal 2008 to acquire $3.0 billion in shares of common stock, thereby increasing the rate of grant and overhang.

As of February 28, 2009, approximately 4.1 million shares of our common stock remained available under the Omnibus Plan for awards in the aggregate, all of which would be available for grants of restricted stock, restricted stock units and other stock awards; and 1.4 million shares of common stock remained available for awards to non-employee directors. Since adoption of the Omnibus Plan, we have made equity-based awards at an annual rate of 1.3% to 1.7% of our outstanding common stock excluding the two large grants in August 2008 (as described below), and we expect to continue at those normal levels (based on our current assumptions and compensation strategies), assuming shareholder approval of the proposed amendments to the Omnibus Plan.

What is the purpose of the Omnibus Plan?

The purpose of the Omnibus Plan is to promote the interests of Best Buy and our shareholders by aiding us in motivating, attracting and retaining employees, officers, consultants, advisors and directors who we expect will contribute to our growth and financial performance. The Board believes that the combination of short-term and long-term incentive compensation is essential in attracting, retaining and motivating individuals to enhance the likelihood of our future success. The 2009 amendments to the Omnibus Plan will allow the types and specific terms of future awards to be based on our then-current objectives for aligning compensation with shareholder value. Shareholder approval of the amendments to the Omnibus Plan will allow us to continue to award short-term and long-term incentives that achieve these goals.

What is your long-term incentive compensation philosophy?

As a company, we believe the contributions provided by each employee, both individually and as part of a team, are key to our long-term success. Over our history, we have faced a series of challenges. The outcomes of these challenges have contributed to our growth and to our view of the role of long-term incentive compensation as a vehicle to help us overcome the challenges and to share in the success of our growth. In a company such as ours, where the growth trajectory can be uneven, innovation is the key ingredient of our ability to achieve our vision and mission. Historically, innovation has originated from many sources within our company — many of which are not top-level management. Innovative employees are not always the most highly compensated, but they typically feel a personal stake in making Best Buy a success. As we focus increasing attention on individual customer needs and aspirations, our conviction has grown that we excel in meeting the unique needs of our customers whenever we unleash the potential of all of our employees.

We use equity-based long-term incentives as one tool in inspiring our people, encouraging innovation and unleashing the individual talents of our employees. These incentives are in alignment with our Total Rewards Philosophy, which balances our strategy with cost and with what employees value. We believe that equity-based compensation can be highly effective in building an employee's personal stake in our success. Therefore, we have designed several programs, such as our Retirement Savings Plan, Employee Stock Purchase Plan, Chairman's Discretionary program and our Innovation Award program, to include equity components that continually reinforce the connections among our employees, customers and shareholders. Using equity-based compensation for a portion of total compensation aligns the dreams and aspirations of our employees and their families with our shareholders' interests.

In general, we have provided long-term incentives to a broader range of employees than most other large corporations have done. For example, our store managers receive long-term incentives to create a long-term ownership stake in our success. Including store managers in our long-term incentive program helps us ensure that they will act as owners and share in our long-term success as owners. In fact, if you consider grants made during our most recent fiscal year, over 90% of the recipients of long-term incentives were non-officers.

While we reward a broad base of employees, we also believe that equity-based compensation is a key component in well-designed executive compensation. Part of our long-term compensation philosophy is designed to ensure that those who perform strategic policy-making functions, and have greater responsibilities and accountability for the organization's financial success, have an ownership interest in the organization. Furthermore, when recruiting executive talent from external sources, we believe the leverage provided by equity-based compensation is an integral part of aligning the new executives' interests with the interests of our shareholders.

Why are you requesting additional shares under the Omnibus Plan now?

We believe that our equity-based incentive programs and our emphasis on employee stock ownership have been integral to our success in the past and are crucial to our ability to retain, recruit and motivate participants to achieve our corporate performance goals in the years ahead. Over the past year, economic and competitive conditions have combined to create new challenges and opportunities that will shape our future. In the past nine months, the Compensation and Human Resources Committee, in consultation with management, decided to build the equity leverage of our employees and bind their personal lives and aspirations more tightly to our future opportunities. In August 2008, we launched an ambitious performance-based restricted stock unit incentive for 20 instrumental leaders. The incentive used 2.4 million of the shares of common stock available for grant under our Omnibus Plan. The aggressive performance targets for these incentives were designed to require a near doubling in the size of our company, and significant increases to our profitability, by the end of March 2012, for vesting to occur. We believed these targets were stretch goals, where outsized rewards were very appropriate.

Our leadership team was also acutely aware that the key ideas, energy and effort for our success have come from many avenues. To encourage innovation beyond the top 20 leaders, concurrent with the grant to top management in August 2008, we issued a special non-routine equity-based grant to 3,700 employees to increase their personal stake in our success. This grant utilized another 6.8 million of the available shares of common stock under our Omnibus Plan.

Together, these two grants increased key measures of equity-based compensation beyond our historical norms and those of the retail industry. The grants came at a time before the current economic crisis, when we had already perceived significant and unusual challenges within the consumer electronics retailing sector as well as great opportunities for growth. We believe that these grants were crucial steps to challenge our employees to drive growth for the coming years especially during times of economic uncertainty.

At this point, we are requesting a 13.5 million share increase in the number of shares of common stock available under the Omnibus Plan. This request is being made one year in advance of our normal rhythm, due to the significant grants made in August 2008. It is critical that we have the ability to replenish our long-term incentive program to keep our people focused on the opportunities in the next few years. We believe that the ability to motivate talented employees using our equity-based incentive programs is critical to our long-term performance and shareholder returns. The amended Omnibus Plan will allow us the flexibility to implement our current long-term incentive philosophy in future years and will better align the interests of executives, employees and shareholders.

How are you proposing to amend the Omnibus Plan?

On April 7, 2009, the Board adopted amendments for the Omnibus Plan, subject to the approval of our shareholders, to:

  •
  Increase the maximum number of shares of our common stock that are authorized for issuance under the Omnibus Plan (as Incentive Stock Options or otherwise) from 38 million to 51.5 million, and

  •
  Proportionately increase the maximum number of shares of our common stock that may be awarded under the Omnibus Plan pursuant to grants of restricted stock, restricted stock units and other stock awards from 15.5 million to 21 million.

On the same date, the Board also adopted other amendments to the Omnibus Plan, which are not subject to the approval of our shareholders, to:

  •
  Allow holders of non-qualified stock options to pay their exercise price by having us withhold shares of common stock with a fair market value equal to the aggregate exercise price,

  •
  Clarify the terms for complying with IRS Code Section 409A, which concerns all plans or other arrangements, with few exceptions, that provide for non-qualified deferred compensation and

  •
  Require that non-employee director grants be approved by an independent committee of the Board, which aligns the plan document with current practice.

Has the Board approved the amendments to the Omnibus Plan?

Yes. The Board of Directors approved the amendments to the Omnibus Plan on April 7, 2009, although the amendments increasing the maximum number of shares of common stock and the annual dollar limit on payment of performance awards are subject to the approval of our shareholders. We are now asking you to approve these amendments to the Omnibus Plan. Upon shareholder approval, these amendments to the Omnibus Plan will become effective. As amended in 2009, the plan is referred to as the "amended Omnibus Plan."

What are the key features of the amended Omnibus Plan?

The material terms of the amended Omnibus Plan are summarized below. The amended Omnibus Plan has been designed to meet the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation and to minimize the risk of premature income taxes and related penalties on participating employees under Section 409A of the Code.

The following summary is qualified in its entirety by reference to the full text of the amended Omnibus Plan. A copy of the amended Omnibus Plan may be obtained from us free of charge upon written request and is also available on our Web site at www.BestBuy.com — under "Company Information," after selecting the "For Our Investors" link.

Who is eligible to receive awards under the amended Omnibus Plan?

Eligible recipients under the amended Omnibus Plan include any employee, officer, consultant, advisor or director providing services to us or to any of our affiliates, who is selected by the Compensation Committee of the Board. As of February 28, 2009, approximately 120,000 employees were eligible to participate in the amended Omnibus Plan.

What is the term of the amended Omnibus Plan?

Unless discontinued or terminated by the Board, the amended Omnibus Plan will expire on June 23, 2014. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the amended Omnibus Plan, and before expiration of the plan, may extend beyond the end of such period through the award's normal expiration date.

How is the amended Omnibus Plan administered?

The Compensation Committee will administer the amended Omnibus Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the amended Omnibus Plan. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the amended Omnibus Plan may be deferred automatically or at the election of either the holder of the award or the committee, if any such deferral complies with or is exempt from Code Section 409A. Subject to the provisions of the amended Omnibus Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the amended Omnibus Plan and to establish rules and regulations for the administration of the plan. In addition, the Board may exercise the powers of the committee at any time, except with respect to the grant of awards to our executive officers.

How many shares will be available for issuance under the amended Omnibus Plan?

The aggregate number of shares of our common stock that may be issued under all equity-based awards made under the amended Omnibus Plan will be 51.5 million. Certain awards under the amended Omnibus Plan will be subject to further limitations as follows:

  •
  The maximum number of shares of common stock that may be awarded under the amended Omnibus Plan pursuant to grants of restricted stock, restricted stock units and stock awards will be 21 million.

  •
  The maximum number of shares of common stock that may be awarded under the amended Omnibus Plan pursuant to grants of incentive stock options that are subject to the provisions of Section 422 or 424 of the Code, will be 51.5 million.

  •
  In any calendar year, no person may be granted under the amended Omnibus Plan any stock options, SARs or other awards, the value of which is based solely on an increase in the value of our common stock after the date of grant of the award, that exceed 1.5 million shares of common stock in the aggregate.

  •
  In any calendar year, the maximum aggregate amount payable under performance awards to any employee who is covered by Code Section 162(m) will be $10 million in value under the amended Omnibus Plan, whether paid in cash, shares or other property, with that dollar amount to increase after 2009 by 5% per year.

  •
  Our non-employee directors, as a group, may not be granted awards in the aggregate of more than 5% percent of the shares of common stock available for awards under the amended Omnibus Plan.

  •
  No non-employee director may be granted an award under the amended Omnibus Plan unless all non-employee directors receive an award with the same terms and conditions, except where the award is compensation for service on a committee of the Board and all members of that committee receive an award with the same terms and conditions, or the award is made in connection with the director's initial appointment to the Board. Only the Compensation Committee (or another independent committee of the Board) may grant awards to directors who are not also employees of Best Buy or an affiliate.

The Compensation Committee may adjust the number of shares of common stock and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the amended Omnibus Plan.

If any shares of our common stock subject to any award or to which an award relates are forfeited or are reacquired by us, or if any award terminates without the delivery of any shares, the shares previously set aside for such awards will be available for future awards under the amended Omnibus Plan.

What types of awards can be issued under the amended Omnibus Plan?

The amended Omnibus Plan permits the granting of:

  •
  Stock options (including both incentive and non-qualified stock options),

  •
  SARS,

  •
  Restricted stock and restricted stock units,

  •
  Performance awards of cash, stock or property,

  •
  Dividend equivalents, and

  •
  Other stock grants.

Under the amended Omnibus Plan, awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the amended Omnibus Plan or any other compensation plan. Awards can be granted for no cash consideration or for cash or other consideration as determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock or other securities, or property, or any combination of these in a single payment, in installments or on a deferred basis. The exercise price per share of common stock under any stock option and the grant price of any SAR may not be less than the fair market value of a share of common stock on the date of grant of such option or SAR, except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. Determinations of fair market value under the amended Omnibus Plan will be made in accordance with methods and procedures established by the Compensation Committee and intended to comply with or be exempt from Code Section 409A. The term of awards will not be longer than 10 years from the date of grant.

Stock Options.    The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. Those securities may include shares of common stock already held by the person exercising the option or, in the case of non-qualified option, shares to be received upon exercise of the option.

Stock Appreciation Rights.    The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee's discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee.

Restricted Stock and Restricted Stock Units.    The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to transfer or vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. The minimum vesting period for these awards is over a period of at least three years from the date of grant, unless the award is conditioned on personal performance, or our performance or that of our affiliates, in which case the award must vest over a period of at least one year from the date of grant. The Compensation Committee also may permit accelerated vesting in the case of a participant's death, disability or retirement, or a change in control of Best Buy. If the participant's employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions.

Performance Awards.    Performance awards granted under the amended Omnibus Plan are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, and to comply with or be exempt from Section 409A of the Code. Performance awards give participants the right to receive payments in cash, stock or property based solely upon the achievement of certain performance goals during a specified performance period. The Compensation Committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period (or if earlier, within the first 25% of the performance period) and within the parameters of Section 162(m) of the Code. Performance goals must be based solely on one or more of the following business criteria:

  •
  Revenue;

  •
  Cash flow;

  •
  Gross profit;

  •
  Earnings before interest and taxes;

  •
  Earnings before interest, taxes, depreciation and amortization;

  •
  Net earnings;

  •
  Earnings per share;

  •
  Margins, including gross profit, operating and net income margins;

  •
  Returns, including return on assets, equity, investment, capital and revenue and total stockholder return;

  •
  Stock price;

  •
  Economic value added;

  •
  Working capital;

  •
  Market share;

  •
  Cost reductions;

  •
  Workforce satisfaction and diversity goals;

  •
  Employee retention;

  •
  Customer satisfaction;

  •
  Completion of key projects; and

  •
  Strategic plan development and implementation.

The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures, and may be applied at individual or organizational levels. In any calendar year, the maximum aggregate amount payable under performance awards to any employee covered by Code Section 162(m) will be $10 million in value under the amended Omnibus Plan, whether paid in cash, shares or other property, with that dollar amount to increase after 2009 by 5% per year.

Dividend Equivalents.    The holder of a dividend equivalent award will be entitled to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our shareholders, with respect to the number of shares of common stock determined by the Compensation Committee. Dividend equivalents will be subject to other terms and conditions determined by the Compensation Committee.

Other Stock Awards.    The Compensation Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Compensation Committee and the amended Omnibus Plan limitations.

May awards be transferred?

Unless otherwise provided by the amended Omnibus Plan, no award (other than shares of unrestricted stock) granted under the amended Omnibus Plan, and no right under any such award, will be transferable by a participant either (a) for any consideration or (b) without consideration except by will or by the laws of descent and distribution.

May awards be re-priced?

Without the approval of our shareholders, no option or SAR may be amended to reduce its initial exercise or grant price, and no option or SAR may be canceled and replaced with an option, SAR or other award having a lower exercise price, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the amended Omnibus Plan.

May the amended Omnibus Plan be amended further?

Yes. The Board of Directors may amend, alter, suspend, discontinue or terminate the amended Omnibus Plan at any time, except that prior shareholder approval will be required for any amendment to the amended Omnibus Plan that:

  •
  Requires shareholder approval under the rules or regulations of the NYSE or any other securities exchange that are applicable to us;

  •
  Increases the number of shares of common stock authorized under the amended Omnibus Plan (except in the case of a stock split or other recapitalization);

  •
  Increases the number of shares of common stock subject to the award limitations described above under "How Many Shares Are Available for Issuance Under the Amended Omnibus Plan?" (except in the case of a stock split or other recapitalization);

  •
  Permits repricing of outstanding stock options or SARs (except in the case of a stock split or other recapitalization);

  •
  Permits the award of stock options or SARs with an exercise price less than 100% of the fair market value of a share of our common stock on the date of grant (except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us);

  •
  Expands the classes or categories of persons eligible to receive awards under the amended Omnibus Plan; or

  •
  Would cause the performance-based compensation exception under Section 162(m) of the Code to become unavailable with respect to awards under the amended Omnibus Plan.

Subject to the provisions of the amended Omnibus Plan or an award agreement, the Compensation Committee may not amend any outstanding award agreement without the participant's consent, if the action would adversely affect the participant's rights.

What are the federal income tax consequences of awards under the amended Omnibus Plan?

Grant of Options and SARs.    The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.    When the holder of a non-qualified stock option exercises the option, the holder must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs.    The tax consequence upon a person's disposition of shares of common stock acquired through the exercise of an option or SAR will depend on how long the shares have been held, and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with a person's disposition of shares of common stock acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other Than Options and SARs.    As to other awards granted under the Omnibus Plan that are payable either in cash or shares of our common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable; (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of our common stock that are restricted from transfer and subject to substantial risk of forfeiture unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

Our Income Tax Deduction.    Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the amended Omnibus Plan are "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the amended Omnibus Plan. However, we will not receive any income tax deduction when a participant recognizes capital gain income upon disposition of shares of common stock received pursuant to an incentive stock option or any other form of award.

Delivery of Shares for Tax Obligation.    Under the amended Omnibus Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver to us shares of common stock

(either shares received upon the receipt or exercise of the award, or shares previously owned by the holder of the option) to satisfy federal and state income tax obligations.

Section 409A of the Code.    The Compensation Committee will administer and interpret the amended Omnibus Plan and all award agreements in a manner intended to satisfy the requirements of Section 409A of the Code, so as to minimize the risk of any adverse tax results thereunder to a holder of an award. If any provision of the amended Omnibus Plan or any award agreement would result in such adverse consequences, the Compensation Committee may amend that provision or take other reasonably necessary action to minimize the participants' risk of any adverse tax results; no such action shall be deemed to impair or otherwise adversely affect the rights of an holder of an award under the amended Omnibus Plan.

What future awards will be granted under the amended Omnibus Plan?

The number and types of awards that will be granted in the future under the amended Omnibus Plan are not determinable, as the Compensation Committee will make these determinations in its sole discretion. The closing price of a share of our common stock as reported on the NYSE on May 1, 2009, was $37.20. No awards granted under the Omnibus Plan before the date of the 2009 Annual Meeting of Shareholders have been made subject to shareholder approval of the amended Omnibus Plan.

Equity Compensation Plan Information

The following table provides information about Best Buy common stock that may be issued under our equity compensation plans as of February 28, 2009:

Plan Category	Securities to Be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price	(1)	Securities Available for Future Issuance	(2)

Equity compensation plans approved by security holders(3)	42,954,756	(4)	$38.37		10,369,619
Equity compensation plans not approved by security holders(5)	11,250		34.44		NA

Total	42,966,066		$38.37		10,369,619

(1)
Includes weighted average exercise price of outstanding stock options only.

(2)
Includes 6,249,572 shares of Best Buy common stock which have been reserved for issuance under the ESPP.

(3)
Includes the 1994 Full-Time Non-Qualified Stock Option Plan, the 1997 Directors' Non-Qualified Stock Option Plan, the 1997 Employee Non-Qualified Stock Option Plan and the 2004 Omnibus Stock and Incentive Plan, as amended.

(4)
Includes grants of stock options and market-based, performance-based and time-based restricted stock.

(5)
Represents non-plan options issued to Mr. Willett in April 2002 in consideration of his service to the Board prior to his employment with us. The options, which were fully vested upon grant, have an exercise price of $34.44 per share and expire on April 11, 2012.

Board Voting Recommendation

Upon the recommendation of management, the Board adopted the amendments to the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan (as previously amended in 2007), which (a) increase the number of shares of common stock subject to the plan, (b) increase the number of shares of common stock subject to grants of restricted stock, restricted stock units and other stock awards, and (c) increase the maximum aggregate amount payable annually under performance awards to any employee covered by Code Section 162(m); the Board recommends to the shareholders that they vote FOR the approval of these amendments.

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock present, in person or by proxy, and entitled to vote

(excluding broker non-votes), is required to approve the amendments to the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan that are being presented for shareholder approval.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" APPROVAL OF THE AMENDMENTS TO THE BEST BUY CO., INC. 2004 OMNIBUS STOCK AND INCENTIVE PLAN REGARDING THE NUMBERS OF SHARES THAT MAY BE ISSUED PURSUANT TO THE PLAN AND THE ANNUAL AMOUNTS PAYABLE UNDER PERFORMANCE AWARDS TO CERTAIN EMPLOYEES.

ITEMS OF BUSINESS NOS. 4 TO 9 — APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION

We are proposing six amendments to our Amended and Restated Articles of Incorporation (the "Current Articles"). Each proposed amendment eliminates or decreases certain existing supermajority voting provisions. Four of the amendments are included in Article IX, Regulation of Certain Events, and two of the amendments are included in Article X, Stock Repurchases from Certain Shareholders. For simplicity, our descriptions of the proposed amendments are grouped by Article.

This summary does not contain all the information that may be important to you. The complete text of the Amended and Restated Articles of Incorporation as they are proposed to be amended (the "Amended Articles") is included in Appendix A-1 to this Proxy Statement. The following summary is qualified in its entirety by reference to the text of the Amended Articles. You are urged to read the Amended Articles in their entirety.

Information About the Four Amendments to Article IX

The Board, in its continuing review of best practices in corporate governance, has evaluated the supermajority voting provisions in Article IX of the Current Articles. Pursuant to Article IX, the affirmative vote of at least 80% of the then-outstanding voting power is required for the approval of certain "Business Combinations" (as defined therein), the amendment of Article IX, the removal of directors without cause, and the amendment of the classified board provision of our Amended and Restated By-laws. Management is proposing to amend Article IX to (i) provide an approval requirement that is substantially similar to the approval required for business combinations under the Minnesota Business Corporation Act, (ii) decrease the shareholder approval required to amend Article IX, (iii) eliminate the supermajority approval requirement to remove a director without cause, and (iv) decrease the shareholder approval required to amend the provision in our Amended and Restated By-laws providing for a classified board. If one or more of the proposed amendments to Article IX is approved by our shareholders at the Meeting, they will be effective following the Meeting.

Business Combinations.    The Board has concluded that it is in the best interests of Best Buy and its shareholders to eliminate the supermajority shareholder vote required to approve certain Business Combinations. Under the provisions of Article IX, a Business Combination generally is defined to include certain mergers, consolidations, share exchanges, asset transfers, issuances of equity securities, acquisitions of equity securities and reclassifications of equity securities in which a 5% or greater shareholder of Best Buy (or one of its affiliates or associates) is a party. Subject to certain exceptions, including exceptions based on the price being paid in the transaction or the approval of a majority of the "Continuing Directors" (as defined in Article IX), a Business Combination with such a shareholder requires the affirmative vote of 80% of the then-outstanding shares entitled to vote and at least 66 2/3% of the shares held by persons other than the 5% or greater shareholder that is involved in the transaction.

Under the provisions of the Minnesota Business Corporation Act, an "interested shareholder" (defined generally as a shareholder owning at least 10% of the outstanding voting shares) cannot enter into a "business combination" (defined generally to include the same or similar transactions as those described above in the definition of Business Combination under the Current Articles) with the corporation for four years after becoming an interested shareholder, unless prior to the transaction by which the shareholder becomes an interested shareholder, a committee composed solely of one or more "disinterested" (defined generally as a person who has not been an officer or employee of the corporation or a related organization during the preceding five years) directors or, if there are no such disinterested directors, by a committee of three or more disinterested persons who are not directors, approves either the business combination or the transaction by which the shareholder becomes an interested shareholder. Management believes that it is in the best interests of the shareholders to amend Article IX to require the type of approval for Business Combinations that is substantially similar to the approval requirements set forth in the Minnesota Business Combinations Act, as described above. As a result, in the event we are involved in a transaction that constitutes a Business Combination under the Amended Articles, the provisions of the amended Article IX will operate in a way that is substantially similar to the provisions for approval of business combinations set forth in the Minnesota Business Corporation Act. Any differences between the proposed amendment described herein and the provisions for approval of business combinations set forth in the Minnesota Business Corporation Act are not intended to result in any substantive differences.

Amendment of Article IX.    The Board has concluded that it is in the best interests of Best Buy and its shareholders to reduce the shareholder vote required to amend, alter or repeal Article IX. As a result of this proposed amendment, under certain circumstances, the affirmative vote of at least 66 2/3% of the then-outstanding shares entitled to vote and at least 66 2/3% of the shares held by shareholders other than the interested shareholder that is involved in the Business Combination would be required to amend, alter or repeal Article IX. In the event we are involved in a transaction that constitutes a business combination under the Minnesota Business Corporation Act, the provisions of Article IX, as amended or altered, and the provisions of the statute would govern. If Article IX has been repealed pursuant to the amendment procedures set forth above, only the statute would govern.

Removal of Directors.    The Board has concluded that it is in the best interests of Best Buy and its shareholders to delete the provisions in Article IX relating to the removal of a director without cause. As a result, in the event the shareholders seek to remove a director without cause, the provisions of the Minnesota Business Corporation Act relating to the removal of directors without cause would govern, requiring the affirmative vote of a majority of the then-outstanding voting power.

Amendment of Classified Board By-law Provision.    The Board has concluded that it is in the best interests of Best Buy and its shareholders to reduce the shareholder vote required to amend Section 1 of Article III of our Amended and Restated By-laws, which provides for, among other things, a classified board of directors. As a result of this proposed amendment, under most circumstances, the affirmative vote of 66 2/3% of the then-outstanding shares entitled to vote would be required to amend Section 1 of Article III of the Amended and Restated By-laws.

Potential Anti-Takeover Effect

Notwithstanding the proposed amendments, certain provisions of the amended Article IX could continue to have an anti-takeover effect by, in certain circumstances, creating an impediment which may frustrate or delay persons seeking to effect a takeover or otherwise gain control of our company. These provisions are:

  •
  The "Business Combination" provision, which like the Minnesota Business Corporation Act, would require the timely vote of a majority of a committee composed solely of disinterested directors or persons;

  •
  The provision for amending Article IX, which would generally require the affirmative vote of at least 66 2/3% of the then-outstanding shares entitled to vote and at least 66 2/3% of the shares held by shareholders other than the interested shareholder that is involved in the Business Combination; and

  •
  The provision for amending Section 1 of Article III of our Amended and Restated By-laws, which provides for a classified board of directors, which would generally require the affirmative vote of 66 2/3% of the then-outstanding shares entitled to vote.

Board Voting Recommendation

The Board approved each of the four amendments to Article IX of our Amended and Restated Articles of Incorporation described above, and recommends that shareholders vote FOR each of the amendments.

The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required to approve each of the four amendments.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" EACH OF THE FOUR PROPOSALS TO AMEND ARTICLE IX OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION.

Information About the Two Amendments to Article X

The Board has also evaluated the supermajority voting provisions in Article X of the Current Articles. Pursuant to Article X, the affirmative vote of at least 80% of the then-outstanding shares held by shareholders other than a "substantial shareholder" (defined in Article X as a shareholder holding at least 10% of the outstanding voting shares) is required to approve certain repurchases of stock from the substantial shareholder, as well as to amend Article X. Management is proposing to amend Article X to (i) provide an approval requirement that is substantially similar to the approval required for repurchases of stock from certain shareholders under the Minnesota Business Corporation Act, and (ii) decrease the shareholder approval required to amend Article X. If one or more of the proposed amendments to Article X is approved by our shareholders at the Meeting, they will be effective following the Meeting.

Anti-Greenmail.    The Board has concluded that it is in the best interests of Best Buy and its shareholders to eliminate the supermajority shareholder vote required to approve certain "greenmail" transactions. Under the provisions of Article X, our repurchase of stock from a substantial shareholder requires the affirmative vote of 80% of the then-outstanding shares held by shareholders other than the substantial shareholder if the purchase price exceeds 105% of the market value of the shares, the substantial shareholder has owned the shares for less than three years, and all other holders of the same class or series of shares are not offered a price for their shares substantially as favorable.

Under the Minnesota Business Corporation Act, a majority of the then-outstanding shares entitled to vote must approve the purchase of stock by a corporation from a shareholder owning more than 5% of the outstanding voting shares if the purchase price exceeds the market value of the shares, the shareholder has owned the shares for less than two years, and all other holders of the same class or series of shares are not offered at least equal value for their shares. Management believes that it is in the best interests of the shareholders to amend Article X to conform to the provisions of the Minnesota Business Combination Act governing certain share repurchases.

Amendment of Article X.    The Board has concluded that it is in the best interests of Best Buy and its shareholders to reduce the shareholder vote required to amend, alter or repeal Article X. As a result of this proposed amendment, under certain circumstances, the affirmative vote of at least 66 2/3% of the then-outstanding shares entitled to vote would be required to amend, alter or repeal Article X.

Potential Anti-Takeover Effect

Notwithstanding the proposed amendments, certain provisions of the amended Article X could continue to have an anti-takeover effect by, in certain circumstances, creating an impediment which may frustrate or delay persons seeking to effect a takeover or otherwise gain control of our company. These provisions are:

  •
  The "anti-greenmail" provision, which like the Minnesota Business Corporation Act, would require the vote of a majority of the then-outstanding shares entitled to vote, as well as conform the provisions of Article X to other standards of the statutory provision; and

  •
  The provision for amending Article X, which would generally require the affirmative vote of at least 66 2/3% of the then-outstanding shares entitled to vote.

Board Voting Recommendation

The Board approved each of the two amendments to Article X of our Amended and Restated Articles of Incorporation described above, and recommends that shareholders vote FOR each of the amendments.

The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required to approve each of the two amendments.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" EACH OF THE TWO PROPOSALS TO AMEND ARTICLE X OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION.

OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Meeting. If any other item of business is properly brought before the Meeting, the Proxy Agents will vote the shares they represent as the Board recommends.

PROPOSALS FOR THE NEXT REGULAR MEETING

Any shareholder proposal intended to be presented for consideration at our 2010 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received no later than January 11, 2010, at our principal executive office, addressed as follows:

Best Buy Co., Inc.
Attn: Legal Department B6
7601 Penn Avenue South
Richfield, Minnesota 55423

Any shareholder proposal received after that date and intended to be presented for consideration at our 2010 Regular Meeting of Shareholders, though not included in our proxy statement, will be considered untimely if received after March 29, 2010. In the event of an untimely proposal, our designated proxy agents may have discretionary authority to vote on such proposal.

By Order of the Board of Directors

Elliot S. Kaplan
Secretary
May 12, 2009

BEST BUY CO., INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee ("Committee") of Best Buy Co., Inc. ("Company") is appointed by the Board of Directors ("Board") to discharge the Board's responsibilities relating to oversight of the following: 1) the integrity of the Company's financial statements and financial reporting processes, 2) the Company's internal accounting systems, financial and operational controls, 3) the qualifications and independence of the independent auditor, 4) the performance of the Company's Internal Audit function and the independent auditor, and 5) management's efforts to ensure Company compliance with its ethics programs, including its Code of Business Ethics, and legal and regulatory requirements. In so doing, the Committee will maintain free and open communication between the Board, the independent auditor, Internal Auditors and management of the Company.

Committee Membership

The Committee will be composed of at least three directors, each of whom shall meet the independence and experience requirements of the Securities and Exchange Commission ("SEC") as defined by the New York Stock Exchange listing standards. All Committee members will be financially literate and will have sufficient knowledge of financial matters to enable them to carry out the responsibilities of the Committee. At least one member of the Committee will be designated as the "financial expert," as defined by applicable rules and regulations. In addition, members of the Committee may not accept any consulting, advisory, or other compensatory fee from the Company (other than in their capacity as a member of the Board or one or more of the Board's committees) and may not be affiliated persons of the Company or its subsidiaries. The Committee members and Chairperson will be appointed by the Board pursuant to the recommendations of the nominating committee of the Board and may be removed by the Board in its discretion. No Committee member will simultaneously serve on the audit committees of more than two other public companies. The Committee will have authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

Meetings

The Committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. All Committee members are expected to attend each meeting, in person or via tele- or video-conference. A majority of the Committee will comprise a quorum when all Committee members are unable to attend a meeting. The Committee may request that other Board members, or officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide pertinent information. The Committee may exclude from its meetings any persons it deems inappropriate. Periodically, the Committee may meet in executive session separately without management, with internal auditors and with the Company's independent auditor. If practicable, meeting agendas will be prepared in advance of the meeting and distributed to members, along with appropriate briefing materials.

Committee Authority

The Committee will have the authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

  •
  Obtain full access to all relevant records, property and personnel of the Company.

  •
  Retain, at the Company's expense, outside counsel or other experts and advisors as it determines necessary.

  •
  Approve appropriate compensation for the independent auditor or any other registered public accounting firm engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attestation services for the Company.

  •
  Approve appropriate compensation at the Company's expense for any advisers engaged by the Committee for the purpose of carrying out its duties, and ordinary administrative expenses of the Committee.

Committee Responsibility

The following represent the primary recurring duties of the Committee in carrying out its oversight responsibilities:

A.
Independent Auditor

1.
The Committee will be directly responsible for the appointment (subject, as applicable, to shareholder ratification), termination, compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting. The Committee will, at least annually, evaluate the independent auditor's qualifications, performance and independence, taking into account the opinions of management and its internal auditors. Such evaluation will include the review and evaluation of the experience and qualifications of the senior members of the independent auditor team. The conclusions regarding the independent auditor evaluation will be presented to the Board.

2.
The Committee will ensure the rotation of the lead audit partner and other audit partners as professional standards dictate, and consider whether there should be regular rotation of the audit firm itself.

3.
The Committee will pre-approve all audit and non-audit services provided by the independent auditor unless such services are considered de-minimus audit-related services as defined by the SEC and acceptable under the Company's independent auditor policy. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the Committee at its next scheduled meeting.

4.
At least annually, the Committee will obtain and review a report by the independent auditor describing:

a.
The firm's internal quality control procedures.

b.
Any material issues raised by:

(i)
The most recent internal quality control review, reviews performed by the Public Company Accounting Oversight Board ("PCAOB") or SEC, or any other peer review of the firm,

(ii)
Any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and

(iii)
Any steps taken to deal with any such issues.

c.
All relationships between the independent auditor and the Company to assess the auditor's independence under Rule 3526 of the PCAOB.

5.
The Committee will establish for the Company clear hiring policies for employees or former employees of the independent auditor that meet applicable listing standards as well as federal rules and regulations.

B.
Audit Processes and Reporting

1.
The Committee will meet with the internal auditors, the independent auditors and appropriate management of the Company to review the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. The Committee will also meet with these groups to discuss the adequacy and effectiveness of the Company's accounting, financial and other internal controls. Further, the Committee will meet separately with management, its internal auditors and the independent auditor periodically, to discuss the results of their examinations and whether there were any audit problems or difficulties encountered during their work or with management's responses.

2.
The Committee will review:

a.
Reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

b.
Management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year.

c.
All required communications between the independent auditor and the Company, such as the management letter or accounting adjustments that were noted or proposed by the independent auditor, but were not adopted or reflected.

d.
At their discretion, any material communications between the independent auditor's audit team and the independent auditor's national office regarding auditing or accounting issues presented by the engagement.

e.
The Internal Audit function including; the Internal Audit charter, significant audit results, budgeting and staffing.

3.
The Committee will discuss with the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures that may have a material impact on the Company's financial statements.

4.
The Committee will review the interim financial statements with management and the independent auditor prior to the filing of the Company's Quarterly Reports on Form 10-Q. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Further, the Committee will review and discuss with management and the independent auditor earnings press releases, including the use, if any, of "pro-forma" or "adjusted" non-GAAP information, as well as earnings guidance provided to analysts and rating agencies. The Chairperson or a designee of the Committee may represent the entire Committee for purposes of these reviews.

5.
The Committee will review with management and the independent auditor the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations, to be included in the Company's Annual Reports on Form 10-K. The Committee will also review with management and the independent auditor their judgments about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Additionally, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Following completion of the annual audit, the Committee will review the independent auditor's recommendations to management as well as the results of procedures performed.

  6.
  The Committee will prepare its report to be included in the Company's annual proxy statements, as required by SEC regulations.

  7.
  The Committee will review disclosures made by the Company's Chief Executive Officer and Chief Financial Officer during the Forms 10-K and 10-Q certification processes about significant deficiencies, if any, in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company's internal controls.

C.
Legal and Ethical Compliance

1.
The Committee will establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In addition, if appropriate, the Committee will periodically receive Company attorneys' reports of evidence of material violations of securities laws, or breaches of fiduciary duty.

2.
The Committee will evaluate the Company's policies and procedures to assess, monitor and manage legal and ethical compliance programs, including the Company's Code of Business Ethics and Related Party Transactions Policy. The Committee will also review material related party transactions.

3.
The Committee will also discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

The Committee will also undertake such additional activities as the Committee may from time to time determine or as may otherwise be required by law, the company's articles or by-laws or directive of the Board.

The Committee will make regular reports to the Board and will recommend any proposed actions to the Board for approval as necessary. The Committee will review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval and cause the Charter to be approved at least once every three years in accordance with the regulations of the SEC.

The Committee will at least annually evaluate its own performance to determine whether it is functioning effectively.

The primary responsibility of the Committee is to oversee the Company's financial reporting process and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements and the independent auditor is responsible for auditing those financial statements. In carrying out its oversight responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and with the objective of assessing whether the Company's accounting and financial reporting practices are in accordance with all requirements and are of the highest quality.

BEST BUY CO., INC.

2004 OMNIBUS STOCK AND INCENTIVE PLAN

(As amended June               , 2009)

Section 1.	Purpose	B-1
Section 2.	Definitions	B-1
Section 3.	Administration	B-3
(a)	Power and Authority of the Committee	B-3
(b)	Power and Authority of the Board	B-3
Section 4.	Shares Available for Awards	B-4
(a)	Shares Available	B-4
(b)	Accounting for Awards	B-4
(c)	Adjustments	B-4
(d)	Award Limitations Under the Plan	B-4
Section 5.	Eligibility	B-6
Section 6.	Awards	B-6
(a)	Options	B-6
(b)	Stock Appreciation Rights	B-6
(c)	Restricted Stock and Restricted Stock Units	B-7
(d)	Performance Awards	B-8
(e)	Dividend Equivalents	B-8
(f)	Other Stock Grants	B-8
(g)	General	B-8
Section 7.	Amendment and Termination; Adjustments	B-10
(a)	Amendments to the Plan	B-10
(b)	Amendments to Awards	B-10
(c)	Correction of Defects, Omissions and Inconsistencies	B-11
Section 8.	Income Tax Withholding	B-11
Section 9.	General Provisions	B-11
(a)	No Rights to Awards	B-11
(b)	Award Agreements	B-11
(c)	Plan Provisions Control	B-11
(d)	No Rights of Shareholders	B-11
(e)	No Limit on Other Compensation Arrangements	B-11
(f)	No Right to Employment	B-11
(g)	Governing Law	B-12
(h)	Severability	B-12
(i)	No Trust or Fund Created	B-12
(j)	No Fractional Shares	B-12
(k)	Headings	B-12
Section 10.	Effective Date of the Plan	B-12
Section 11.	Term of the Plan	B-12

BEST BUY CO., INC.

2004 OMNIBUS STOCK AND INCENTIVE PLAN

Section 1. Purpose and Background

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company's shareholders.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)
"Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b)
"Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent or Other Stock Grant granted under the Plan.

(c)
"Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d)
"Board" shall mean the Board of Directors of the Company.

(e)
"Change in Control" shall have the meaning ascribed to such term in an Award Agreement, or any other applicable employment or change in control agreement between the Participant and the Company.

(f)
"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g)
"Committee" shall mean the Compensation and Human Resources Committee of the Board or any other committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 and Section 162(m), and each member of the Committee shall be a "Non-Employee Director."

(h)
"Company" shall mean Best Buy Co., Inc., a Minnesota corporation, and any successor corporation.

(i)
"Director" shall mean a member of the Board, including any Non-Employee Director.

(j)
"Dividend Equivalent" shall mean any right granted under Section 6(e) of the Plan.

(k)
"Eligible Person" shall mean any employee, officer, consultant, advisor or director providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(l)
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(m)
"Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing and unless otherwise determined by the Committee, the Fair Market Value of a Share as of a given date shall be, if the Shares are then listed on the New York Stock Exchange, the closing price of one Share as reported on the New York Stock Exchange on such date or, if the New York Stock Exchange is not open for trading on such date, on the most recent preceding date when it is open for trading.

(n)
"Incentive Stock Option" shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an "incentive stock option" in accordance with the terms of Section 422 of the Code or any successor provision.

(o)
"Non-Employee Director" shall mean any Director who is a "non-employee director" as defined under subparagraph (b)(3) of Rule 16b-3 and is an "outside director" within the meaning of Section 162(m).

(p)
"Non-Qualified Stock Option" shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

(q)
"Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(r)
"Other Stock Grant" shall mean any right granted under Section 6(f) of the Plan.

(s)
"Participant" shall mean an Eligible Person designated to be granted an Award under the Plan.

(t)
"Performance Award" shall mean any right granted under Section 6(d) of the Plan.

(u)
"Performance Goal" shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects, and strategic plan development and implementation. Such goals may reflect an absolute standard of entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(v)
"Person" shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(w)
"Plan" shall mean the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(x)
"Restricted Stock" shall mean any Share granted under Section 6(c) of the Plan.

(y)
"Restricted Stock Unit" shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(z)
"Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

(aa)
"Section 162(m)" shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(bb)
"Share" or "Shares" shall mean a share or shares of common stock, $.10 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(cc)
"Specified Employee" shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code.

(dd)
"Stock Appreciation Right" shall mean any right granted under Section 6(b) of the Plan.

Section 3. Administration

(a)
Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of any Option or waive any restrictions relating to any Award; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

(b)
Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, exercise the powers and duties of the Committee under the Plan without any further action of the Committee, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m); and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of the New York Stock Exchange or any other securities exchange applicable to the Company) may grant Awards to Directors who are not also employees of the Company or an Affiliate.

Section 4. Shares Available for Awards

(a)
Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 51,500,000.

(b)
Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award (other than an Incentive Stock Option) shall again be available for granting Awards under the Plan. Any previously issued Shares that are used by a Participant as full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan.

(c)
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.

(d)
Award Limitations Under the Plan.

(i)
Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 1,500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any taxable year.

(ii)
Section 162(m) Limitation for Performance Awards. If a Participant is a "covered employee" as defined under Section 162(m) (a "Covered Employee") for any taxable year of the Participant in which a Performance Award (or portion thereof) is payable to the Participant, the maximum amount payable in the aggregate to the Participant during that year pursuant to all Performance Awards, shall be $5,000,000 in value, whether payable in cash, Shares or other property; and such amount shall be increased annually (as of each January 1st after the date of the Plan amendment in 2009) at a fixed percentage rate of 5% (the "Annual

    Performance Award Limit"). The Annual Performance Award Limit does not apply to any Award subject to the limitation contained in Section 4(d)(i) of the Plan. Further, the Annual Performance Award Limit applies only to Performance Awards granted under this Plan; and shall apply to any Performance Award that was granted under this Plan before the effective date of this Section 4(d)(ii), as amended in 2009, only to the extent provided in the Award Agreement evidencing that Performance Award. Any limitations on awards granted to the Participant under any other executive incentive plan maintained by the Company (a "Non-Plan Award") will be governed solely by the terms of such other plan; provided, however, that, if any amount is payable to the Participant during a given year under a Non-Plan Award that is subject to Code Section 409A, and the terms of the Non-Plan Award permit or require the Company or any Affiliate (or its delegate) to delay beyond that year the payment of any portion of such Non-Plan Award to comply with Section 162(m), the Company shall cause payment of such portion to be delayed for that purpose.

    If the Committee reasonably anticipates, on or before any date on which a Performance Award (or portion thereof) is payable to a Participant, that the Participant will be a Covered Employee for the taxable year in which that amount is payable, the Committee will apply the Annual Performance Award Limit to that amount and any other Performance Award amount otherwise payable to the Participant during that year; provided, however, that if the Committee determines at any later time during the year that the Participant is not a Covered Employee for that year, due to a termination of employment or for any other reason, the Committee will direct payment to the Participant of any portion of a Performance Award or Performance Awards that would have been payable during that year or any prior year, but was deferred to comply with the Annual Performance Award Limit, as set forth in this Section 4(d)(ii); and such payment of deferred Performance Award amounts shall be made no later than the last day of the Participant's first taxable year for which the Participant is not a Covered Employee, unless that payment is delayed beyond that year under Section 7(b) of this Plan, to the extent permitted by or as required to comply with Code Section 409A.

  (iii)
  Plan Limitation on Restricted Stock, Restricted Stock Units, Dividend Equivalents and Other Stock Grants. No more than 21,000,000 Shares, subject to adjustment as provided in Section 4(c) of the Plan, shall be available under the Plan for issuance pursuant to grants of Restricted Stock, Restricted Stock Units, Dividend Equivalents paid in Shares and Other Stock Grants; provided, however, that if any Awards of Restricted Stock Units terminate or are forfeited or cancelled without the issuance of any Shares or if Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the Shares subject to such termination, forfeiture, cancellation or reacquisition by the Company shall again be available for grants of Restricted Stock, Restricted Stock Units and Other Stock Grants for purposes of this limitation on grants of such Awards.

  (iv)
  Limitation on Awards Granted to Non-Employee Directors. Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 5% of the Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan. No Award may be made to any Director who is not also an employee of the Company or an Affiliate unless all such Directors receive an Award with the same terms and conditions; provided, however, that (i) an Award may be made to a Director who is not also an employee of the Company or an Affiliate as compensation for service on a committee of the Board, if all members of such committee receive an Award with the same terms and conditions; and (ii) an Award may be made to a Director who is not also an employee of the Company or an Affiliate upon such Director's initial appointment to the Board.

  (v)
  Limitation on Incentive Stock Options. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 51,500,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Awards

(a)
Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)
Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option, except that the Committee may designate a per-share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction; or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Except as otherwise provided in Section 6(g)(viii), any Award Agreement granting an Option with a per-share exercise price below Fair Market Value shall contain provisions that are intended to allow the Option to satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(g)(viii) of this Plan.

(ii)
Option Term. The term of each Option shall be fixed by the Committee at the time of grant, but shall not be longer than 10 years from the date of grant.

(iii)
Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (which may include, without limitation, cash, Shares (actually or by attestation), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. Unless otherwise provided in the agreement evidencing the Option, any Non-Qualified Option may be exercised by instructing the Company to withhold from the Shares issuable upon exercise of the Option Shares in payment of all or any part of the exercise price and/or any related withholding obligations consistent with Section 8, which Shares shall be valued for this purpose at their Fair Market Value or in such other manner as may be authorized from time to time by the Committee.

(b)
Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per-share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction; or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Except as otherwise provided in Section 6(g)(viii), any Award Agreement granting Stock Appreciation Rights with a per-share grant price below Fair Market Value shall contain provisions that are intended to allow the Stock Appreciation Rights to satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(g)(viii) of this Plan. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee.

(c)
Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)
Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. The minimum vesting period of such Awards shall be three years from the date of grant, unless the Award is conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award may vest over a period of at least one year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant's death, disability or retirement or a change in control of the Company.

(ii)
Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii)
Forfeiture. Except as otherwise determined by the Committee, upon a Participant's termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and Restricted Stock Units held by the Participant at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the

    Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

  (iv)
  Except as otherwise provided in Section 6(g)(viii), any Award Agreement granting Restricted Stock Units shall contain provisions that are intended to allow the Restricted Stock Units to satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(g)(viii) of this Plan.

(d)
Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be "qualified performance-based compensation" within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m). Except as otherwise provided in Section 6(g)(viii), any Award Agreement granting a Performance Award shall contain provisions that are intended to allow the Performance Award to satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(g)(viii) of this Plan.

(e)
Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

(f)
Other Stock Grants. The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Other Stock Grant may have such terms and conditions as the Committee shall determine.

(g)
General.

(i)
Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee or required by applicable law.

(ii)
Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)
Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an

    Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof); and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments. Except as otherwise provided in Section 6(g)(viii), any change in the timing of payment of an Award shall satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(g)(viii) of this Plan.

  (iv)
  Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award (other than Shares that are not Restricted Stock), and no right under any such Award, shall be transferable by a Participant either (A) for any consideration or (B) without consideration other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant's death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any "family member" (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option; provided, however, that such transfers may not be for value (as defined in the General Instructions to Form S-8, or any successor to such Instructions or such Form) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Option, Stock Appreciation Right or right under any other Award shall be exercisable during the Participant's lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant's guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate; provided, however, that this sentence shall apply to an Other Stock Grant only to the extent provided under the terms of the Award Agreement for the Other Stock Grant.

  (v)
  Term of Awards. The term of each Award shall be for a period not longer than 10 years from the date of grant.

  (vi)
  Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been and continue to be admitted for trading on such securities exchange.

  (vii)
  Prohibition on Repricing. Except as provided in Section 4(c) of the Plan, no Option or Stock Appreciation Right may be amended to reduce its initial exercise or grant price and no Option or Stock Appreciation Right shall be canceled and replaced with Options or Stock Appreciation Rights or other Awards having a lower exercise or grant price, without the approval of the shareholders of the Company.

  (viii)
  Code Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes "deferred compensation" to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant's disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (A) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code; or (B) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six (6) months after the date of the Specified Employee's separation from service unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Notwithstanding the foregoing provisions of this Section 6(g)(viii), Award Agreements may be written or amended in a manner that does not satisfy the requirements of Code Section 409A (or any exemption therefrom), but only if and to the extent that the Committee specifically provides in written resolutions that the Award Agreement or amendment is not intended to comply with Code Section 409A.

Section 7. Amendment and Termination; Adjustments

(a)
Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no amendment shall be made that, absent such approval:

(i)
violates the rules or regulations of the New York Stock Exchange or any other securities exchange applicable to the Company;

(ii)
increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii)
increases the number of shares subject to the limitations contained in Section 4(d) of the Plan;

(iv)
permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, as prohibited by Sections 6(a)(i) and 6(b)(ii) of the Plan or the repricing of Options or Stock Appreciation Rights, as prohibited by Section 6(g)(vii) of the Plan;

(v)
expands the classes or categories of persons eligible to receive Awards under the Plan; or

(vi)
would cause Section 162(m) to become unavailable with respect to the Plan.

(b)
Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided by the terms of the Plan or an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. In this regard, if any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A of the Code, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A of the Code shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

(c)
Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8. Income Tax Withholding

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.

Section 9. General Provisions

(a)
No Rights to Awards. No Eligible Person or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)
Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c)
Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d)
No Rights of Shareholders. Except with respect to Shares of Restricted Stock as to which the Participant has been granted the right to vote, neither a Participant nor the Participant's legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable to such Participant upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.

(e)
No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(f)
No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant's employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(g)
Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.

(h)
Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i)
No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Eligible Person or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j)
No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k)
Headings. Headings are given to the Sections and subsections of the Plan or any Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10. Effective Date of the Plan

The Plan became effective on April 19, 2004, upon its adoption by the Board, and was approved by the shareholders of the Company at the annual meeting of shareholders of the Company held on June 24, 2004.

Section 11. Term of the Plan

The Plan shall terminate at midnight on June 23, 2014, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board's adoption of the Plan on April 19, 2004. The Plan shall remain in effect as long as any Awards are outstanding.

Adopted by the Board of Directors on April 19, 2004, and approved by the shareholders of the Company on June 24, 2004.

Amended by the Board of Directors on May 1, 2007, and approved by the shareholders of the Company on June 25, 2007.

Amended by the Board of Directors on April 8, 2009, and approved by the shareholders of the Company on June [             ], 2009.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BEST BUY CO., INC.

ARTICLE I
NAME

The name of this corporation shall be Best Buy Co., Inc.

ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT

The registered office of this corporation is located at 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota 55402. Its registered agent at such address is CT Corporation System.

ARTICLE III
SHAREHOLDER VOTING

Except with respect to the election of directors, the shareholders shall take action at a meeting of shareholders by the affirmative vote of a majority of the voting power of the shares present and entitled to vote, except where a larger proportion is required by law or these Articles of Incorporation. Subject to the rights, if any, of the holders of one or more classes or series of Preferred Stock voting separately by class or series to elect directors in accordance with the terms of such Preferred Stock, each director shall be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to the director.

ARTICLE IV
CAPITAL

The aggregate number of shares of all classes of stock which this corporation shall have the authority to issue is One Billion Four Hundred Thousand (1,000,400,000) shares consisting of:

  (1)
  1,000,000,000 shares of Common Stock, par value of $.10 per share; and

  (2)
  400,000 shares of Preferred Stock, par value of $1.00 per share.

The holders of shares of Common Stock shall have one vote for each share of Common Stock held of record on each matter submitted to the holders of shares of Common Stock.

ARTICLE V
CLASSES AND SERIES
OF STOCK

The shares of the Preferred Stock may be issued from time to time by the Board of Directors in one or more series with such designations, relative rights, preferences, limitations, dividends, rights, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights or other privileges as the Board of Directors may establish, fix or determine.

ARTICLE VI
BOARD ACTION
WITHOUT A MEETING

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.

ARTICLE VII
CUMULATIVE VOTING

No shareholder of this corporation shall be entitled to any cumulative voting rights.

ARTICLE VIII
PREFERENTIAL RIGHTS

No shareholder of this corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of this corporation allotted or sold or to be allotted or sold whether now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this corporation.

ARTICLE IX
REGULATION OF CERTAIN EVENTS

Section 1.    Definitions.    As used in this Article IX (and, in some cases, Article X, hereof) the following terms and phrases shall have the respective meanings hereinafter set forth.

        (a)    The term "Affiliate" means a Person that directly or indirectly Controls, is Controlled by, or is under common Control with, a specified Person.

        (b)    The term "Associate," when used to indicate a relationship with any Person, means any of the following:

          (1)    any organization of which the Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class or series of shares entitled to vote or other equity interest; or

          (2)    any trust or estate in which the Person has a substantial beneficial interest or as to which the Person serves as trustee or executor or in a similar fiduciary capacity; or

          (3)    any relative or spouse of the Person, or any relative of the spouse, residing in the home of the Person.

        (c)    "Beneficial Owner," when used with respect to shares or other securities, includes, but is not limited to, any Person who, directly or indirectly, through any written or oral agreement, arrangement, relationship, understanding or otherwise, has or shares the power to vote, or direct the voting of, the shares or securities or has or shares the power to dispose of, or direct the disposition of, the shares or securities, except that:

          (1)    a Person shall not be deemed the Beneficial Owner of shares or securities tendered pursuant to a tender or exchange offer made by the Person or any of the Person's Affiliates or Associates until the tendered shares or securities are accepted for purchase or exchange; and

          (2)    a Person shall not be deemed the Beneficial Owner of shares or securities with respect to which the Person has the power to vote or direct the voting arising solely from a revocable proxy given in response to a proxy solicitation required to be made and made in accordance with the applicable rules and regulations under the Securities Exchange Act of 1934 and is not then reportable under that act on a Schedule 13D or comparable report, or, if this corporation is not subject to the rules and regulations under the Securities Exchange Act of 1934, would have been required to be made and would not have been reportable if this corporation had been subject to such rules and regulations.

"Beneficial ownership" includes, but is not limited to, the right to acquire shares or securities through the exercise of options, warrants or rights, or the conversion of convertible securities, or otherwise. The shares or securities subject to the options, warrants, rights or conversion privileges held by a Person shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares or securities of the class or series owned by the Person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class or series owned by any other Person. A Person shall be deemed the Beneficial Owner of shares and securities Beneficially Owned by any relative or spouse of the Person or any relative of the spouse, residing in the home of the Person, any trust or estate in which the Person owns ten percent (10%) or more of the total beneficial interest or serves as trustee or executor or in a similar fiduciary capacity, any organization in which the Person owns ten percent (10%) or more of the equity, and any Affiliate of the Person.

When two or more Persons act or agree to act as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, owning or voting shares or other securities of a corporation, all members of the partnership, syndicate or other group are deemed to constitute a "Person" and to have acquired Beneficial Ownership, as of the date they first so act or agree to act together, of all shares or securities of the corporation Beneficially Owned by the Person.

        (d)    The phrase "Business Combination" means any of the following:

          (1)    any merger of this corporation or any Subsidiary of this corporation with (a) a Related Person or (b) any other organization (whether or not itself a Related Person) that is, or after the merger would be, an Affiliate or Associate of a Related Person, but excluding (i) the merger of a wholly owned Subsidiary of this corporation into this corporation, (ii) the merger of two or more wholly owned Subsidiaries of this corporation, or (iii) the merger of an organization, other than a Related Person or an Affiliate or Associate of a Related Person, with a wholly owned Subsidiary of this corporation pursuant to which the surviving organization, immediately after the merger, becomes a wholly owned Subsidiary of this corporation; or

          (2)    any exchange of shares or other securities of this corporation or any Subsidiary of this corporation or money or other property for shares, other securities, money or property of (a) a Related Person or (b) any other organization (whether or not itself a Related Person) that is, or after the exchange would be, an Affiliate or Associate of a Related Person, but excluding the exchange of shares of a domestic or foreign corporation, other than a Related Person or an Affiliate or Associate of a Related Person, pursuant to which the domestic or foreign corporation, immediately after the exchange, becomes a wholly owned Subsidiary of this corporation; or

          (3)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in a single transaction or a series of transactions), other than sales of goods or services in the ordinary course of business or redemptions pursuant to Minnesota Statutes, Section 302A.671, subdivision 6, to or with a Related Person or any Affiliate or Associate of a Related Person, other than to or with this corporation or a wholly owned Subsidiary of this corporation, of assets of this corporation or any Subsidiary of this corporation (a) having an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the assets, determined on a consolidated basis, of this corporation, (b) having an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the outstanding shares of this corporation, or (c) representing ten percent (10%) or more of the earning power or net income, determined on a consolidated basis, of this corporation except a cash dividend or distribution paid or made pro rata to all shareholders of this corporation; or

          (4)    the issuance or transfer by this corporation or any Subsidiary of this corporation (in a single transaction or a series of transactions) of any shares of, or other ownership interests in, this corporation or any Subsidiary of this corporation that have an aggregate market value equal to five percent (5%) or more of the aggregate market value of all the outstanding shares of this corporation to a Related Person or any Affiliate or Associate of a Related Person, except pursuant to the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all shareholders of this corporation other than for the purpose, directly or indirectly, of facilitating or effecting a subsequent transaction that would have been a Business Combination if the dividend or distribution had not been made; or

          (5)    the adoption of any plan or proposal for the liquidation or dissolution of this corporation, or any reincorporation of this corporation in another state or jurisdiction, proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise with, a Related Person or any Affiliate or Associate of a Related Person; or

          (6)    any reclassification of securities (including without limitation any share dividend or split, reverse share split or other distribution of shares in respect of shares), recapitalization of this corporation, merger of this corporation with any Subsidiary of this corporation, exchange of shares of this corporation with any Subsidiary of this corporation, or other transaction (whether or not with or into or otherwise involving a Related Person), proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise with, a Related Person or any Affiliate or Associate of a Related Person, that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares entitled to vote, or securities that are exchangeable for, convertible into, or carry a right to acquire shares entitled to vote, of this corporation or any Subsidiary of this corporation that is, directly or indirectly, owned by a Related Person or any Affiliate or Associate of a Related Person, except as a result of immaterial changes due to fractional share adjustments; or

          (7)    any receipt by a Related Person or any Affiliate or Associate of a Related Person of the benefit, directly or indirectly (except proportionately as a shareholder of this corporation), of any loans, advances, guarantees, pledges or other financial assistance, or any tax credits or other tax advantages provided by or through this corporation or any Subsidiary of this corporation.

        (e)    The term "Control" and all words derived therefrom mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. A Person's beneficial ownership of ten percent (10%) or more of the voting power of this corporation's outstanding shares entitled to vote in the election of directors creates a presumption that the Person has control of this corporation. Notwithstanding the foregoing, a Person is not considered to have Control of this corporation if the Person holds voting power, in good faith and not for the purpose of avoiding this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have Control of this corporation.

        (f)    The term "Disinterested" describes any director of this corporation or any other individual that is neither an officer nor an employee, nor has been an officer or employee within five (5) years immediately prior to the formation of the Disinterested Committee, of this corporation or of a Related Organization of this corporation.

        (g)    The phrase "Disinterested Committee" means a committee formed by the Board of Directors that is composed of (1) one or more Disinterested directors, or (2) if there are no Disinterested directors, three (3) or more Disinterested individuals.

        (h)    The term "Person" means any individual, firm, corporation or other entity.

        (i)    The phrase "Related Organization" of a specified corporation, means:

          (1)    a parent or Subsidiary of the specified corporation; or

          (2)    another Subsidiary of a parent of the specified corporation; or

          (3)    a limited liability company owning, directly or indirectly, more than fifty percent (50%) of the voting power of the shares entitled to vote for directors of the specified corporation; or

          (4)    a limited liability company having more than fifty percent (50%) of the voting power of its membership interests entitled to vote for members of its governing body owned directly or indirectly by the specified corporation; or

          (5)    a limited liability company having more than fifty percent (50%) of the voting power of its membership interests entitled to vote for members of its governing body owned directly or indirectly either (i) by a parent of the specified corporation or (ii) a limited liability company owning, directly or indirectly, more than fifty percent (50%) of the voting power of the shares entitled to vote for directors of the specified corporation; or

          (6)    a corporation having more than fifty percent (50%) of the voting power of its shares entitled to vote for directors owned directly or indirectly by a limited liability company owning, directly or indirectly, more than fifty percent (50%) of the voting power of the shares entitled to vote for directors of the specified corporation.

        (j)    The phrase "Related Person" means any Person that is (1) the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of this corporation's outstanding shares entitled to vote or (2) an Affiliate or Associate of this corporation that, at any time within the four (4) year period immediately prior to the date in question, was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of this corporation's then outstanding shares entitled to vote; provided, however, that if a Person who has not been a Beneficial Owner of ten percent (10%) or more of the voting power of this corporation's outstanding shares entitled to vote immediately prior to a repurchase of shares by, or recapitalization of, this corporation or similar action shall become a Beneficial Owner of ten percent (10%) or more of the voting power solely as a result of the share repurchase, recapitalization or similar action, the Person shall not be deemed to be the Beneficial Owner of ten percent (10%) or more of the voting power for purposes of the foregoing, unless:

          (i)    the repurchase, recapitalization, conversion or similar action was proposed by or on behalf of, or pursuant to any agreement, arrangement, relationship, understanding or otherwise (whether or not in writing) with, the Person or any Affiliate or Associate of the Person; or

          (ii)    the Person thereafter acquires Beneficial Ownership, directly or indirectly, of this corporation's outstanding shares entitled to vote and, immediately after the acquisition, is the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of this corporation's outstanding shares entitled to vote.

Notwithstanding the foregoing, "Related Person" does not include:

          (1)    this corporation or any of its Subsidiaries;

          (2)    a savings, employee stock ownership, or other employee benefit plan of this corporation or any of its Subsidiaries, or a fiduciary of the plan when acting in a fiduciary capacity pursuant to the plan; or

          (3)    a licensed broker/dealer or licensed underwriter who:

            (i)    purchases shares of this corporation solely for purposes of resale to the public; and

            (ii)    is not acting in concert with a Related Person.

For purposes of this definition, shares Beneficially Owned by a plan, or by a fiduciary of a plan pursuant to the plan, as described in (2), above, are not deemed to be Beneficially Owned by the Person who is a fiduciary of the plan.

        (k)    The phrase "Share Acquisition Date," with respect to any Person, means (1) the date that the Person first becomes a Related Person, or (2) if the Person becomes, on one or more dates, a Related Person, but thereafter ceases to be a Related Person, and subsequently again becomes a Related Person, the date on which the Person most recently became a Related Person.

        (l)    The term "Subsidiary" of a specified organization means an organization having more than fifty percent (50%) of the voting power of its shares or other ownership interests entitled to vote for directors or other members of the governing body of the organization owned directly, or indirectly through Related Organizations, by the specified organization.

Section 2.    Business Combinations.    Except as set forth in Section 4 of this Article IX, and notwithstanding any other provision seemingly to the contrary in law, these Articles of Incorporation or the By-laws of this corporation, this corporation may not engage in any Business Combination, or vote, consent or otherwise act to authorize a Subsidiary of this corporation to engage in any Business Combination, with, with respect to, proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise with, any Related Person or any Affiliate or Associate of a Related Person for a period of four (4) years following the Related Person's Share Acquisition Date.

Section 3.    Procedure.    Upon receipt of a good faith, definitive written proposal relating to a Business Combination or an acquisition of shares pursuant to which a Person will become a Related Person, the Board of Directors shall promptly form a Disinterested Committee to consider and take action on the proposal. The Disinterested Committee shall respond in writing within thirty (30) days after receipt of the proposal, setting forth its decision regarding the proposal.

Section 4.    When Inapplicable.    The provisions of Section 2 of this Article IX shall not be applicable to a Business Combination, and such Business Combination shall require only such affirmative vote as may otherwise be required by law or otherwise, if:

        (a)    the Business Combination or the acquisition of shares made by the Related Person on the Related Person's Share Acquisition Date is approved before the Related Person's Share Acquisition Date, or on the Related Person's Share Acquisition Date but prior to the Related Person becoming a Related Person on the Related Person's Share Acquisition Date, by the affirmative vote of a majority of the members of the Disinterested Committee; or

        (b)    the Business Combination is with, with respect to, proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise with any Related Person whose Share Acquisition Date is either before the effective date of this Article IX, or on the effective date, but prior to the effective time of this Article IX.

Section 5.    Disinterested Committee.    The Disinterested Committee shall not be subject to any direction or control by the Board of Directors with respect to the committee's consideration of, or any action concerning, a Business Combination or acquisition of shares pursuant to this Article IX.

Section 6.    Fiduciary Duty.    Nothing contained in this Article IX shall be construed to relieve any Related Person of any fiduciary obligation imposed upon it by law.

Section 7.    Powers of Board.    A majority of the voting power of the entire Board of Directors shall have the power and duty to determine on the basis of the definitions provided in Section 1 of this Article IX and the information then known to them, whether (a) any Person is a Related Person, (b) any Person is an Affiliate or Associate of another, and (c) any director or individual is Disinterested. Any such determination made in good faith by a majority of the voting power of the entire Board of Directors shall be conclusive and binding for all purposes of this Article IX.

Section 8.    Duties.    The fact that any action or transaction complies with the provisions of this Article IX shall not be construed to waive or satisfy any other requirements of law, these Articles of Incorporation or the By-laws of this corporation, or to impose any fiduciary duty, obligation or responsibility in connection with the approval of such action or transaction or the recommendation to the shareholders of this corporation of its adoption or approval, nor shall such compliance limit, prohibit or otherwise restrict in any manner the evaluations of or actions and responses taken with respect to such action or transaction. All relevant factors, including without limitation, the social and economic effects on the employees, customers, suppliers and other constituents of this corporation and its Subsidiaries and on the communities in which this corporation and its Subsidiaries operate or are located, may be considered when evaluating any Business Combination.

Section 9.    Amendment of Article IX.    The foregoing provisions of this Article IX may be amended, altered or repealed only at a meeting of shareholders by the affirmative vote of (a) the holders of at least sixty-six and two-thirds percent (66 2/3%) of this corporation's outstanding shares entitled to vote on amendments to these Articles of Incorporation; and, in addition, (b) the holders of at least sixty-six and two-thirds percent (66 2/3%) of this corporation's outstanding shares entitled to vote that are Beneficially Owned by shareholders other than Related Persons; provided, however, that the provisions of this Section 9 shall not apply to any such amendment, alteration or repeal that shall have been approved and recommended to the shareholders for approval by the affirmative vote of a majority of the voting power of the entire Board of Directors.

Section 10.    Amendment of By-Laws.    The provisions of Section 1 of Article III of this corporation's By-Laws may be amended, altered or repealed only at a meeting of shareholders, called for such purpose, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of this corporation's outstanding shares entitled to vote; provided, however, that, notwithstanding the foregoing requirement, the Board of Directors may amend such Section 1 to increase the number of directors in the manner prescribed by law.

ARTICLE X
STOCK REPURCHASES FROM CERTAIN SHAREHOLDERS

Section 1.    Definitions.    As used in this Article X, the following terms and phrases shall have the respective meanings hereinafter set forth.

        (a)    The term "Affiliate" has the same meaning as provided in Subsection 1(a) of Article IX of these Articles of Incorporation.

        (b)    The term "Associate" has the same meaning as provided in Subsection 1(b) of Article IX of these Articles of Incorporation.

        (c)    The phrases "Beneficial Owner" and "Beneficially Owned" have the same meanings as provided in Subsection 1(c) of Article IX of these Articles of Incorporation.

        (d)    The term "Person" has the same meaning as provided in Subsection 1(i) of Article IX of these Articles of Incorporation.

        (e)    The phrase "Public Transaction" means any (1) purchase of voting securities offered pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, or (2) open market purchase of voting securities if, in either such case, the price and other terms of sale are not negotiated by the purchaser and seller of the legal or beneficial interest in such voting securities.

        (f)    The term "Subsidiary" has the same meaning as provided in Subsection 1(k) of Article IX of these Articles of Incorporation.

        (g)    The phrase "Substantial Shareholder" means any Person or group of two or more Persons who have agreed to act together for the purpose of acquiring, holding, voting or disposing of voting securities of this corporation who, (1) individually or together with its or their Associates or Affiliates, in the aggregate, is or are the Beneficial Owner(s) of securities of this corporation, or securities convertible into securities of this corporation, representing five percent (5%) or more of this corporation's outstanding shares entitled to vote, or (2) is or are assignee(s) of or has or have otherwise succeeded as, directly or indirectly, the Beneficial Owner(s) of any voting securities, or securities convertible into voting securities, of this corporation which were at any time within the three (3) year period immediately prior to the date in question Beneficially Owned by a Substantial Shareholder or any of its Associates or Affiliates, unless such assignment or succession shall have occurred pursuant to any Public Transaction or series of Public Transactions; provided, however, that the term "Substantial Shareholder" shall not include any benefit plan or trust now or hereafter established by this corporation or any of its Subsidiaries for the benefit of the employees of this corporation and/or any of its Subsidiaries or any trustee, agent or other representative of any such plan or trust.

        (h)    The phrase "Unaffiliated Director" means a director who is not a Substantial Shareholder, its Affiliate or Associate, or is not otherwise related thereto; provided, however, that no director shall be considered to be an Unaffiliated Director unless such director became a director of this corporation prior to the transaction or transactions in which such Substantial Shareholder or Substantial Shareholders became such, or was nominated, appointed or elected as a director of this corporation with the approval of at least two-thirds (2/3) of the Unaffiliated Directors in office at the time of such director's nomination, appointment or election.

Section 2.    Vote of Shareholders.    Notwithstanding any provision seemingly to the contrary in law, these Articles of Incorporation or the By-laws of this corporation, the affirmative vote of holders of a majority of this corporation's outstanding shares entitled to vote shall be required to approve the purchase or other acquisition by this corporation of shares of capital stock of this corporation if:

        (a)    such shares of capital stock are purchased from any Substantial Shareholder, its Affiliates or Associates at a price more than the average closing price for shares of capital stock of the same class (as the shares of capital stock being purchased from the Substantial Shareholder, its Affiliates or Associates), in the principal public market in which such shares of capital stock are actively traded, during the most recent five (5) trading days during which such shares have been traded preceding such purchase, or, if earlier, during the most recent five (5) trading days during which such shares have been traded preceding the date upon which this corporation and the Substantial Shareholder, its Affiliates or Associates enter into a binding agreement for such purchase; or if such shares are of a class or series not traded in a public market, then at a price more than the redemption price, if any, pertaining to such shares; or, if there is no such redemption price, at a price more than the liquidation preference, if any, pertaining to such shares; or, if there is no such liquidation preference, at a price more than the price(s) paid by such Substantial Shareholder, its Affiliates or Associates in acquiring such shares, determined on a first-in, first-out basis; and

        (b)    the Substantial Shareholder, its Affiliates or Associates has Beneficially Owned the shares of capital stock being purchased or any of them for less than two (2) years; and

        (c)    all other holders of shares of capital stock of the same class or series are not contemporaneously afforded the opportunity to sell to this corporation or any other Person, on terms and at a price determined by a majority of the Unaffiliated Directors of this corporation to be substantially as favorable as those afforded to the Substantial Shareholder, its Affiliates or Associates, the same percentage of such shares of capital stock held by them as equals that percentage of the shares of capital stock Beneficially Owned by the Substantial Shareholder which are to be purchased from the Substantial Shareholder, its Affiliates or Associates by this corporation.

Section 3.    Determinations By Unaffiliated Directors.    In the context of any transaction described in Section 2 of this Article X, the majority of the directors who are Unaffiliated Directors with respect to such transaction shall have the exclusive power and duty to determine, on the basis of information known to them after reasonable inquiry, whether a Person is (a) a Substantial Shareholder, (b) an Affiliate or Associate of a Substantial Shareholder, and (c) an Unaffiliated Director. Any such determination of a majority of the Unaffiliated Directors shall be final and binding in the absence of fraud or gross negligence by such Unaffiliated Directors.

Section 4.    Amendment of Article X.    The provisions of this Article X may be amended, altered or repealed only at a meeting of shareholders by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of this corporation's outstanding shares entitled to vote on amendments to these Articles of Incorporation; provided, however, that the provisions of this Section 4 shall not apply to any such amendment, alteration or repeal that shall have been approved and recommended to the shareholders for approval by a majority of Unaffiliated Directors.

ARTICLE XI
LIMITATION OF DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article XI shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or Section 80A.76 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article XI. If, after the effective date of this Article XI, the Minnesota Business Corporation Act is amended to authorize the further elimination or limitation of the liability of directors, then, in addition to the limitation on personal liability provided herein, the liability of a director of the corporation shall be limited to the fullest extent permitted by such amended Act. Any repeal or modification of this Article XI by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote the shares up until 11:59 p.m., Eastern Time, on Tuesday, June 23, 2009. Have your proxy card in hand when you access the Internet site and follow the prompts.

7601 PENN AVENUE SOUTH RICHFIELD, MN 55423

ELECTRONIC DELIVERY OF FUTURE INVESTOR COMMUNICATIONS
If you would like to reduce the costs incurred by BEST BUY CO., INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access investor communications electronically in future years.

VOTE BY TELEPHONE (WITHIN THE U.S. OR CANADA) - 1-800-690-6903
Use any touch-tone telephone to vote the shares until 11:59 p.m., Eastern Time, on Tuesday, June 23, 2009. Have your proxy card in hand when you call and follow the prompts.

VOTE BY MAIL
Mark, sign and date your proxy card, and return it in the postage-paid envelope we have provided or return it to BEST BUY CO., INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14904-P70975	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEST BUY CO., INC.

This Proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4, 5, 6, 7, 8 and 9.

			For All	Withhold All	For All Except

1.	Election of Directors		☐	☐	☐	To withhold authority to vote for any individual nominee(s), mark “For All-Except” and write the number(s) of the nominee(s) on the line below.

	1.1	Election of seven Class 2 Directors —

	01)	Ronald James
	02)	Elliot S. Kaplan
	03)	Sanjay Khosla
	04)	George L. Mikan III
	05)	Matthew H. Paull
	06)	Richard M. Schulze
	07)	Hatim A. Tyabji

	1.2	Ratification of one Class 1 Director —

	08)	Gérard R. Vittecoq

		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year that began on March 1, 2009.	☐	☐	☐

3.	Approval of amendments to our 2004 Omnibus Stock and Incentive Plan, as amended	☐	☐	☐

4.	Approval of an amendment to Article IX of our Amended and Restated Articles of Incorporation (“Articles”) to change the approval required for certain business combinations.	☐	☐	☐

5.	Approval of an amendment to Article IX of our Articles to decrease the shareholder approval required to amend Article IX.	☐	☐	☐

6.	Approval of an amendment to Article IX of our Articles to decrease the shareholder approval required to remove directors without cause.	☐	☐	☐

7.	Approval of an amendment to Article IX of our Articles to decrease the shareholder approval required to amend the classified board provisions in our Amended and Restated By-Laws.	☐	☐	☐

8.	Approval of an amendment to Article X of our Articles to decrease the shareholder approval required for certain repurchases of stock from substantial shareholders and make other related changes.	☐	☐	☐

9.	Approval of an amendment to Article X of our Articles to decrease the shareholder approval required to amend Article X.	☐	☐	☐

10.	In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.
☐

If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the accompanying postage-paid envelope. If shares are held by joint tenants or as community property, both shareholders must sign.

Yes	No
☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BEST BUY CO., INC.

REGULAR MEETING OF SHAREHOLDERS

9:30 a.m., Central Time, on Wednesday, June 24, 2009

Dear Best Buy Shareholder:

Your vote is important!  We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

Vote by Internet:	Go to www.proxyvote.com and follow the prompts.

Vote by Telephone:	Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts.

(If you vote by Internet or by telephone, please do not mail your proxy card.)

Receive Investor Communications Electronically:

Help us make a difference by eliminating paper mailings to your home or business. We will provide all future proxy materials and annual reports to you electronically, unless you indicate otherwise. You can, of course, change your preference and choose to receive paper copies of these materials at any time.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding the Availability of Proxy Materials for the Regular Meeting of Shareholders to be held on June 24, 2009:

Our Notice and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended February 28, 2009 are available at www.proxyvote.com.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

M14905-P70975

PROXY	PROXY

BEST BUY CO., INC.

7601 Penn Avenue South
Richfield, Minnesota 55423

This Proxy is Solicited on Behalf of the Board of Directors
for use at the Regular Meeting of Shareholders to be held on June 24, 2009

The undersigned appoint(s) Richard M. Schulze and/or Elliot S. Kaplan, each with the power of substitution, as his or her proxies (“Proxy Agents”) to vote as directed on the reverse side of this proxy card, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 27, 2009, at the Regular Meeting of Shareholders (the “Meeting”) to be held on Wednesday, June 24, 2009, at 9:30 a.m., Central Time, at the Best Buy Corporate Campus - Theater, 7601 Penn Avenue South, Richfield, Minnesota, or any postponement or adjournment of the Meeting. The undersigned acknowledges receipt of the Notice of 2009 Regular Meeting of Shareholders and the related Proxy Statement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8 AND 9, AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)